      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2000


                                                      REGISTRATION NO. 333-32584
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            GENOMETRIX INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               8731                              76-0634223
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                           2700 RESEARCH FOREST DRIVE
                            THE WOODLANDS, TX 77381
                                 (281) 465-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               MITCHELL D. EGGERS
                            CHIEF EXECUTIVE OFFICER
                             CHAIRMAN OF THE BOARD
                            GENOMETRIX INCORPORATED
                           2700 RESEARCH FOREST DRIVE
                            THE WOODLANDS, TX 77381
                                 (281) 465-5000
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

           STANFORD N. GOLDMAN, JR., ESQ.                           JUSTIN P. MORREALE, ESQ.
              WILLIAM T. WHELAN, ESQ.                                GERALD J. KEHOE, ESQ.
            MINTZ, LEVIN, COHN, FERRIS,                                 BINGHAM DANA LLP
              GLOVSKY AND POPEO, P.C.                                  150 FEDERAL STREET
                ONE FINANCIAL CENTER                                    BOSTON, MA 02110
                  BOSTON, MA 02111                                       (617) 951-8000
                   (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______________


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
                                                                                        PROPOSED
                                                                   PROPOSED              MAXIMUM
                                               AMOUNT               MAXIMUM             AGGREGATE
          TITLE OF EACH CLASS                   TO BE           OFFERING PRICE          OFFERING             AMOUNT OF
    OF SECURITIES TO BE REGISTERED          REGISTERED(1)        PER SHARE(2)           PRICE(2)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share        8,050,000             $12.00             $96,600,000            $25,503
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 1,050,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(a) under the Securities Act, as amended.
(3) A fee of $31,680 was paid in connection with our initial filing on March 15, 2000 which should result in a credit to us of $6,177 for future registrations.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY.


                   Subject to Completion, dated May 19, 2000

PROSPECTUS
                                7,000,000 Shares

                         [GENOMETRIX INCORPORATED LOGO]

                                  Common Stock
--------------------------------------------------------------------------------
This is our initial public offering of shares of common stock. We are offering 7,000,000 shares of our common stock. No public market currently exists for our shares. We have applied for quotation on the Nasdaq National Stock Market under the symbol "GNMX." We expect the initial public offering price to be between $10.00 and $12.00 per share.


Motorola, Inc., a collaborative partner and existing stockholder, has agreed to purchase 909,090 shares of common stock, subject to adjustments based on the final number of shares offered and offering price, in a private placement concurrent with this offering.


    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 6.

                                                               PER
                                                              SHARE      TOTAL
                                                              ------    --------
Public Offering Price.......................................  $         $
Underwriting Discount and Commissions.......................  $         $
Proceeds to Genometrix......................................  $         $

We have granted the underwriters a 30-day option to purchase up to an aggregate of 1,050,000 additional shares of common stock to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Lehman Brothers, on behalf of the underwriters, expects to deliver the shares of
common stock on or about June   , 2000.


--------------------------------------------------------------------------------

                              Joint Lead Managers
LEHMAN BROTHERS                                                        CHASE H&Q
                          ---------------------------
DAIN RAUSCHER WESSELS                                 THOMAS WEISEL PARTNERS LLC
                          ---------------------------
                            FIDELITY CAPITAL MARKETS
             a division of National Financial Services Corporation

               , 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     2
Risk Factors..........................     6
Special Note Regarding Forward-Looking
  Statements and Market Data..........    15
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Financial Data...............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    25

                                        PAGE
                                        ----
Management............................    44
Related Transactions..................    51
Principal Stockholders................    53
Description of Capital Stock..........    56
Shares Eligible for Future Sale.......    59
Underwriting..........................    61
Legal Matters.........................    64
Experts...............................    64
Where You Can Find Additional
  Information.........................    64
Index to Financial Statements.........   F-1

                            ------------------------

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. This preliminary prospectus is subject to completion prior to this offering.

     "Genometrix" and "GenoVista" are pending trademark applications of our subsidiary, Genometrix Genomics Incorporated, formerly known as Genometrix Incorporated.

     Until             , 2000, all dealers selling shares of the common stock,
whether or not participating in the public offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 6.

                                   GENOMETRIX


     We are a pioneer and leading provider of cost-effective, high throughput genomic services and information. Our founders filed the first patent covering our core electronic and optical DNA chip technology in 1991 in the early stage of the genomics field. We believe that applied genomics -- the practical use and understanding of genetic information and its relationship to disease -- is the key to reducing the risk, cost and lead-time of drug discovery and to the development of personalized medicine. We believe that our unified platform is the only technology that currently enables automated high throughput genotyping (the process of identifying an individual's genetic make-up), gene expression (a technique that shows whether or not a gene is activated) and, in the future, protein analysis on a single system. Our goal is to become the leading provider of high throughput genomic services to the pharmaceutical and biotechnology industries for the discovery and development of new drugs. And, in time, we plan to establish ourselves as the leading provider of high throughput genomic services to physicians in support of therapeutic treatments personalized for each patient's genetic profile.



     In November 1999, we commercially launched our genomic services through the GenoVista Partnership Program. Our current commercial customers are Schering-Plough Corporation and Procter & Gamble Pharmaceuticals. We also have research and development collaborations with the University of Arizona Cancer Center, the University of Texas M.D. Anderson Cancer Center, the National Cancer Institute and the U.S. National Center for Toxicological Research. In addition, we have formed a strategic partnership with Motorola, Inc. under which we entered into research and development agreements, preferred supplier arrangements and an agreement to license intellectual property relating to electrical DNA chip technology and hybridization (binding) chemistries primarily for Motorola's own commercial development of portable DNA-based clinical systems that are complementary to our genomic services. To date, Motorola has made an equity investment of $10 million in our Company and has agreed to purchase an additional $10 million of our common stock in a private placement concurrent with the closing of this offering.


MARKET OPPORTUNITY

     The first phase of the genomics revolution has focused on sequencing significant portions of DNA within the human genome. The next phase, applied genomics, is the effort to understand how genetic variation among individuals impacts disease and its treatment, and to use this information in the development of new therapeutics. Thousands of genes have been discovered and each gene is a potential drug target. As a result, a strong demand has emerged for efficient high throughput genomic services that reduce the time and cost of bringing a new drug to market and increase the success rate of therapeutic response. Overall, our technology leverages genomic information in a number of areas, including drug discovery and development, diagnostics and, eventually, personalized medicine. We believe our efficient, high throughput, on-line genomic services business will be especially suited to these market opportunities.

OUR SOLUTION


     We have developed a highly integrated technology platform that combines high throughput microarray analyses, automated sample handling, high capacity bioinformatics (the statistical analysis of biological data) and statistical genetics (the correlative analysis of many individuals and their genetic make-up). We are also amassing a repository of patient-consented samples with attendant clinical records for DNA analysis. These genomic services are conveniently provided on-line to our customers via secure Internet links. As a consequence, we offer a unified, high throughput solution to genomic-based drug discovery and development.

OUR STRATEGY

     Our goal is to establish our technology platform as the industry standard and to become the market leader in high throughput genomic services and information for the pharmaceutical and biotechnology industries (business to business), and subsequently for physicians in the clinical environment (personalized medicine). Unlike most of our competitors who provide product solutions to specific components of the drug discovery and development process, we offer a unified genomic service solution that can be employed throughout the pharmaceutical development process without customer investment in instrumentation. Key components of our strategy include the following:

     - establish, build and maintain strong commercial relationships with our biotechnology and pharmaceutical customers;

     - develop research and development collaborations with pharmaceutical, biotechnology and academic institutions;

     -     expand our proprietary solid-state DNA repository;

     -     generate and license intellectual property from our DNA repository;

     - develop genotype-based diagnostics to expand the applications of our core technology; and

     - establish genotyping and database services to facilitate personalized medicine.

OUR SERVICES

     We believe we have the only unified DNA chip microarray technology that can serve genotyping, gene expression and, in the future, protein analysis applications. We have developed and are commercializing the following services, which have been designed to promote access to genomic technologies and to facilitate use by pharmaceutical and biotechnology companies:

     - VistaMorph Genotyping Service, featuring high throughput genetic variation analysis using standard or custom microarrays;

     - VistaExpress Gene Expression Service, which enables researchers to efficiently profile gene expression patterns across thousands of biological samples;

     - VistaLogic Information System, an Internet-based application software providing a user friendly interface between Genometrix and our customers; and

     - VistaClinic DNA Repository, a collection of DNA samples and attendant clinical records which will be available to our customers for large-scale genotyping analysis.

OUR HISTORY

     Genometrix Incorporated was incorporated in Delaware on March 10, 2000 and is the holding company of Genometrix Genomics Incorporated, the operating entity formerly known as "Genometrix Incorporated," incorporated in Delaware on May 28, 1993. Our principal executive offices are located at 2700 Research Forest Drive, The Woodlands, TX 77381. Our telephone number at that address is (281) 465-5000. We maintain a web site on the Internet at www.genometrix.com. We do not intend for the information on our web site to be part of this prospectus.

                                  THE OFFERING

Common stock offered in this
offering.........................    7,000,000 shares

Common stock to be outstanding
after this offering..............    30,068,437 shares

Use of proceeds..................    Support and expand our commercialization
                                     activities, expand our DNA repository and research and development efforts and working capital and other general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol...........................    GNMX

     The number of shares of common stock to be outstanding after the offering does not include:

     - 3,906,530 shares of common stock that may be issued upon the exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $2.06 per share;

     - warrants to purchase 241,970 shares of Series B Convertible Preferred Stock at an exercise price of $1.10 per share which will be automatically converted into warrants to purchase an equivalent number of common shares at the same exercise price upon completion of this offering; and

     - 784,887 shares of common stock that we could issue under our 1994 Stock Plan and 5,000,000 shares we could issue under our 2000 Employee, Director and Consultant Stock Option Plan.

                            ------------------------

     Unless otherwise indicated, all information contained in this prospectus:

     - Assumes that the underwriters do not exercise their over-allotment option;

     - Assumes we adopt and file an Amended and Restated Certificate of Incorporation and the adoption of restated By-Laws upon completion of this offering;

     - Shows a common stock equivalent number of shares for our Series A and Series B Convertible Preferred Stock amounts outstanding to reflect an adjustment to conversion price ratio of each series for a 10 for 1 split of our common stock that occurred on May 25, 1998;

     - Reflects the automatic conversion of all of our outstanding shares of preferred stock into a total of 8,973,254 shares of common stock upon completion of this offering;

     - Reflects the conversion of notes payable from a 1996 financing and related accrued interest as of March 31, 2000 into 403,280 shares of common stock upon completion of this offering;


     - Assumes the exercise of 870,274 common stock purchase warrants immediately prior to completion of this offering under binding subscription agreements with the warrant holders; and


     - Reflects the purchase by Motorola of 909,090 shares of common stock at an assumed price of $11.00 per share in a private placement concurrent with the closing of this offering.

                             SUMMARY FINANCIAL DATA

     The following is a summary of our historical financial data and is not necessarily indicative of future anticipated results of operations. The statements of operations data for each of the five years ended September 30, 1995, 1996, 1997, 1998 and 1999 and the balance sheet data for the year ended September 30, 1999 have been derived from our audited financial statements. The statements of operations data for the six months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 have been derived from our unaudited financial statements. The financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the notes thereto and any other information contained in this prospectus.


                                                                                                                 SIX MONTHS
                                                                        YEAR ENDED SEPTEMBER 30,              ENDED MARCH 31,
                                                              --------------------------------------------   ------------------
                                                               1995     1996     1997     1998      1999      1999       2000
                                                              ------   ------   ------   -------   -------   -------   --------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Grant and contract research revenue.......................  $  714   $  796   $  970   $ 1,467   $ 1,637   $   757   $    779
  Service revenue...........................................      --       --       34        77        14        --        380
  License and royalty revenue...............................      --       --       --        --        --        --        125
                                                              ------   ------   ------   -------   -------   -------   --------
Total revenue...............................................     714      796    1,004     1,544     1,651       757      1,284
Costs and expenses:
  General and administrative................................     528      823      533     1,412     3,514     1,359      3,246
  Research and development..................................     535      596      635     1,435     2,603     1,090      2,676
  Amortization of deferred stock compensation...............      --       --       --        --        --        --        998
  Expense related to beneficial conversion feature of
    preferred stock.........................................      --       --       --        --        --        --      3,709
                                                              ------   ------   ------   -------   -------   -------   --------
Total costs and expenses....................................   1,063    1,419    1,168     2,847     6,117     2,449     10,629
                                                              ------   ------   ------   -------   -------   -------   --------
Operating loss..............................................    (349)    (623)    (164)   (1,303)   (4,466)   (1,692)    (9,345)
Net loss....................................................    (394)    (689)    (304)   (1,715)   (4,370)   (1,695)    (9,226)
Dividend related to beneficial conversion feature of
  preferred stock...........................................      --       --       --        --        --        --     (3,180)
                                                              ------   ------   ------   -------   -------   -------   --------
Net loss attributable to common stockholders................  $ (394)  $ (689)  $ (304)  $(1,715)  $(4,370)  $(1,695)  $(12,406)
                                                              ======   ======   ======   =======   =======   =======   ========
Net loss per common share, basic and diluted................  $ (.04)  $ (.07)  $ (.03)  $  (.16)  $  (.39)  $  (.15)  $  (1.06)
                                                              ======   ======   ======   =======   =======   =======   ========
Shares used in computing net loss per common share, basic
  and diluted...............................................   9,046   10,300   10,416    10,629    11,109    11,027     11,697
Pro forma net loss per common share, basic and diluted......                                       $  (.21)            $   (.57)
                                                                                                   =======             ========
Shares used in computing pro forma net loss per common
  share, basic and diluted..................................                                        21,148               21,736



                                                                                                               PRO FORMA
                                                                                               PRO FORMA      AS ADJUSTED
                                                               SEPTEMBER 30,     MARCH 31,     MARCH 31,       MARCH 31,
                                                                   1999            2000         2000(1)         2000(2)
                                                               -------------     ---------     ----------     -----------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 7,369        $  8,165       $ 10,458       $ 90,868
Working capital.............................................        6,327           6,976          9,712         90,122
Total assets................................................       10,721          14,193         16,485         96,895
Accumulated deficit.........................................       (7,635)        (16,861)       (16,861)       (16,861)
Total stockholders' equity..................................        9,169          11,834         14,570         94,980


---------------

(1) The pro forma balance sheet data gives effect to (i) the conversion of all 8,973,254 outstanding shares of convertible preferred stock into 8,973,254 shares of common stock, (ii) the conversion of notes payable with a principal face amount of $300,000 and related accrued interest of $143,608 into 403,280 shares of common stock and (iii) the assumed exercise under binding subscription agreements with the warrant holders of 870,274 outstanding common stock purchase warrants into an equivalent number of shares of common stock at a weighted average exercise price of $2.63 per share upon completion of this offering.


(2) The adjusted pro forma balance sheet data reflects the sale of 7,000,000 shares of our common stock offered by us at an assumed initial public offering price of $11.00 per share, less underwriting discounts and commissions and the estimated offering expenses payable by us and the purchase by Motorola of 909,090 shares of common stock at an assumed price of $11.00 per share in a private placement concurrent with the closing of this offering.

                                  RISK FACTORS

     An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. Our business and results of operations could be seriously harmed by any of the following risks. This could cause the trading price of our common stock to decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE ENTERPRISE. IF WE DO NOT SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, THEN OUR BUSINESS MAY FAIL.

     We commenced operations in 1993 and are in the early stage of commercializing our services. While we are beginning to generate revenues from this commercialization, we have incurred significant losses to date and our revenues have been almost exclusively derived from grants from governmental bodies and from universities. Substantially all of our resources have been dedicated to developing our high throughput microarray technology and genomic services infrastructure. We cannot assure you that we will successfully design, develop, market, manufacture or sell any future products or services, or that we will be able to sustain or increase revenue from our current services. Our failure to generate positive cash flow could cause our business to fail and ultimately, shut down.

     Our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:

     - to obtain sufficient capital to support the expenses of developing our technology and commercializing our products and services;

     - to develop a market and attract customers for our products and services;

     - to successfully transition from a company with a research focus to a company capable of supporting commercial activities;

     -     to successfully execute our business strategy;

     - to attract and retain qualified management, sales, technical and scientific staff; and

     -     to manage our growth.

     Our operations also may be affected by problems frequently encountered with the use of new technologies and by the competitive environment in which we operate, and by the risks detailed below.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.


     We have an accumulated deficit of $16.9 million as of March 31, 2000 and expect that we will continue to incur additional net operating losses for the foreseeable future. These losses may increase as we expand our investment in microarray technology and genomic services infrastructure. Since we are in the early stages of commercializing our business, we face significant challenges in simultaneously expanding our operations, pursuing key scientific goals and attracting customers for our services. As a result, there is a high degree of uncertainty that we will be able to achieve significant revenue or profitability.


WE MAY NEED ADDITIONAL CAPITAL TO SUPPORT OUR OPERATIONS, WHICH MAY BE UNAVAILABLE OR COSTLY.

     Based on our current plans, we believe that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements through at least December 2001. However, we may need to raise additional capital to fund our research and development programs, to scale up manufacturing activities, to expand our sales and marketing capabilities and to fund unforeseeable expenses. Future collaborations may require us to commit substantial capital. We cannot assure you that additional financing will be available when needed, or that, if available, it will be obtained on favorable terms. Our failure to raise capital on acceptable terms when needed could result in a shortage of funds to finance our research and development activities and commercialization strategy such that we might never become profitable. Many factors, some of which are beyond our control, will determine our funding requirements and we may need funds sooner than currently anticipated. These factors include:

     - our level of success in selling our high throughput VistaMorph Genotyping Services, our VistaExpress Gene Expression Services and our VistaClinic DNA Repository and related database and in developing and selling other genomic services which use our high throughput microarray technology;

     - our ability to establish, maintain and successfully implement collaborations;

     - our ability to add customers and to generate additional business from existing customers;

     -     the level of our manufacturing, sales and marketing expenses;

     - the level of our expenses associated with unforeseen litigation or other extraordinary items;

     - the costs and timing of defending our proprietary rights and of obtaining new patent rights; and

     - regulatory changes, competition and technological developments in the market.

     If we require additional funds but are unable to obtain them on favorable terms, we may have to substantially reduce or eliminate expenditures for further commercialization of our products, sell some or all of our technology or assets, or merge with another entity. If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted and debt financing, if available, may include restrictive covenants.

IF WE FAIL TO CONVINCE PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES AND OTHER HEALTH CARE PROVIDERS TO PURCHASE OUR SERVICES, OUR COMMERCIALIZATION STRATEGY COULD FAIL.

     In the near-term we must be able to convince pharmaceutical companies of our ability to assist in discovering complex connections between genetic profiles, disease risk and therapeutic response so as to enhance drug discovery and development. In the long-term, our commercial objectives include playing a key role in the provision of "personalized medicine." The commercial success of our services depends upon continuing and expanding market acceptance of our high throughput microarray platform, genomic services and VistaClinic DNA Repository by pharmaceutical and biotechnology companies, academic research centers, government-funded research laboratories and physicians. Market acceptance depends on many factors, including demonstrating to customers that our technology and services are superior to and more cost-effective than other technologies and services which are available now or which may become available in the future.

     Our newly launched GenoVista Partnership Program offers high throughput custom microarray fabrication and analysis services for genotyping and gene expression profiling. Although we are beginning to obtain revenue from this program, we may be unable to sustain or grow these revenues. We must be able to market and sell our capabilities to many areas within the pharmaceutical drug discovery development process, including target identification, target validation, primary screening, lead optimization and preclinical and clinical development. We may not, however, succeed in selling our services and in maintaining annual subscriptions to our database with pharmaceutical companies. The cost of our services and subscriptions may deter certain potential customers and we may be required to discount the price of our services. Pharmaceutical and biotechnology companies may not agree to purchase our services at the anticipated subscription rate. Potential customers will need to be trained to use our technology to benefit from its capabilities and we may be unable to provide sufficient training and technical support to facilitate our customers' projects. If we do not attract and retain customers for our services, we will not generate sufficient revenues to become profitable. Our business, if not profitable, will eventually fail.

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

WE MAY BECOME INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME OR ALL OF OUR INTELLECTUAL PROPERTY RIGHTS, AND THEREBY REDUCE OUR ABILITY TO COMPETE IN OUR MARKETS.

     Our success may depend on our ability to obtain and defend patent rights and trade secrets. Our patent rights may not afford adequate protection for our technology. Others may challenge our patents and, as a result, our patents could be held invalid or unenforceable. In addition, our patent applications may not result in the issue of patents in the United States or foreign countries. Competitors may develop products similar to ours that do not infringe our patents. In addition, others may develop high throughput microarray systems and other technology in violation of our patents or independent of our patents that may reduce the market for our services. In order to protect or enforce our patent rights, it may be necessary to undertake patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits can be expensive, take significant time, divert management's attention from other business concerns and may provoke third parties to assert their patents against us. The patent position of biotechnology firms is generally uncertain, involves complex legal and factual questions, and has been subject to litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, the approval or rejection of patent applications may take several years.

THE RIGHTS WE RELY UPON TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND REDUCE OUR ABILITY TO COMPETE IN OUR MARKETS.

     We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS AND WITHOUT OTHERS INFRINGING ON OR MISAPPROPRIATING OUR PROPRIETARY RIGHTS.

     To date, we have received no notices alleging that we are infringing the patents of any third party. Nonetheless, we may in the future be sued for infringing the patent rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our financial condition and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to cease the allegedly infringing activity or to obtain a license. Such a required license may not be available to us or may not be available on acceptable terms. In addition, some licenses may be non-exclusive, so that our competitors may have access to the same technology licensed to us. If we fail to obtain a required license, or are unable to design around a third party patent, we may be required to stop providing a particular service or product that incorporates such intellectual property, which could result in a loss of revenue and customers.

     Other companies may infringe on or misappropriate our proprietary rights that are necessary for the operation of our business. Litigation to enforce our proprietary rights could be expensive and time-consuming, especially if the other parties to such litigation commit greater financial resources and personnel. We may decide not to enforce our proprietary rights because of the high cost and personnel required to prosecute any such case. In the event we fail to enforce our proprietary claims, or are unsuccessful at enforcing such claims, our competitors may utilize our technology in their products and harm us competitively by selling products based on our technology without the associated costs of our research and development efforts and also by diverting our customers to their products.

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

IF THE RIGHTS TO TECHNOLOGY THAT WE HAVE LICENSED FROM THIRD PARTIES CHANGE OR TERMINATE, OUR COMMERCIALIZATION EFFORTS COULD BE DELAYED OR FAIL.

     Our core technology has been licensed from third parties. We have exclusive rights to our core technology, but these exclusive rights terminate in 2006, and may be extended after good faith negotiations as provided in the agreement, but there can be no assurance that the licensor will extend such exclusivity on commercially reasonable terms, or at all. In addition, changes to or termination of our agreements with these third parties could result in losing access to this technology and could delay or suspend our overall commercialization efforts. For example, the academic institutions from whom we license rights to electrokinetic hybridization technologies may refuse to license these rights to us, or may insist on licensing these rights on commercially unreasonable terms. Such failure to maintain the right to license such technologies could require us to cease providing services or products utilizing such licensed technology, and therefore, may result in loss of revenue streams and customers for our business.

WE MAY BE UNABLE TO OBTAIN LICENSES TO PATENTED SNPS WHICH COULD PREVENT US FROM OBTAINING SIGNIFICANT REVENUE OR BECOMING PROFITABLE.

     The U.S. Patent and Trademark Office has issued at least one patent to a third party relating to a single nucleotide polymorphism (SNP). If important SNPs are patented, we will need to obtain rights to those SNPs in order to develop, use and sell related assays. Required licenses may not be available on commercially acceptable terms, or at all. If we fail to obtain licenses to important patented SNPs, we may never achieve significant revenue or become profitable.

WE DEPEND, AND EXPECT TO DEPEND IN THE FORESEEABLE FUTURE, ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. THE LOSS OF ANY ONE OR MORE OF THESE CUSTOMERS, OR A REDUCTION IN SERVICES REQUIRED BY OUR CUSTOMERS, COULD RESULT IN A SUBSTANTIAL DECLINE IN OUR REVENUE.

     For the foreseeable future, we expect that our customers will be concentrated in a limited number of pharmaceutical and biotechnology companies, academic research centers and government-funded research laboratories. As a result, our financial performance may depend on large orders from a limited number of customers, and the loss of, or reduction in, the purchase of our services from our customers could harm our revenue stream and our ability to become profitable. Also, if consolidation trends in the pharmaceutical and biotechnology industries continue, the number of our current and potential customers could decrease. If this occurs, large customers may seek reductions in the prices of our services based on volume purchases.

ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION MAY REDUCE THE OVERALL MARKET FOR OUR SERVICES.

     We believe that the value of our VistaClinic DNA Repository to customers will depend upon our success in collecting and archiving patient-consented biological samples and medical records and in providing rapid responses to requests for customized and existing microarrays and samples. Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of information obtained from genetic testing or may prohibit testing for genetic predisposition to certain conditions, particularly for those conditions that have no known cure. The successful development of our VistaClinic DNA Repository depends upon collecting a large number of biological samples and accompanying patient medical records, for which we must obtain patient consent. Individuals may not give such consent due to concerns about the privacy and use of medical records and biological specimens. Failure to develop a sufficient database and archive would make our bioinformatics services less valuable to customers and could result in a loss of revenue for our business.

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

THE FAILURE OF OUR CUSTOMERS TO SUCCESSFULLY COMMERCIALIZE PRODUCTS THAT WERE DEVELOPED USING OUR PRODUCTS AND SERVICES COULD SUBSTANTIALLY HARM OUR BUSINESS.

     Our business model for earning revenues includes a royalty-sharing provision with customers who develop products using our genotyping and gene expression services and our bioinformatics services. If our customers fail to commercialize products using our products and services, we will not realize this potential stream of revenue and such failure could substantially harm our business. Moreover, there is no assurance that customers will agree to a royalty-sharing provision even if their own commercialization efforts are successful. The failure to share in our customers' commercialization efforts may substantially harm our business.

ANY SIGNIFICANT REDUCTION, DELAY OR TERMINATION OF RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT FUNDING COULD LIMIT OUR MARKET AND HARM OUR BUSINESS.

     Our customers include researchers at pharmaceutical and biotechnology companies, at academic institutions and at government and private laboratories. If our customers reduce their research and development budgets, they may reduce the services they purchase from us, and we may not earn sufficient revenues to become profitable.

     A significant portion of our services is provided to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as, for example, the U.S. National Institutes of Health ("NIH"). Although the level of NIH research funding has increased during the past several years, these increases may not continue or research funding may be reduced. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. A reduction in government funding for the NIH or other government research agencies could result in a shortage of funds for our research and development efforts.

     Our academic customers generally receive funds from approved grants at particular times of the year. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales and operating results.

THE SALES CYCLE FOR OUR SERVICES IS LENGTHY. WE MAY EXPEND SUBSTANTIAL FUNDS AND MANAGEMENT EFFORT WITH NO ASSURANCE OF SUCCESSFULLY SELLING OUR SERVICES.

     Our ability to obtain customers for our services depends in significant part upon the perception that our services can help accelerate drug discovery and development efforts. The sales cycle is typically 9 to 12 months due to the education effort that is required. Our sales effort requires the effective demonstration of the benefits of our technology and services to and significant training of many different departments within a potential customer. These departments might include research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. Our marketing and sales force may not be sufficiently large or knowledgeable to successfully undertake these efforts. We may expend substantial funds and management effort with no assurance that we will successfully sell our services.

OUR PHARMACEUTICAL CUSTOMERS MUST USUALLY OBTAIN REGULATORY APPROVAL TO MARKET THEIR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, AND IF THEY FAIL TO OBTAIN SUCH APPROVALS AND TO COMMERCIALIZE PRODUCTS DEVELOPED WITH GENOMIC INFORMATION WE PROVIDE THEM, OUR MARKETS COULD BE LIMITED AND OUR BUSINESS HARMED.

     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product that our pharmaceutical customers develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process overseen by the FDA. It typically takes many years and substantial resources to satisfy regulatory requirements, depending upon the type, complexity and novelty of the product. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

     Before commencing clinical trials in humans, pharmaceutical companies must submit applications to, and receive approval from, the FDA. Clinical trials also are subject to oversight by institutional review boards. Before receiving FDA clearance to market a product, pharmaceutical companies must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the pharmaceutical company.

     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by our pharmaceutical customers based on genomic information we provide will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, a pharmaceutical company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

IF WE BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION, OUR COMMERCIALIZATION EFFORTS COULD FAIL.

     Our services are not currently subject to regulation by the FDA, although the products of many of the pharmaceutical and biotechnology companies to which we market our services are regulated by the FDA. The interest of the FDA or other governmental agencies in our services may increase as the number of pharmaceuticals and other products developed using our technology increases. We are subject to laws and regulations pertaining to the protection of human subjects and to genetic privacy. For example, we are subject to the Policy for the Protection of Human Subjects, a body of regulations which applies to all federally funded research on humans. In addition, although we are not a "covered entity" under the Health Insurance Portability and Accountability Act (HIPAA), health plans from whom we may seek clinical information for our VistaClinic DNA Repository are covered entities, and their compliance with HIPAA will place additional administrative and cost burdens on Genometrix and will affect our ability to obtain individual health information from covered entities. If we fail to obtain such clinical information, it could affect the usefulness of our VistaClinic database to our customers and may result in a loss of those customers and a decrease in our revenues.

THERE IS A SHORTAGE OF WORKERS WITH THE NECESSARY SCIENTIFIC AND TECHNICAL BACKGROUND TO PERFORM OUR WORK. IF WE FAIL TO ATTRACT AND RETAIN PRINCIPAL MEMBERS OF OUR MANAGEMENT, SALES AND SCIENTIFIC STAFF, OUR PRODUCTION CAPABILITIES AND REVENUE STREAM COULD SUFFER.

     Our success depends on our ability to attract, retain and motivate highly skilled managers, biochemists, engineers, other scientists and technicians and sales persons and particularly on our ability to retain our current Chief Executive Officer, Mitchell D. Eggers, and Chief Scientific Officer, Michael Hogan. Our ability to maintain, expand or renew existing arrangements with our customers, enter into new arrangements and provide additional services to our existing customers depends, in large part, on our ability to hire and retain scientists and technicians with the skills necessary to keep pace with continuing changes in genomic and proteomic research. We believe that there is a shortage of, and significant competition for, scientists and technicians with the skills and experience in chemistry and engineering necessary to perform the services we require and that our competitors may actively seek to divert our employees. We compete with the research departments of pharmaceutical companies, biotechnology

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

companies, combinatorial chemistry companies, contract research companies, hospitals and research and academic institutions for new personnel. Our inability to hire additional qualified personnel may materially adversely affect our future growth. In addition, our inability to hire additional qualified personnel may require an increase in the level of responsibility for both existing and new personnel. We cannot assure you that we will be successful in attracting, retaining or motivating our scientific, technical and sales personnel. Any failure on our part to hire, train and retain sufficient qualified personnel would result in a slow-down in our production capabilities and might result in a reduction in our revenue stream.

WE DEPEND ON VENDORS TO SUPPLY US WITH COMPONENTS OF OUR PRODUCTS. IF SUCH COMPONENTS ARE NOT AVAILABLE, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

     We rely to a substantial extent on outside vendors to manufacture many of the components used in our microarrays and other technology and in providing our genomic services. Some of these components and materials are obtained from a single supplier or a limited group of suppliers. Our reliance on outside vendors generally and on a sole or a limited group of suppliers in particular, involves several risks, including:

     - the inability to obtain an adequate supply of required components due to constraints in manufacturing capacity, a discontinuance of a product by a third-party manufacturer or other supply constraints;

     -     reduced control over quality and pricing of components; and

     -     delays and long lead times in receiving materials from vendors.

     Any interruption in the supply of a single-sourced product would have a material adverse effect on our ability to increase the number of work stations we have in production and on our overall throughput until a new source of supply is qualified. We may be unable to secure a sufficient alternative source within a reasonable time period, or on commercially reasonable terms, if at all. If we are unable to obtain the components we need for our work stations and other technology on favorable terms, our throughput will be reduced and we may not be able to meet our customers' product needs, resulting in a loss of revenues for our business.

IF WE FAIL TO ACHIEVE AND MAINTAIN THE HIGH MANUFACTURING STANDARDS THAT OUR MICROARRAYS AND OTHER TECHNOLOGY REQUIRE, WE WILL NOT BE SUCCESSFUL.

     The production of our microarrays requires careful calibration and precise, high-quality manufacturing. Our failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, design defects or component failures, could result in delays or failures in technology testing or service delivery, cost overruns or other problems that could seriously hurt our business. Despite our high manufacturing standards, we cannot completely eliminate the risk of errors, defects or failures. If we are unable to manufacture the components of our high throughput microarray technology on a timely basis at acceptable quality and cost, or if we experience unanticipated technological problems or delays in production, customers may reject our products and our goodwill may be harmed.

     The manufacture of our technology is and will continue to be complex and costly, requiring a number of separate processes and components. Achieving precision and quality control requires skill and diligence by our personnel. Further, to be successful, we believe we will need to increase our manufacturing capacity.

     We may experience difficulties in scaling up manufacturing of new services and products, including problems related to quality control and assurance, component and service availability, adequacy of control policies and procedures and lack of skilled personnel. If we cannot hire, train and retain enough experienced and capable scientific and technical workers, we may not be able to manufacture sufficient quantities of our current or future technology and products at an acceptable cost and on time, which could limit market acceptance of our technology.

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SECURITY BREACHES INTO OUR VISTALOGIC INFORMATION SYSTEM COULD RESULT IN
LAWSUITS OR A LOSS OF CUSTOMERS.

     If any customer data transmitted over the Internet through our VistaLogic Information System is intercepted or destroyed by hackers, computer viruses, programming errors or any similar malfunction, we could be subject to lawsuits or loss of customers. We may be required to spend substantial amounts to protect against security breaches or to ameliorate problems caused by such a security breach. Breaches of our security could result in losing customer confidence and the goodwill of the public, resulting in material harm to our business.

IF OUR FACILITY IS DAMAGED, WE COULD EXPERIENCE LOST REVENUE AND OUR BUSINESS COULD BE SERIOUSLY HARMED.

     Our only facility is located in The Woodlands, Texas, near Houston. Damage to our facility due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease development and manufacturing of our products. We do not currently have a backup DNA repository for housing our blood samples. We have limited insurance to protect against business interruption; however, there can be no assurance that this insurance will be adequate or that it will continue to be available to us on commercially reasonable terms, or at all.

OUR COMPETITORS MAY DEVELOP SUPERIOR TECHNOLOGIES, SO THAT ONE OR MORE OF OUR PRODUCTS AND SERVICES BECOMES OBSOLETE.

     The biotechnology industry is characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to the new technologies germane to our business. Other companies may develop competing technologies that are superior to our technologies. These companies may also be more effective in implementing their technologies to develop commercial products and services. Our failure to discover or to commercialize new technologies or to respond to technological advances and emerging industry standards could impair our ability to attract and retain customers for our products and services.

IF PRODUCT LIABILITY CLAIMS ARE SUCCESSFULLY BROUGHT AGAINST US, WE COULD FACE SUBSTANTIAL LIABILITIES THAT EXCEED OUR RESOURCES.

     Our business exposes us to potential product liability claims that are inherent in the life science field. Any product liability claim for which the company would be responsible for payment would have to be paid out of our cash reserves which would have a detrimental effect on our financial condition, results of operations and cash flows. Also, we cannot assure you that we can or will maintain insurance policies on commercially acceptable terms, or at all.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. RESPONDING TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

     We use controlled hazardous and radioactive materials in our business. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be liable for any damages that result, which could seriously harm our business. Additionally, an accident could damage our research and operations, resulting in delays and increased costs.

RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will, in aggregate, beneficially own approximately 41.8% of our outstanding common stock or 40.4% if the underwriters' over-allotment option is exercised in full. As a

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

result, these persons, acting together, will have the ability to significantly impact the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, will have significant ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

     -     delaying, deferring or preventing a change in control of our company;

     - impeding a merger, consolidation, takeover or other business combination involving our company; or

     - discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

     Please see "Principal Stockholders" for additional information on concentration of ownership of our common stock.

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE, WHICH IN TURN COULD AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND THE COMMERCIALIZATION OF OUR SERVICES.

     The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

     -     actual or anticipated variations in quarterly operating results;

     -     announcements of technological innovations by us or our competitors;

     - new products or services introduced or announced by us or our competitors;

     -     changes in financial estimates by securities analysts;

     - conditions or trends in the biotechnology, pharmaceutical and genomics industries;

     -     changes in the market valuations of other similar companies;

     - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     -     additions or departures of key personnel; and

     -     sales of our common stock.

     In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could deplete our resources and ultimately cause our business to fail.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of substantial amounts of our common stock in the public market after this offering could seriously harm prevailing market prices for our common stock. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. The number of additional shares available for sale in the public market will be affected by restrictions imposed by:

     - the Securities Act and related rules, including the volume and other restrictions of Rule 144; and

     - lock-up agreements between us and our stockholders or between stockholders and the underwriters.

     Please see "Shares Eligible for Future Sale" for a description of the number of shares that may be sold by existing stockholders in the future.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES.

     We expect the initial public offering price will be substantially higher than the tangible net book value per share of the common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution. The net tangible book value of a share of common stock purchased at the assumed initial public offering price of $11.00 per share will be only $3.15. In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price, which will result in additional dilution when and if they are exercised.

     Please see "Dilution" for more information about the dilutive effect of this offering.

       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

     In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable words. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

     This prospectus also contains market data related to our business and the specific segments of the genomics industry in which we compete. This market data includes statistics that are based on a number of factors and were prepared by third parties unrelated to us. Our markets may not grow at the rates historically experienced or at growth rates implied by these statistics, or at all. The failure of these markets to grow at implied rates may have a material adverse impact on our business and the market price of our common stock.

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

                                USE OF PROCEEDS

     The net proceeds that we will receive from the sale of our shares of common stock in this offering and the purchase by Motorola of 909,090 shares of common stock in a private placement concurrent with the closing of this offering are estimated to be $80.4 million, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming an initial public offering price of $11.00 per share. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds from this offering will be $91.2 million.

     Our management will have broad discretion as to the use of proceeds from this offering. We intend to use the net proceeds of this offering to support and expand our commercialization activities, expand our DNA repository and our research and development efforts and for working capital and other general corporate purposes.

     At the present time, we have no understandings, commitments or agreements with respect to any material business acquisition. Pending the use of the net proceeds of this offering for the purposes described above, we intend to invest these proceeds in short-term, interest-bearing, investment-grade securities.


     At the present time, we do not have any specific plans as to the allocation of the net proceeds of the offering. The foregoing discussion is based on our current intentions and we may allocate the net proceeds among these purposes as we determine is prudent. The amounts and timing of our actual expenditures depend on several factors, including future sales growth, the progress of our product development efforts and the amount of cash generated or used by our operations. Other market factors may require us to allocate portions of the net proceeds for purposes other than those described above.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We intend to retain any earnings to fund our future growth and the operation of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

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                                 CAPITALIZATION

     The following table presents the following information:

     -     Our actual capitalization as of March 31, 2000;


     - Our pro forma capitalization reflecting (i) the conversion of all 8,973,254 outstanding shares of convertible preferred stock into 8,973,254 shares of common stock, (ii) the conversion of notes payable with a principal face amount of $300,000 and related accrued interest of $143,608 into 403,280 shares of common stock and (iii) the assumed exercise of 870,274 outstanding common stock purchase warrants under binding subscription agreements with the warrant holders into an equivalent number of shares of common stock at a weighted average exercise price of $2.63 per share upon completion of this offering; and


     - Our pro forma as adjusted capitalization reflecting the sale of 7,000,000 shares of common stock offered by us at an assumed initial offering price of $11.00 per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us and the purchase by Motorola of 909,090 shares of common stock at an assumed price of $11.00 per share in a private placement concurrent with the closing of this offering.


                                                                       MARCH 31, 2000
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Convertible notes payable.................................  $    300    $     --       $    --
                                                            ========    ========       =======
Stockholders' equity:
Convertible preferred stock, $.001 par value, 11,823,381
  shares designated, 8,973,254 issued and outstanding,
  actual; 6,000,000 shares authorized, no shares issued
  and outstanding, pro forma and pro forma as adjusted....         8          --            --
Common stock, $.0001, par value, 36,000,000 shares
  authorized, 12,712,539 shares issued and 11,912,539
  shares outstanding, actual; 22,959,347 issued and
  22,159,347 outstanding, pro forma; $.01, par value,
  75,000,000 shares authorized, 30,868,437 issued and
  30,068,437 outstanding, pro forma as adjusted...........         1           2           309
Additional paid-in-capital................................    35,892      38,635       118,738
Accumulated deficit.......................................   (16,861)    (16,861)      (16,861)
Deferred stock-based compensation.........................    (7,206)     (7,206)       (7,206)
Treasury stock, 800,000 shares at cost....................        --          --            --
                                                            --------    --------       -------
Total stockholders' equity................................  $ 11,834    $ 14,570       $94,980
                                                            ========    ========       =======


     The table above excludes:

     - 3,906,530 shares issuable upon exercise of options as of March 31, 2000 at a weighted average exercise price of $2.06 per share;

     - 784,887 additional shares as of March 31, 2000 that we could issue under our 1994 Stock Plan;

     - 5,000,000 shares authorized as of March 2000 that we could issue under our 2000 Employee, Director and Consultant Stock Option Plan; and

     - warrants to purchase 241,970 shares of Series B Convertible Preferred Stock at an exercise price of $1.10 per share, which shall be automatically converted into warrants to purchase an equivalent number of common shares at the same exercise price upon completion of this offering.

                                    DILUTION


     The pro forma net tangible book value of our common stock on March 31, 2000, after giving effect to (i) the conversion of all of our outstanding preferred stock into a total of 8,973,254 shares of common stock, (ii) the assumed exercise under binding subscription agreements with the warrant holders of all 870,274 outstanding common stock purchase warrants into an equivalent number of shares of common stock at a weighted average exercise price of $2.63 per share and (iii) the conversion of $300,000 in notes payable and related accrued interest of $143,608 into 403,280 shares of common stock upon completion of this offering was $14.3 million or $.64 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Assuming the sale by us of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and the purchase by Motorola of 909,090 shares of common stock at an assumed offering price of $11.00 per share in a private placement concurrent with the closing of this offering, our pro forma net tangible book value as of March 31, 2000 would have been $94.7 million, or $3.15 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.51 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $7.85 per share to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share....................   $11.00
Pro forma net tangible book value per share as of March 31,
  2000......................................................  $ .64
Increase attributable to new investors......................   2.51
Pro forma net tangible book value per share after this offering....     3.15
                                                                      ------
Dilution in net tangible book value to new investors...............   $ 7.85
                                                                      ======

     The following table summarizes, on a pro forma basis as of March 31, 2000, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors. We have used an assumed initial public offering price of $11.00 per share for shares purchased in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                        SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                      ---------------------    -----------------------      PRICE
                                        NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                      ----------    -------    ------------    -------    ---------
New investors.......................   7,909,090       26%     $ 86,999,990       77%      $11.00
Existing stockholders...............  22,159,347       74%     $ 26,399,473       23%      $ 1.19
                                      ----------      ---      ------------      ---       ------
  Total.............................  30,068,437      100%     $113,399,463      100%      $ 3.77
                                      ==========      ===      ============      ===       ======

     As of March 31, 2000, there were 3,906,530 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $2.06 per share.

     These tables assume no exercise of any outstanding stock options to purchase common stock. To the extent these options are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA

     The statements of operations data for each of the three years ended September 30, 1997, 1998 and 1999 and the balance sheet data as of September 30, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the six months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 have been derived from our unaudited financial statements included elsewhere in this prospectus, and, in the opinion of management, have been prepared on a basis consistent with the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly in all material respects the information included in those statements. The statement of operations data for the years ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1997 have been derived from audited financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read in connection with our financial statements, including the notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                                                                SIX MONTHS
                                                                           FISCAL YEAR ENDED                      ENDED
                                                                             SEPTEMBER 30,                      MARCH 31,
                                                              -------------------------------------------   ------------------
                                                              1995     1996     1997     1998      1999      1999       2000
                                                              -----   ------   ------   -------   -------   -------   --------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Grant and contract research revenue.......................  $ 714   $  796   $  970   $ 1,467   $ 1,637   $   757   $    779
  Service revenue...........................................     --       --       34        77        14        --        380
  License and royalty revenue...............................     --       --       --        --        --        --        125
                                                              -----   ------   ------   -------   -------   -------   --------
Total revenue...............................................    714      796    1,004     1,544     1,651       757      1,284
Costs and expenses:
  General and administrative(1).............................    528      823      533     1,412     3,514     1,359      3,246
  Research and development(2)...............................    535      596      635     1,435     2,603     1,090      2,676
  Amortization of deferred stock compensation...............     --       --       --        --        --        --        998
  Expense related to beneficial conversion feature of
    preferred stock.........................................     --       --       --        --        --        --      3,709
                                                              -----   ------   ------   -------   -------   -------   --------
Total costs and expenses....................................  1,063    1,419    1,168     2,847     6,117     2,449     10,629
                                                              -----   ------   ------   -------   -------   -------   --------
Operating loss..............................................   (349)    (623)    (164)   (1,303)   (4,466)   (1,692)    (9,345)
Net interest income (expense)...............................    (45)     (66)    (140)     (412)       96        (3)       119
                                                              -----   ------   ------   -------   -------   -------   --------
Net loss....................................................   (394)    (689)    (304)   (1,715)   (4,370)   (1,695)    (9,226)
Dividend related to beneficial conversion feature of
  preferred stock...........................................     --       --       --        --        --        --     (3,180)
                                                              -----   ------   ------   -------   -------   -------   --------
Net loss attributable to common stockholders................  $(394)  $ (689)  $ (304)  $(1,715)  $(4,370)  $(1,695)  $(12,406)
                                                              =====   ======   ======   =======   =======   =======   ========
Net loss per common share, basic and diluted................  $(.04)  $ (.07)  $ (.03)  $  (.16)  $  (.39)  $  (.15)  $  (1.06)
                                                              =====   ======   ======   =======   =======   =======   ========
Shares used in computing net loss per common share, basic
  and diluted...............................................  9,046   10,300   10,416    10,629    11,109    11,027     11,697
Pro forma net loss per common share, basic and diluted......                                      $  (.21)            $   (.57)
                                                                                                  =======             ========
Shares used in computing pro forma net loss per common
  share, basic and diluted..................................                                       21,148               21,736



                                                                                                                      PRO FORMA
                                                              SEPTEMBER 30,                            PRO FORMA     AS ADJUSTED
                                                      ------------------------------    MARCH 31,      MARCH 31,      MARCH 31,
                                                        1997       1998       1999         2000         2000(3)        2000(4)
                                                      --------   --------   --------   ------------   ------------   ------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $    298   $  1,684   $  7,369     $  8,165       $ 10,458       $ 90,868
Working capital.....................................       405      1,715      6,327        6,976          9,712         90,122
Total assets........................................       630      3,279     10,721       14,193         16,485         96,895
Convertible notes...................................       300        300         --           --             --             --
Accumulated deficit.................................    (1,550)    (3,265)    (7,635)     (16,861)       (16,861)       (16,861)
Total stockholders' equity..........................         7      2,243      9,169       11,834         14,570         94,980


---------------

(1) Exclusive of $443,997 related to amortization of deferred stock-based compensation for the six months ended March 31, 2000.



(2) Exclusive of $554,424 related to amortization of deferred stock-based compensation and $3,709,205 of expense related to beneficial conversion feature of preferred stock for the six months ended March 31, 2000.



(3) The pro forma balance sheet data gives effect to (i) the conversion of all 8,973,254 outstanding shares of convertible preferred stock into 8,973,254 shares of common stock, (ii) the conversion of notes payable with a principal face amount of $300,000 and related accrued interest of $143,608 into 403,280 shares of common stock and (iii) the assumed exercise under binding subscription agreements with the warrant holders of 870,274 outstanding common stock purchase warrants into an equivalent number of shares of common stock at a weighted average exercise price of $2.63 per share upon completion of this offering.


(4) The adjusted pro forma balance sheet data reflects the sale of 7,000,000 shares of our common stock offered by us at an assumed initial public offering price of $11.00 per share, less underwriting discounts and commissions and the estimated offering expenses payable by us and the purchase by Motorola of 909,090 shares of common stock at an assumed price of $11.00 per share in a private placement concurrent with the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Genometrix should be read in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Genometrix was founded in 1993 to capitalize on the convergence of electronics with molecular biology. We have built a highly integrated technology platform that combines high throughput microarray analyses, automated sample handling, high capacity bioinformatics and statistical genetics. We offer on-line, cost-effective, high throughput analysis services to assist pharmaceutical and biotechnology companies in their efforts to develop safer, personalized therapeutics.


     We are a development stage company. Until November 1999, when we launched our first commercial services, we had financed our operations primarily through the sale of private equity securities and funding under governmental grant programs and contract research. We have an accumulated deficit as of March 31, 2000 of $16.9 million and expect to incur additional losses through fiscal year 2001 as we continue to develop and commercialize our genomic services platform.


     Our initial source of commercial revenue has come from fee-for-service agreements with pharmaceutical customers. We recognize revenue for the design, fabrication and analysis of custom or standard DNA microarrays as services are performed in accordance with the terms of each agreement. Payments received in advance of performance are deferred and recognized systematically as the related services are delivered. Subsequent to the launch of our VistaClinic database in Fall 2000, we expect another source of revenue from the sale of multi-year subscriptions providing access to the samples and associated clinical information in our DNA repository for large-scale genotyping analysis. Subscription access fees will be determined and recognized as revenue over the subscription period. Future potential sources of revenue may come from our own DNA discovery program whereby we will seek to discover panels of gene variation. We plan to patent and license any predictive correlations discovered through data mining of our DNA repository. We have a future revenue opportunity to supply microarray-based diagnostic instrumentation by developing genomic-based diagnostics utilizing our DNA repository in conjunction with our high throughput genomics platform. We expect to continue to receive government grant and research funding under research and development collaborations. We recognize grant and contract revenue as the related work is performed and we are assured of collection of the receivable; however, we expect this source of revenue to decline as a percentage of total revenues as we focus on commercial business opportunities.

     For the six month period ended March 31, 2000, our initial commercial customer, Schering-Plough, accounted for all of our service revenue or approximately 30% of our total revenue while Motorola accounted for approximately 23% of our total revenue through a combination of contract research, license and royalty revenues. For the fiscal years ended September 30, 1997, 1998 and 1999, domestic federal granting authorities accounted for 97%, 95% and 94%, respectively, of our total revenues.

     Our expenses have consisted primarily of costs incurred in research and development, production scale-up, business development and overall general and administrative costs. Research and development expenses consist primarily of salaries and related personnel costs, material costs for the design, fabrication and validation of standard and custom microarrays, and other expenses for the design, development, testing, and enhancement of our services in support of both commercial and grant programs. We expect research and development expenses to increase significantly as we expand our service offerings. Our marketing, sales and business development expenses will increase as we broaden our commercial product and service offerings and attempt to more broadly penetrate our target customer base. General and administrative expenses consist primarily of salaries and related expenses for executive, financial and other administrative personnel, professional fees and other corporate expenses. Overall general and administrative expenses are expected to increase to support our growing business activities and to reflect the costs associated with operating as a public reporting entity.

     We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to various factors, including market evaluation and acceptance of current or new products and services, the introduction of new products by our competitors, the timing and extent of our research and development efforts, potential patent conflicts and the timing of significant service contracts. Our limited operating history makes accurate predictions of future operations difficult if not impossible.

     We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of our stock and the exercise price.


     In connection with the grant of stock options to employees in December 1999 and March 2000, we recorded deferred stock compensation of approximately $8.2 million in the six months ended March 31, 2000. This amount was recorded as a component of stockholders' equity and is being amortized as a charge to operations over the vesting period of the options using the straight line method. We recorded amortization of deferred compensation of $998,000 for the six months ended March 31, 2000 consisting of $444,000 and $554,000 applicable to general and administrative and research and development expenses, respectively. We anticipate recording amortization of deferred stock compensation approximately as follows: $2.2 million, $2.3 million, $2.1 million, $1.2 million and $400,000 in our fiscal years ending September 30, 2000, 2001, 2002, 2003 and 2004, respectively.


     We account for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     The sale to Motorola of 1,000,000 shares of Series E Convertible Preferred Stock in January 2000 resulted in a non cash operating expense of approximately $3.7 million related to the beneficial conversion feature for the six month period ended March 31, 2000. Due to our strategic licensing and research and development agreement with Motorola, the beneficial conversion feature was calculated at fair value and was not limited by the proceeds from the Series E issuance.

     The sale of 597,000 shares of Series F Convertible Preferred Stock on December 29, 1999, representing a second round investment of an offering commenced in August 1999 and the sale of 712,095 shares of Series F Convertible Preferred Stock on January 31, 2000, representing a third round investment of an offering commenced in August 1999, resulted in a $3.2 million dividend related to the beneficial conversion feature included in net loss attributable to common stockholders for the six months ended March 31, 2000. The dividend is calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features" and is therefore limited by the gross proceeds attributable to the preferred stock and recorded at amounts less than fair market value.

RESULTS OF OPERATIONS

  Six months ended March 31, 1999 and 2000

     Revenue. For the six months ended March 31, 2000, revenue increased to $1,284,000 from $757,000 for the comparable period in 1999. The increase was principally due to service revenue of $380,000 from a major pharmaceutical customer and $292,000 in contract research, license and royalty revenue from Motorola partially offset by a decrease of $145,000 in governmental grant revenue.

     General and administrative expenses. For the six months ended March 31, 2000, general and administrative expenses increased to $3,246,000 from $1,359,000 for the comparable period in 1999. The increase of $1,887,000 was due principally to higher salary and related costs associated with higher staffing levels contributing over $1,100,000 of the increase. More specifically, headcount attributable to general administration business development and sales and marketing increased on average by approximately 20 between the two periods. The remainder of the increase was largely attributable to a variety of factors including higher lease expenses on expanded square footage under lease, costs and fees for relocation, recruiting, and other professional fees, and higher travel and other support costs associated with an expanded business development and sales effort.


     Research and development expenses. For the six months ended March 31, 2000, research and development expenses increased to $2,676,000 from $1,090,000 for the comparable period in 1999. The increase of $1,586,000 was attributable to the continued growth of research and development activities due to increased salary and wage expense of approximately $800,000 due to higher staffing levels and increased materials costs of approximately $575,000 for the design, fabrication, and validation of standard and custom DNA microarrays in support of our initial commercialization activities.

     Net interest income (expense). For the six months ended March 31, 2000, net interest income was $119,000 compared to net interest expense of $3,000 for the comparable period in 1999. This change was principally due to an increase in our interest bearing cash and cash equivalent balances.

  Fiscal years ended September 30, 1999 and 1998

     Revenue. For the fiscal year ended September 30, 1999, revenue increased to $1,651,000 from $1,544,000 in fiscal year 1998. This increase was primarily attributable to revenue recognized on a contract research collaboration and a $100,000 increase in overall grant revenue. Included in 1999 revenue is the first year of a three year $1,800,000 grant from the National Institute of Environmental Health Sciences.

     General and administrative expenses. For the fiscal year ended September 30, 1999, general and administrative expenses increased to $3,514,000 from $1,412,000 in fiscal year 1998. The increase was primarily due to increased staffing and personnel related costs incurred to manage and support our growth.

     Research and development expenses. For the fiscal year ended September 30, 1999, research and development expenses increased to $2,603,000 from $1,435,000 in fiscal year 1998. The increase was primarily attributable to increased payroll and associated costs from expanding research and development personnel by 26 individuals as well as costs to further develop our processes and technologies into commercial applications.

     Net interest income (expense). For the fiscal year ended September 30, 1999, net interest income was $96,000 compared to net interest expense of $412,000 in fiscal year 1998. The net change of approximately $500,000 was primarily due to a one-time charge in fiscal year 1998 of $381,000 in original issue discount costs on our convertible notes payable and our higher cash and cash equivalent balances during fiscal year 1999.

  Fiscal years ended September 30, 1998 and 1997

     Revenue. For the fiscal year ended September 30, 1998, revenue increased to $1,544,000 from $1,004,000 in fiscal year 1997. This increase was attributable primarily to a subcontract awarded to us in a collaboration with Baylor College of Medicine under a grant from the National Cancer Institute for developing microarray technology for molecular oncology.

     General and administrative expenses. For the fiscal year ended September 30, 1998, general and administrative expenses increased to $1,412,000 from $533,000 in fiscal year 1997. The increase was due primarily to compensation costs for additional general and administrative employees, recruiting, relocation and legal fees.

     Research and development expenses. For the fiscal year ended September 30, 1998, research and development expenses increased to $1,435,000 from $635,000 in fiscal year 1997. The increase was principally due to equipment purchases under federal grants which are expensed as research and development, increased salary and related costs associated with higher staffing levels and higher material purchases.

     Net interest income (expense). For the fiscal year ended September 30, 1998, net interest expense increased to $412,000 from $140,000 in fiscal year 1997. The increase was primarily attributable to the recognition of $381,000 in original issue discount costs on our convertible notes payable associated with the notes beneficial conversion feature.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception through March 31, 2000, we have financed our business primarily with $22.8 million of preferred stock issuances, $1.1 million in convertible debt issuances and $6.3 million in cumulative funding under government grants. As of March 31, 2000, we had $300,000 in convertible notes which were not in compliance with one of the administrative debt covenants. The non-compliance pertains to the requirement to submit audited financial statements to the note holders within 120 days of our fiscal year end. The convertible notes are classified as current on our balance sheet and to date the note holders have not demanded payment. If payment is demanded, the effect of the repayment will have an immaterial effect on our financial condition. Concurrent with the offering contemplated herein, the notes and related accrued interest of $143,608 as of March 31, 2000 will automatically convert into 403,280 shares of common stock.


     As of March 31, 2000, we had $8.2 million in cash and cash equivalents. Our cash balances are currently invested in short-term money market instruments. We used $4.7 million in cash from operations in the six months ended March 31, 2000 consisting of a $9.2 million net loss for the period plus working capital changes of $146,000 partially offset by non cash expenses for depreciation, amortization of deferred stock compensation and expense related to the beneficial conversion feature of preferred stock of $217,000, $998,000 and $3.7 million, respectively. Investing activities used $1.7 million of cash in the six month period while financing activities generated $7.2 million in cash from $6.9 million in net proceeds from preferred stock issuance and $236,000 from the exercise of common stock options and warrants.


     For the fiscal years ended September 30, 1999 and 1998, cash used in operations totaled $3.6 million and $1.2 million, respectively. Our investing activities used cash of $1.9 million in fiscal year 1999 and $1.0 million in fiscal year 1998. Our investment activities consist primarily of purchases of property and equipment and additions to patents and license agreements. Our financing activities provided cash of $11.2 million in the fiscal year ended September 30, 1999 and $3.6 million in fiscal year 1998 from the sale of preferred stock.

     We believe that our existing cash and cash equivalents together with the net proceeds from this offering as well as commercial revenues from products and services sold to customers will be sufficient to fund our operating expenses and capital equipment requirements through at least December 31, 2001. We lease our corporate facility under an operating lease which expires in 2008. We have no credit facility or other committed sources of capital. To the extent our capital resources are insufficient to meet future capital requirements, we may need to raise additional capital through the sale of additional equity or the issuance of debt securities. Such financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in further dilution to our stockholders. Our failure to raise capital when needed may harm our business and operating results. Our future capital uses and requirements depend on a number of factors, including our success in developing markets for our services, our continued progress with research and development, our sales, marketing and business development expenses, the availability of government research grants, costs and timing of obtaining new patent rights or defending and enforcing existing patent claims and the status of competitive products and technological developments in the market. We do not have any material contractual or capital commitments.

DISCLOSURE ABOUT MARKET RISK

     Our interest income is sensitive to the changes in the general level of U.S. interest rates particularly since the majority of our investments are in short-term money market instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure.

INFLATION

     We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS No. 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on our financial position or results of operations.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company's revenue recognition policy is in compliance with the provisions of SAB No. 101.


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

                                    BUSINESS

OVERVIEW

     We are a pioneer and leading provider of cost-effective, high throughput genomic services and information. Our founders filed the first patent covering our core electronic and optical DNA chip technology in 1991 in the early stage of the genomics field. Our business strategy is based on the belief that applied genomics -- the practical use and understanding of genetic information and its relationship to disease -- is the key to reducing the risk, cost and lead-time of drug discovery and the development of personalized medicine.

     We believe that our unified platform is the only technology that currently enables automated high throughput genotyping (the process of identifying an individual's genetic make-up at specific locations), gene expression (a technique that shows whether or not a gene is activated) and protein analysis on a single system. Our technology platform is also highly integrated, combining high throughput microarray analyses, automated sample handling, high capacity bioinformatics (the analysis of biological data) and statistical genetics (the correlative analysis of many individuals and their genetic make-up). In November 1999, we launched our GenoVista Partnership Program, the commercialization of our technologies. Our current customers are Schering-Plough and Procter & Gamble Pharmaceuticals.

THE IMPORTANCE OF GENOMICS

     Genetic information provides a basis for understanding biological and physiological functions in organisms. This information is encoded in deoxyribonucleic acid (DNA), which is the basis of the inherited characteristics for these organisms. Each DNA molecule is comprised of a combination of four chemicals, or nucleotide bases -- adenine, guanine, cytosine and thymine -- which are most commonly referred to by their first letters. Each nucleotide base is arranged along one of two strands in the DNA, each A pairing with T and each G pairing with C. The order of the bases along a DNA strand is called the DNA sequence and the entire DNA content of an organism is called its genome. The study of the structure and function of a genome is called genomics. Differences of one or more bases in the DNA sequence, referred to as genetic variation, can modify how a gene functions by altering the proteins it produces and thereby altering its effect on cell function. Genetic variations are a major component of all major diseases, including cancer, diabetes and cardiovascular disease.

     In an effort to better understand genetic information, scientists have been analyzing the human genome since the mid-1980s to determine the sequence of nucleotide bases in DNA. The Human Genome Project and other major public and private genetic research programs are identifying hundreds of millions of DNA base sequences. The Human Genome Project is expected to produce a rough draft of the human DNA sequence by mid-2000, with a completed draft expected within the next few years. While the first phase of the genomics revolution has centered around sequencing large regions of DNA within the human genome, we believe the next phase will involve analyzing the genes themselves in order to understand the extent of genetic variation from person to person.

     The most common types of genetic variation are single nucleotide polymorphisms, or SNPs. A polymorphism is a genetic variation within an individual's genome resulting from differences in the DNA sequence. A SNP is a specific change in a single base pair along the DNA sequence, such as replacing a T with a G along one strand and its complementary A with a C along the other strand. It is estimated that there are 3 to 10 million SNPs inherited from each parent. Tens of thousands of SNPs will have to be measured in each individual to determine which SNPs are medically relevant and which SNPs are of no medical consequence. In order to better comprehend the genetic basis of disease and its treatment, genetic variation among individuals and its relation to biological function must be understood. A major worldwide effort is underway to discover the genetic SNP variability which exists in the population and in turn to use this basic SNP data as a starting point to understand inherited personalized variation in disease risk and in therapeutic response.

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

THE DRUG DISCOVERY AND DEVELOPMENT PROCESS

     The traditional drug discovery process is expensive, time consuming, risky and labor intensive. Despite expenditures of billions of dollars, only a small fraction of the thousands of compounds screened by pharmaceutical companies are developed into commercial drugs. To compete successfully, pharmaceutical and biotechnology companies are seeking more productive drug discovery methods which will allow them to develop significantly higher numbers of drug compounds per year.

     In order to develop new medical treatments and diagnostics based on genetic information, pharmaceutical companies will need to have access to information establishing the relevant functional connections between genes and pharmaceutical treatments. For example, genetic tests are now employed to screen patients for compatibility with thioguanine, an antimetabolite used in treating certain types of leukemia, and a genetic test for inherited hypercholesteremia is now used in the treatment of cardiovascular disease. The study of genetic material, or genomics, can now be applied to each stage of the drug discovery and development process. These stages are described below:

     - Target identification determines whether a particular gene is a good target for further investigation. This stage is most often initiated with genomics studies, in particular by DNA sequencing, genetic mapping and analysis of ribonucleic acid (RNA). RNA is the nucleic acid that serves as an intermediary for translating DNA sequence information into proteins.

     - Target validation demonstrates whether an identified target has an effect on the course of a disease. Target validation employs a variety of methods including RNA analysis, protein analysis and cell biology. This stage requires investigating candidate targets under many different experimental conditions to better understand and select optimal drug targets.

     - Primary screening identifies drug leads through large-scale testing of collections, or libraries, of compounds against validated targets. The goal is to find "hits," which are individual members of the compound library that bind to, inhibit or activate a particular target. High throughput genotyping, the study of DNA variation, and gene expression, the analysis of gene activity, enable researchers to screen hundreds of genes.

     - Lead optimization identifies the drug leads that are likely to have appropriate therapeutic properties by conducting successive rounds of chemical alterations and biological tests. Similar to target validation, a variety of methods are used in lead optimization, including protein analysis, cell biology, chemical synthesis and other high throughput experiments. This stage can also involve the genotyping and gene expression of compounds for therapeutic activity in animal models of disease.

     - Preclinical development tests compounds in cell cultures and animals to evaluate their safety, effectiveness, distribution throughout the body and metabolization. Formulation tests determine the best method of delivery as well as consistent quality in manufacturing. Expression analysis can provide toxicity assessments by indicating the behavior of specific toxicity marker genes.

     - Clinical development demonstrates the safety and efficacy of drug leads, or pharmaceutical compounds, through testing in humans. Because clinical trials are the most expensive part of drug development, pharmaceutical companies will, in the future, analyze the genetic make-up of each patient to determine or predict responsiveness or adverse reactions to particular drugs. Genotyping experiments help identify each individual's likely response to a drug, thus maximizing the productivity of the trial and reducing the overall costs.

     We believe that genomics is the key to reducing the risk, cost and lead-time of drug discovery and the development of personalized medicine. Pharmaceutical and biotechnology companies are likely to continue incorporating genomics into each stage of drug development. These companies will require rapid, large-scale and systematic searches for panels of SNPs, coupled with the lifestyle and clinical data of each person providing a sample. This will facilitate discovery of the predictive rules which relate individual patient data to disease risk and patient response to pharmaceutical therapy. The complexity of the data

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

required, the process of risk factor discovery and ultimately the ability to deliver these discoveries into clinical trials will require access to diverse technologies that have only recently become available. These technologies include:

     -     high throughput genetic and molecular analysis;

     -     high capacity bioinformatics and advanced statistical methodologies;

     -     automated, high throughput sample handling; and

     -     large-scale sample libraries.

MARKET OPPORTUNITY

     The opportunity for commercialization of our technologies is derived from the identification of thousands of new genes through the sequencing of the human genome. The market opportunity for genomic products and services is a function of experimental complexity (the number of genes interrogated per experiment) and the sample throughput rate (the number of patient samples genotyped or the number of compounds profiled). In an effort to screen through the thousands of genes identified by the human genome sequencing programs, the industry focus to date has been on high density, low throughput technologies, allowing researchers to sift out those genes that are potentially interesting. This filtering process has been partially successful; pharmaceutical companies have been able to narrow their lists of possible drug targets to hundreds of genes. Since it is impractical to take hundreds of targets through the entire development pipeline, the challenge of the next phase of functional genomics is to determine which genes are the most viable candidates for commercialization. Genomic research requires technologies that enable examination of candidate genes against an extensive battery of experimental conditions to further optimize the selection of the most promising gene.


     Shown below in graphic form are the main areas of pharmaceutical drug development and commercialization, represented as a function of experimental complexity and sample throughput, that can take advantage of genomic technologies. The graph plots each area's experimental processing requirements as a function of the number of genes analyzed per assay, versus the number of samples analyzed per instrument per 8-hour shift, or throughput. As indicated, the academic and genomics research markets require relatively few samples to be analyzed with respect to a very large number of genes. Ideally, for genomic drug discovery efforts, samples would be analyzed with respect to the entire set of human genes responsible for protein production (approximately 100,000 genes). In contrast, once these initial target genes have been identified, a much smaller set of genes are employed (typically 10 - 100 genes) for determining the linkages between genes and drug response (pharmaceutical genotyping), as well as determining the expression patterns of a relatively small set of genes when affected by trial compounds (lead validation). Although a modest number of genes are required for lead validation and pharmaceutical genotyping, a very large number of compounds or patient samples (in excess of 1,000) are required to obtain meaningful statistics to support the derived linkage information. In a similar manner, DNA diagnostics and clinical genotyping require only a modest number of genes, yet very large sample populations. Specifically for diagnostics, mutation and infectious diseases can be diagnosed using a modest amount of genes for each ailment (i.e., Cystic Fibrosis can be detected with less than 30 genes with near 90% confidence), although many thousands of patient samples will be tested per day upon widespread application. And finally, clinical genotyping to support personalized medicine will also require modest gene sets (indicative of toxicological response), yet require high throughput due to the potential demand from large populations (approximately 3 billion prescriptions are written in the US each year). The figures on the chart below represent our understanding of the relationship between throughput and the number of genes analyzed in various stages of the drug development process based on our collective industry experience.



     Genometrix can currently process 200,000 data points, representing either SNPs or gene expression information, per instrument per 8-hour shift. The entire shaded region illustrates the processing capabilities we believe we can achieve next year utilizing our current technologies. Specifically, we believe our throughput will increase to 1,000,000 genotypes per day per workstation while analyzing up to hundreds of genes per sample. Our current commercial applications apply to pharmaceutical genotyping and lead validation as indicated in the chart below. Consistent with the second phase of our corporate strategy, we anticipate further increases in sample throughput thereby allowing us to effectively compete in both the clinical genotyping and DNA diagnostics markets. We believe that clinical genotyping will require massive throughput (in excess of 10,000,000 genotypes per day) to facilitate personalized medicine for large populations.


                                    [GRAPH]


There are six market segments, representing various research areas addressed by our technology and services, shown on the graph. These areas and their respective locations on the graph are academic research (approximately 50-1,000 genes interrogated vs. 10-100 samples analyzed), genomics research (approximately 1,000-50,000 genes interrogated vs. 10-500 samples analyzed), pharmaceutical genotyping (approximately 30-1,000 genes interrogated vs. 1,000-5,000 samples analyzed), lead validation (approximately 1-400 genes interrogated vs. 10,000-100,000 samples analyzed), DNA diagnostics (approximately 50-1,000 genes interrogated vs. 100,000-1,000,000 samples analyzed), and clinical genotyping (approximately 30-500 genes interrogated vs. 1,000,000 -- more than 10,000,000 samples analyzed). There is a clustering of the last four segments in the upper left side of the chart.


A shaded region, indicating the area where our technology platform can be applied, is drawn in the upper left side (approximately 50-900 genes interrogated vs. 1,000-1,000,000 samples analyzed) and overlaps with the last four market segments.

     Drug discovery and development. Every new gene is a potential drug target. We believe there is a need for services and databases that will help pharmaceutical and biotechnology companies screen their candidate genes and examine possible lead compounds in much greater detail for their validation and discovery programs. Due to the amount of genomic information being created, researchers must be able to rapidly execute experiments in the areas of target discovery and validation, lead compound screening and validation, pre-clinical testing and clinical genotyping.

     Diagnostics. Our technology and data correlation tools will help increase the industry's knowledge and understanding of the genome and its relation to disease onset and drug response. We feel that this higher level of understanding of the human genetic profile will enable us to participate in developing diagnostic tests using genomic information. The predictive correlations that may be identified by our services can be implemented as high throughput diagnostic tests that are used by pharmaceutical companies, hospitals and clinicians.

     Personalized medicine. We foresee that the predictive value of SNPs and gene expression profiles will be used by physicians to request an analysis of their patients' genomes to assess risks of disease, likely responses to medication and the best courses of therapy. This market is in its infancy, but if our technology is adopted by the pharmaceutical and biotechnology industries in their drug discovery and

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

development processes, we believe we will be well positioned to play a leading role in this personalized medicine market.

     Given the market opportunities created by the drug development process, we believe our technology is especially suited to help reduce the time and cost of bringing a new drug to market while increasing the success rate. The specific areas of focus for commercialization of our capabilities include target discovery and optimization, lead validation, toxicity assessments and research and clinical diagnostics.

THE LIMITATIONS OF CURRENT TECHNOLOGIES

     Current methods for analyzing gene expression and studying SNPs are typically low throughput technologies that produce data of limited accuracy due to human error and small sample sizes. These procedures typically generate single data points per sample per experiment, such as the expression levels of a single gene, or the identification of a single polymorphism. A significant amount of work is involved in preparing a sample, processing it and generating the data for eventual analysis. The resulting data is not easily reproduced due to cost, time and sample availability. Since the biological samples are often of limited quantity, researchers must be careful to use the samples sparingly if they hope to generate more data in future experiments.

     The existing commercial technologies are gel-based assays, enzymatic tests, mass spectroscopy, bead-based methods and array-based systems. A number of other technologies are currently in development.

     Gel electrophoresis-based DNA sequencing is the conventional technology for SNP analysis and, as one of the original methods, is widely adopted. A fragmented DNA mixture is put into a gel matrix and an electric field is applied to cause the DNA to migrate through the gel. The migration is dependent on fragment length, so the various DNA molecules form a "ladder" in the gel. The ladder pattern is detected either with a radioisotope or a fluorescent tag attached to the DNA pieces. As the pattern is deciphered, a complete sequence of the experimental DNA sample is generated. The resulting data is not always entirely accurate as there are often variations in DNA migration through the gel. The entire process is labor intensive and subject to high variability due to sample processing, gel matrix variations and data acquisition and analysis.

     A 5-prime nuclease assay, commonly referred to as TaqMan, is the conventional method and accepted standard for low throughput measurement of gene expression. TaqMan utilizes real time polymerase chain reaction (PCR) technology and a dual labeled fluorescent probe. Cleavage of the probe during PCR results in an increase in fluorescence intensity proportional to the amount of specific DNA amplified. Real time detection assays are limited in the number of dyes used in the assay, permitting the detection of only a single gene's expression level in an individual experiment. Consequently, real time detection is considered to be a relatively low throughput assay.

     Cleavage based detection methods can be used for detecting specific DNA sequences and have been developed for genotyping analysis. The method is sensitive and does not require PCR amplification. The procedure requires multiple custom reagents and multiple enzymatic events for final analysis. This system is used for detection of a single SNP per reaction.

     Mass spectroscopy technologies are now being applied to SNP analysis by detecting quantities of a defined mass of a specific DNA with the pulse of a laser beam. Although current mass-spectroscopy technology requires only small amounts of a sample, the process is complex, requires time consuming sample preparation and produces a low yield of data. Additionally, this technology is not typically used to accurately quantify gene expression.

     Bead-based technologies are relatively new in the area of SNP detection and can be very high throughput. DNA is first bound to a sphere which is then exposed to the labeled target DNA. The labeled target is detected by a method known as fluorescence activated cell sorting, or FACs, or by attaching the bead to a fiber-optic strand. With FACs, gene detection is limited by the number of dyes that can be blended and identified, whereas the fiber-optic method requires additional steps of sequential hybridization. Because the target is distributed across a wider area on a FACs screen, this method is less sensitive than typical microarrays.

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

     Primer extension technology, such as genetic bit analysis (GBA), is used in SNP detection. Primer extension technology can be adapted for high throughput genotyping. GBA detects a SNP using a variety of methods including fluorescence, optical density, electrophoresis, or mass spectrometry. This technology generates relatively low information content per sample. GBA is limited to genotyping and is not applicable to gene expression profiling.

     High-density microarrays permit the analysis of many genes for either gene expression or genotyping information. They are typically used for exploratory screening purposes in discovery areas of pharmaceutical drug development. When researchers are unsure of which genes may be relevant to their research, the high-density microarray offers a broad, global scan of thousands of genes. The commercially available high-density microarrays are used on relatively small numbers of samples and are not practical for analysis of thousands of biological samples, a necessary component in compound screening, SNP correlations and safety testing.

     Current technologies are also limited by sample storage and tracking. Traditional sample storage methods involve storage of liquid materials or frozen tissue specimens and require costly, space-consuming low temperature cryogenic facilities. Scaleability of these storage methods is difficult and would necessitate larger facilities and more freezers. Additionally, sample tracking and retrieval is problematic since employing a fully robotic system under cryogenic conditions is costly and impractical.


     The graph below represents our estimate of each noted technology's current processing capabilities based on our collective understanding of the industry. Each technology's capabilities is a function of the number of genes analyzed per assay versus the number of samples typically analyzed per instrument per 8-hour shift. Six distinct genotyping or gene expression analysis technologies are plotted on the graph to identify their main application area. The graphic plots cover a broad range to reflect what we believe to be the typical application range for each technology based on cost, labor, practicality and desired outcome.


                                    [GRAPH]

Six distinct genotyping or gene expression analysis technologies are plotted on the graph to identify their main application area: Gel sequencing (approximately 100-1,000 genes interrogated vs. 10-500 samples analyzed), enzymatic assays (approximately 10-100 genes interrogated vs. 10-500 samples analyzed), mass spectrometry (approximately 10-500 genes interrogated vs. 500-800 samples analyzed), bead detection (approximately 500-10,000 genes interrogated vs. 100-800 samples analyzed), high density arrays (approximately 1,000-50,000 genes interrogated vs. 10-400 samples analyzed), and high throughput arrays (50-800 genes interrogated vs. 1,000-50,000 samples analyzed).

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

THE GENOMETRIX SOLUTION

     At Genometrix, we believe our technology and services overcome the major limitations of other technologies. We have developed a highly integrated technology platform that combines high throughput microarray analyses, automated sample handling, high capacity bioinformatics and statistical genetics. This enables us to offer on-line, cost-effective, high throughput analysis services that assist pharmaceutical and biotechnology companies in their efforts to develop safer, more effective therapeutics.

     We believe we are well positioned to become the leading provider of cost-effective high throughput genomic services and information for the following reasons:

  Unified and Integrated Technology Platform

     Our core technology is our microarray platform, the hardware on which genomic services are performed, which provides a unique, single platform for performing genotyping, gene expression and, in the future, protein experiments. We have merged hardware, software and services into an integrated partnership program for our customers. By providing common technology and bioinformatics tools, we will enable our customers to utilize a single platform for diverse tasks across multiple departments. We plan to compliment our genomic services by offering our DNA repository, which will result in an integrated solution to complex genomics inquiries. For example, a customer will be able to use our gene expression services to discover which of their compounds have toxic profiles and with this information, use our database service to discover which genotypes can tolerate this compound.

  Cost-Effective, High Throughput Services

     Our proprietary DNA chip (microarray) processing techniques enable us to provide cost-effective, high throughput genomic services to major pharmaceutical and biotechnology companies. A microarray consists of an array of test sites formed on a suitable structure. DNA or RNA probes of known binding characteristics are attached to each of the test sites. The probes in each test site differ from the probes in other test sites in a known manner. A sample containing an unknown candidate molecule, such as a target molecular structure, is added to the microarray. A signal is applied to the microarray so that electrical, mechanical or optical projections of the test sites can be detected, indicating that a molecular structure present in the sample substance has bound to a certain probe in one or more of the test sites of the array. Our proprietary capillary microarray manufacturing systems are capable of printing microarrays within seconds. Furthermore, our microarray imagers based on our patented DNA chip technology quantitatively image an entire plate of 96 microarrays within 60 seconds, compared to the hours required by traditional systems. With our proprietary systems and procedures, tens of thousands of genotypes can be performed per instrument per 8-hour shift. Additionally, because our processes are automated with robotics, the entire operational system is quickly scaleable and human error is minimized. Consequently, we have made large-scale genotyping and gene expression analysis a practical reality.

  Interactive Bioinformatics Solutions

     We have developed a fully integrated bioinformatics platform that can be used by our customers for high capacity data analysis. Our VistaLogic Information System software will enable users to customize their queries in order to ask biologically important questions of the data and subsequently view genotype and gene expression data with our visualization tools that facilitate data mining. Customers will also be able to use our bioinformatics tools to browse through our VistaClinic DNA Repository so as to select patient samples with clinical profiles relevant to their research interests. The VistaLogic Information System can accommodate multiple research areas within a single pharmaceutical or biotechnology company. Additionally, integration of our software with our manufacturing and operations group will enable sample tracking, real-time sample status updates and automated quality control which will in turn greatly improve data quality.

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  Expanding DNA Repository

     Within our VistaClinic DNA Repository and database, we are amassing biological samples with attendant clinical records for DNA analysis. We intend to continue obtaining these samples from a variety of sources both inside and outside of the United States, such as public and private research organizations, profit and nonprofit hospital systems and universities. We have built a 1000-square-foot fireproof vault for the automated storage and retrieval of these DNA samples. The DNA samples are collected on our proprietary solid state format, a piece of chemically treated filter paper on which the blood or tissue is deposited and absorbed. These samples are accompanied by detailed electronic clinical records from which all information that could identify the patient has been deleted. The samples and clinical information will be available in the future to our customers for large-scale genotyping analysis. In addition to the services we plan to offer, we plan to perform our own genomics analysis utilizing the repository and make our data available to customers through subscriptions to our VistaClinic database.

  Strong Intellectual Property Position


     Our founders are co-inventors on patents relating to electronic and optical DNA chip technology, which are based upon work performed at the Massachusetts Institute of Technology, Baylor College of Medicine and Houston Advanced Research Center. We hold exclusive rights to all non-semiconductor aspects of this patented DNA chip technology. The DNA chip patents relate to microelectronic detection of DNA hybridization (the binding of specific, complimentary DNA strands to one another), electrokinetic hybridization (DNA hybridization enhanced by an electric charge), optical charge coupled device
(CCD) detection of DNA present on specific surfaces (a highly sensitive imaging system) and DNA chip fabrication. As of May 19, 2000, five patents have been issued in the United States and a European patent has been granted relating to various aspects of our DNA chip technology. We believe that the inventions disclosed in these patents also support patent rights relating to automated workstations, rapid hybridization chemistries and efficient DNA chip fabrication techniques.


THE GENOMETRIX STRATEGY

     Our goal is to establish our technology platform as the industry standard and to become the market leader in high throughput genomic services and information for the pharmaceutical and biotechnology industries (business to business), and subsequently for physicians in the clinical environment (personalized medicine). Unlike most of our competitors who provide product solutions to specific components of the drug discovery and development process, we offer a unified genomic service solution that can be employed throughout the pharmaceutical development process without customer investment in instrumentation. The anticipated success of the Human Genome Project to produce a draft of the human DNA sequence and the efforts of various genomic companies to identify tens of thousands of SNPs will yield vital core data, which, if properly analyzed, could significantly assist both drug discovery and patient care. To exploit the sheer volume of identified SNPs and the breadth of individual inherited variations, there is a need to develop and use tools and processes that can correlate and analyze such data on a high volume, time efficient basis. Our strategy has been to develop and deliver high throughput services and information necessary for pharmaceutical and biotechnology companies, and eventually, physicians, to better analyze and utilize such volume of data. Key components of our strategy include the following:

  Establish, build and maintain strong commercial relationships with our pharmaceutical and biotechnology customers.

     We plan to continue our efforts to develop commercial relationships with leading pharmaceutical and biotechnology companies. For example, we have begun offering commercial genotyping and gene expression services to Schering-Plough Corporation and Procter & Gamble Pharmaceuticals under fee-for-service arrangements. Additionally, we are in discussions with other large pharmaceutical companies for evaluation of our technology and services. We believe that it is critical to develop close relationships with our customers at an early stage in order to educate them on how our technologies can accelerate their product development cycles. A key factor in building and maintaining these relationships is the assignment
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of a "Client Program Manager" to each account in order to maximize the likelihood of project success. These M.S.- or Ph.D.-level scientists help design and coordinate the projects for each account, serving as the primary Genometrix contact person for technical inquiries and training on our technology and software. Our Client Program Managers act internally to ensure timely processing of samples and data and externally to ensure that our customers are sufficiently trained on the intricacies of our technology.

  Develop research and development collaborations with pharmaceutical and biotechnology companies and academic institutions.

     We intend to leverage our microarray technology, DNA repository and automated high throughput processing capabilities to generate value added genotyping and gene expression information for our customers in their search for new drugs. Of primary focus is establishing and maintaining commercial collaborations with pharmaceutical and biotechnology companies. These collaborations can range from fee-for-service agreements to joint development programs where we share in developing and commercializing intellectual property. By adopting our genomic services platform with the data mined from our DNA repository, a comprehensive solution is provided for utilization throughout the drug development process, including validating lead drug candidates, toxicological studies, clinical trials and research diagnostics. We expect the expression profiling and genotyping correlations that stem from the use of our databases will have milestone and royalty-based fee structures.

  Expand our proprietary, solid-state DNA repository.

     We plan to broadly expand the VistaClinic DNA Repository to include large, diverse populations with multiple outcomes. This strategy will provide a resource with sufficient detail and flexibility to accommodate customer needs well into the future. We intend to obtain DNA samples beyond the 5,500 currently available from 4,500 patients and related clinical data in two ways: we will obtain previously-collected samples from public and private research and health care organizations, and we will undertake our own primary collection efforts on-site at these organizations. Each sample will be stored in our proprietary solid-state format in our DNA repository and will be utilized for hundreds of experiments. Eventually, in excess of hundreds of thousands of patients will be represented in the repository. Thus, we believe the number of potential genotyping experiments that can be conducted using our unique DNA repository could exceed one hundred million within the next few years.

  Generate and license intellectual property from mining our DNA repository.

     In addition to our service business, we have initiated our own DNA discovery program to discover panels of genetic variation that can predict personalized disease risk and/or pharmaceutical responsiveness. Initially, this effort will be focused on cancer and cardiovascular disease. We anticipate that the data mined from our DNA repository may result in new disease correlations, which will be important in developing new diagnostic tests and in improving drug therapies. We intend to seek patent protection for our new discoveries and to license such rights to third parties where appropriate.

  Develop genomic-based diagnostics to expand the applications of our core technology.

     We are positioned to develop genomic-based diagnostics utilizing our DNA repository in conjunction with our high throughput genomics platform. We believe this will provide the opportunity to become a leading supplier of microarray-based diagnostic instrumentation and pharmacogenomics services for the rapid diagnosis and optimal selection of therapeutics for enhanced patient management.

  Establish genotyping and database services to facilitate personalized medicine.

     A unique component of our long-term corporate strategy is to offer physicians cost-effective genotyping services in collaboration with health maintenance organizations and/or pharmacy benefit managers to facilitate personalized medicine. In 1998, physicians wrote approximately three billion prescriptions. We believe this presents a significant opportunity which we intend to capture by offering

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physicians a specialized Internet-based genomic service that will assist them in selecting the optimal medication with low predicted toxicity and high efficacy for their patients.

TECHNOLOGY PLATFORM

     Our microarray technology enables us to provide cost-effective, high throughput genomic services to major pharmaceutical and biotechnology companies. This platform is integrated with our bioinformatics capabilities as well as our high throughput automation systems. Our integrated technology platform includes:

  DNA Microarrays

     Our founders were early developers of microarray technology. We have created a unique platform for microarray design, fabrication and processing. Our platform is compatible with standard 96-well plate geometry. Within seconds, DNA arrays are created inside each "well" of a 96-well plate using a proprietary automated capillary based arraying system. Thus, 96 experimental samples can be easily tested against our arrays, permitting high throughput genotyping and gene expression analysis. We provide customers and strategic partners with two categories of arrays: standard and customized. Our custom microarrays are created based on customer specifications and can be easily modified for subsequent projects without significant delay and cost. Our flexible technology design allows the same instruments and robotic workstations to be used for both genotyping and gene expression.

  Microarray Imagers

     We have developed a proprietary imaging technology that scans a microarray in a fraction of the time needed by conventional technology. Off-the-shelf scanning imagers require 1 to 5 minutes to scan one microarray. Therefore, these scanners would require 1.5 to 8 hours to scan one plate of 96 microarrays. Using a proprietary imaging method, our microarray imager can scan all 96 microarrays in 60 seconds.

  Automated Processing

     Our production line is automated to achieve sample throughputs of thousands per day. Proprietary hardware has been configured for robotic manipulations, from the initial quality control of our manufactured arrays to the ultimate step of imaging. We have also focused on formatting arrays into standard dimensions utilized in 96-well or 384-well plates to facilitate upstream and downstream sample processing with commercially available instrumentation.

  Novel Hybridization Chemistries

     We have developed novel chemistries that significantly reduce the hybridization time required for genotyping and gene expression to approximately one hour. Conventional hybridization requires 12 to 48 hours in a temperature and humidity controlled environment that is acceptable for low throughput settings, but inadequate for high throughput production. Our reduced time and relaxed temperature specifications increase throughput and reduce costs substantially as water baths or humidity chambers are not required. Our research is now focused on developing newer surface chemistries to further decrease hybridization time, while increasing hybridization specificity and sensitivity.

  Bioinformatics

     We have developed proprietary bioinformatics software that permits users to analyze data for thousands of samples with the aid of logical query tools and data visualization features. Bioinformatics tools are critical components of a high throughput facility that processes many unique biological samples. We continue to refine and develop our software based on the needs of our customers and strategic partners. We believe that the data generated by our core technology platform provides users with unique and valuable information that can be better understood with robust analytical tools developed by our team of pharmacogenomics, epidemiology and software experts.
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  Automated DNA Sample Storage

     We have developed a novel platform for storing blood samples at room temperature in a format that stabilizes DNA for up to 50 years after collection. DNA samples are typically derived from blood or cheek swabs. Traditional techniques for archiving tissue samples are inferior due to the difficulty of automation and the instability of a liquid biological sample following repeated thawing and sampling. To circumvent these problems, we have devised a proprietary, large-scale, automated method for archiving and retrieving biological samples. To access the genomic DNA contained in the sample, a small "punch" of the solid phase substrate is collected using an automated device and the sample is processed to determine the patient's genotype. For long-term storage and security, we house our sample archive in a fireproof vault.

  Protein Microarrays

     Proteomics, or the detection of protein levels, is a major focus of our research and development efforts. We believe we have an opportunity to significantly impact the proteomics field as we have shown the success of a new and improved assay which enhances the number of data points twelve-fold (with a theoretical upper limit to 250 times more data) over conventional proteomics enzyme linked immunoabsorbent assay (ELISA) technology. As currently done with nucleic acids, our microarray platform can be configured for fabrication of protein microarrays. Specifically, we can array multiple antibodies to create a multiplex micro-ELISA assay for simultaneous detection of multiple proteins. As a logical extension of gene expression studies, protein profiling should prove valuable for comparing gene expression levels to protein levels.

SERVICES

     The services and products we have developed provide, we believe, the only microarray technology that offers a single, unified platform for genotyping, gene expression and, in the future, proteomics applications. The products and services that we have developed and plan to commercialize are designed to promote access to genomic technologies and facilitate use by pharmaceutical and biotechnology companies. Through fee-for-service agreements our clients can easily access our high throughput microarray technology which is flexible, customized and fully expandable. These programs have already been launched and are described below. We plan to introduce new products and services that provide subscription-based access to software and databases.

     In November 1999, we launched the GenoVista Partnership Program, which provides our customers with access to our core technology platform and offers high throughput custom microarray fabrication and analysis services for genotyping and gene expression profiling. Our first customer to access this program was Schering-Plough Corporation, and in March 2000, Procter & Gamble Pharmaceuticals became our second customer. We also provide access to our technology to the University of Arizona Cancer Center, the University of Texas M.D. Anderson Cancer Center and the U.S. National Center for Toxicological Research.


     Additional products are under development as extensions to our GenoVista Partnership Program. Currently, we plan to develop and market a series of standardized microarray products for genotyping and gene expression analysis. The products will be focused on a specific disease or biological area and will let researchers investigate critical genes in detail. In Spring 2000, we launched a microarray for examining polymorphisms in genes involved in drug metabolism. A second set will focus on cancer related gene polymorphisms and will be available in Summer 2000. Also in Summer 2000, we expect to release an array for analyzing the expression of growth factor and cytokine genes as a means of examining tumor growth and progression. These will be followed by a cell cycle and apoptosis (cell death) array that will let researchers examine genes related to cell growth, differentiation and death. We believe there are no significant technological obstacles that would prevent the commercial launch of these microarrays.


     We expect to launch a version of the VistaClinic DNA Repository and associated database in Fall 2000. Prior to that, we will provide beta versions to selected existing customers for evaluation and external

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

feedback. The beta version of VistaClinic will provide users with access to our DNA repository samples and their associated medical and clinical records for designing experiments. We will provide access to the DNA repository and database on a subscription basis.

     The following table summarizes our existing and soon to be offered services:

                                    [CHART]

  VistaMorph Genotyping Service

     Our VistaMorph Genotyping Service features our high throughput VistaMorph microarray containing up to 250 genes per microarray. Customers may provide their own tissue, DNA or blood samples, or in the future, may select samples from our VistaClinic DNA Repository for genotyping. Customers would then choose whether to use standard or custom microarrays for investigating their samples. Standard arrays are pre-fabricated and contain SNPs of general interest, such as those related to drug metabolism. For customers that have already identified their own SNPs, we will design custom microarrays containing these polymorphisms. For each array, the customers identify the SNPs of interest and submit them to us through our VistaLogic Information System or on an electronic spreadsheet. We design, fabricate and validate a set of custom microarrays and PCR primers specific to the requested SNP. After the customers identify the microarray, they submit the project request into the VistaLogic bioinformatics system where it is logged in and the work order scheduled. We barcode all DNA and blood samples, amplify the DNA, interrogate the sample with the VistaMorph microarray and deliver the final data to our customers through the VistaLogic service for final data analysis.

  VistaExpress Gene Expression Service

     Our VistaExpress Gene Expression Service enables researchers to efficiently profile gene expression patterns across thousands of biological samples. Similar in format to our VistaMorph services, customers provide their own RNA or tissue culture samples, then choose the standard or custom arrays to interrogate their samples. We are developing two series of standard VistaExpress microarrays. Customers may also opt to fabricate custom arrays. Through our VistaLogic system or an electronic spreadsheet, customers identify genes of interest. We then design, fabricate and validate a set of custom microarrays. Upon receipt of the customer RNA or cell sample, we process the biological material, interrogate the sample with the VistaExpress microarray and deliver the final data back to the customer through the VistaLogic service for final data analysis.

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

  VistaLogic Information System

     Our VistaLogic Information System is an Internet-based application software providing customers a user friendly interface with us. By simply pointing and clicking, customers can select from a menu of genomic services we provide, including high throughput genotyping and gene expression analyses. Customers will be able to browse through the DNA repository to select patient samples with clinical profiles relevant to their research interests. The VistaLogic software runs directly on our customers' computers for high-speed data analysis and accesses the Internet only when information is transferred. We also intend to provide regular updates to the VistaLogic system and collect customer usage information that will enable us to adapt the system and our services to meet each customer's unique needs. The suite of software tools resides in a single customer-server application that will be deployed at customer sites and permits Internet-based connection to our databases via a secure encrypted network. VistaLogic encompasses proprietary analytic and visualization tools, as well as unique algorithms for large data set analysis. Using the proprietary algorithms developed at Genometrix, customers will be able to determine associations using the statistical power of thousands of samples. Our VistaLogic Laboratory Information Management System (LIMS) ensures that all samples, processing reagents, microarray controls, key robotic outputs and data are tracked. This prevents the loss of samples and decreases the response time on the operations floor if quality specifications are not met.

  VistaClinic DNA Repository and Database

     The VistaClinic DNA Repository and associated database is our collection of DNA samples and their attendant clinical records. We plan to include diverse DNA samples from across the country and the world. These samples will be accompanied by detailed electronic clinical records that have been stripped of all information that could lead to patient identification. The samples and associated information will be available to our customers for large-scale genotyping analysis. Customers will be able to search through the sample set using our software query tools, select the most optimal subset of patients for their investigations, design a genotyping study on-line and submit the analysis request directly to Genometrix. In addition, we will perform our own genotyping analysis of the samples and make our data available to customers who subscribe to our VistaClinic database. We anticipate the launch of this subscription-based program in Fall 2000.

     Depending on the use to which our clients put our services and products, they may be subject to the same types of laws and regulation that are described in the "Government Regulation" section as well as other laws and regulations that do not apply to us. In addition, they may be subject to extensive regulation by FDA. It is each client's responsibility, however, to ensure that it is in compliance with applicable regulation.

SALES AND MARKETING

     We employ a multi-phase sales strategy. Through the GenoVista Partnership Program, we provide gene expression and genotyping services and develop custom arrays on a fee-for-service basis. Thereafter, customers may access our VistaClinic DNA Repository and genotyping database on a multi-year subscription basis.

     We have created flexible pilot and volume programs that provide customers with access to our genotyping and/or gene expression services, as determined by their specific needs. Customers are encouraged to work closely with our highly skilled customer support staff to develop custom programs in which we fabricate and validate custom microarrays that are used to analyze customer samples.

     We are focused on selling access to our platform technology to our targeted customer base of pharmaceutical and biotechnology companies, with the plan to develop relationships which will lead to expanded use of our services. Our sales and marketing team has extensive experience in the pharmaceutical and biotechnology industries and advanced knowledge of molecular biology, gene expression, genotyping and polymorphism analysis. The team consists of ten persons, based in Houston,

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Boston, San Francisco and San Diego. We plan to grow the sales and marketing group to continue to focus on commercialization of our GenoVista program and related products and services.

CUSTOMERS AND COLLABORATIONS

     Central to our business development is the establishment of several types of collaborations with commercial customers, research and development partners and external licensees. Our primary focus is establishing and maintaining commercial collaborations with pharmaceutical and biotechnology companies. Such collaborations can range from fee-for-service agreements to joint development programs where we share in developing and commercializing intellectual property. The joint development programs are initialized with research and development agreements that specify the sharing of the intellectual property created in the course of the program. External licensing collaborations include the licensing of our intellectual property in fields of use outside our planned business areas to third parties in exchange for licensing fees and royalties. Overall, these collaborations are important to the continued development and commercialization of our multidisciplinary genomic services.

  Customers

     With the launch of our first genomic services in November 1999, the GenoVista Partnership Program, we plan to continue to initiate partnership agreements with pharmaceutical and biotechnology companies similar to those described below.

     Schering-Plough Corporation. In November 1999, we began offering commercial genotyping and gene expression services to Schering-Plough, a leading pharmaceutical company, through our GenoVista Partnership Program. This service provides Schering-Plough with access to custom VistaArray services for analysis of biological samples for gene expression and genotyping. Additionally, when available, Schering-Plough will be a beta test-site for our VistaLogic Information System, as well as the VistaClinic DNA Repository upon its release to facilitate genotyping of patient samples. Schering-Plough accounted for all of our service revenue or 30% of our total revenue for the six month period ending March 31, 2000.


     Procter & Gamble Pharmaceuticals. In March 2000, we began working with Procter & Gamble Pharmaceuticals through our GenoVista Partnership Program. Procter & Gamble Pharmaceuticals will utilize our custom VistaArray services to enhance their drug development programs with customized, high throughput gene expression analysis. For the six month period ending March 31, 2000, we recognized no revenues from Procter & Gamble Pharmaceuticals but expect to recognize revenues in our fiscal third quarter ending June 30, 2000.


  Technology Licensing

     We license our intellectual property that lies outside our core commercialization interests to third parties who have demonstrated success in commercializing new technologies.


     Motorola. In December 1998 we entered into a License and Option Agreement with Motorola to sublicense some of our intellectual property relating to electrokinetic hybridization enhancement and surface chemistries technologies. Pursuant to this agreement we granted Motorola both a worldwide license for research and development and an option for a non-exclusive, royalty-bearing worldwide license for commercialization of portable point of care, DNA-based diagnostic systems. Under the agreement, Motorola did not have the right to grant sublicenses. We will receive royalty payments based on net sales of the licensed products. Unless terminated earlier, the agreement remains in effect until the expiration of the last patent subject to the agreement. Either party may terminate the agreement in the event of a material breach by the other party and we, at our option, may terminate the agreement upon non-payment of royalties by Motorola.



     In July 1999 Motorola exercised its option under the 1998 agreement. Under the 1999 License and Research Agreement, Motorola obtained a co-exclusive, royalty-bearing, worldwide license relating to our electrokinetic hybridization enhancement technologies, a co-exclusive, royalty-bearing, perpetual, worldwide license relating to our surface chemistries technologies and a non-exclusive, royalty-bearing, worldwide license relating to non-CCD based optical detection of DNA technology. In addition, Motorola was


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


granted the right to sublicense our electrokinetic hybridization and surface chemistries technologies. In addition to licensing fees, we are entitled to receive annual royalties, subject to minimums, for the duration of the license agreement. If Motorola fails to pay the minimum royalty payments, we may terminate their right to grant sublicenses of the electrokinetic hybridization and surface chemistries technologies.



     Under the agreement, we agreed to conduct research, funded by Motorola, for the purpose of adapting our surface chemistries technology to Motorola's microarray format. This research commenced on July 31, 1999 and was extended by the First Amendment to the License and Research Agreement (described below) until December 31, 2000.



     Unless earlier terminated, the agreement remains in effect until the expiration of the last patent or disallowance of the last patent subject to the agreement. Both parties may terminate the agreement in the event of a material breach by either party and we, at our option, may terminate the agreement upon non-payment of royalties by Motorola.



     In March 2000, we strengthened our strategic partnership with Motorola through the execution of an Amendment to our existing License and Research Agreement. The Amendment served to clarify previous definitions, extend and expand the previous research and development program, reduce the running royalties paid to Genometrix from sublicensing income received by Motorola from two third parties and initiate a preferred partnership. Through the partnership, Motorola established Genometrix as a preferred provider of genomic services and Motorola has agreed to offer high-density DNA chips to Genometrix at preferred prices.



     To date, Motorola has made a cumulative equity investment of $10 million in our Company. In the six month period ended March 31, 2000, Motorola accounted for approximately 23% of our total revenue through a combination of contract research, license and royalty revenues. In addition, Motorola entered into an agreement with us whereby Motorola agreed to purchase 909,090 shares of common stock, based on an assumed offering size of seven million shares at an assumed offering price of $11 per share, in a private placement concurrent with the closing of this offering.



     We have been advised that in late April 2000, Nanogen, Inc. commenced a lawsuit in a California Federal Court against Motorola, Beckman Coulter, Inc. and MIT seeking a declaratory judgment. We are not a party to the lawsuit. In its complaint, Nanogen alleges, among other things, that it has been unable to successfully negotiate a sublicense of certain intellectual property previously licensed by us to Motorola. Nanogen is asking the court if the use by it of such intellectual property, absent such a sublicense, would be an infringement of the patent underlying such intellectual property. Nanogen is also asking the court to declare that some of the claims made in the patent underlying such intellectual property are invalid. Based on the information known to us at this time, we believe that, in the event Nanogen were to prevail in such lawsuit, it would not have a materially adverse affect on our current and prospective business operations.


  Research and Development Collaborations


     Other collaborations with third parties for the purpose of developing new intellectual property are detailed below. With the exception of the non-funded collaborative work with MIT, Genometrix has the right to obtain an exclusive license, upon commercially reasonable terms, to any intellectual property arising from the joint development efforts. Specific royalty rates and licensing fees are negotiated at the time licenses to desired intellectual property are negotiated. Since our inception through March 31, 2000 we have received cumulative funding under governmental grants of $6.3 million. None of the payments received by us under these grants are subject to repayment.


     National Cancer Institute (NCI). In 1998, we entered a three-year program funded by the NCI to develop new automation and microarray technology to enable use of microarrays as diagnostic and discovery tools in a clinical setting. This program also involves collaborations with the Baylor College of Medicine (Molecular Physiology), M.D. Anderson Cancer Center (Thoracic Surgery) and the University of Houston (Molecular Modeling). About half of this approximately $3.5 million dollar grant has been awarded directly to Genometrix.

     In 1998, we entered a program funded by the NCI and sponsored by the University of Arizona to design and fabricate standardized DNA probe microarrays and provide automated hybridization and

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

detection tools. The initial one-year term was extended to two years and provides Genometrix with $492,000 in funding.

     National Institute of Environmental Health Sciences (NIEHS). In 1998, we were awarded a $1.8 million three-year grant from the NIEHS for the development and validation of microarrays for population scale analysis of chemical carcinogenesis and pharmaceutical toxicology. Under this program, we have established a close collaboration with the National Center for Toxicological Research (NCTR), which is the FDA laboratory focused on the study of adverse drug reaction and the toxicity of environmental chemicals. NCTR provides externally analyzed samples for technology validation, as well as expert advice in the area of pharmacogenomics and chemical toxicology.


     Massachusetts Institute of Technology. We have been a collaborator with the Lincoln Laboratory of MIT in the area of DNA microarray technology since our inception. Current collaborative efforts involve no grant funding, but are directed towards microarray applications including enhanced surface chemistries and novel DNA sequencing technologies, in addition to advanced genotyping methods.


     University of Texas M.D. Anderson Cancer Center. We have several collaborative projects with the University of Texas M.D. Anderson Cancer Center in conjunction with our funded programs under NIEHS and NCI grants. These projects focus on the validation of our technologies in the area of cancer diagnostics and genetic epidemiology. Projects include large scale sample archiving technology, microarray technology for SNP analysis of inherited disease risk factors, protein microarrays for diagnostics and risk analysis and the development of DNA microarrays as a new class of mRNA-based blood test for toxicology, radio responsiveness and inherited disease risk analysis.

INTELLECTUAL PROPERTY


     Our core technology is protected by patents relating to electronic and optical DNA chip technology and for methods of using DNA chip technology to image microarrays. As of May 19, 2000, five U.S. patents have issued on various aspects of this technology: U.S. Patent No. 5,532,128, U.S. Patent No. 5,653,939, U.S. Patent No. 5,670,322, U.S. Patent No. 5,846,708 and U.S. Patent
No. 5,891,630. These patents are co-owned by MIT, Houston Advanced Research Center and Baylor College of Medicine, and are licensed to the Company as described below. These patents will expire between 2011 and 2014.


     In 1994, Genometrix received a license of technology related to such patents, and such license was renewed and amended in 1996. Such exclusive rights expire in 2006, at which time the exclusive rights will become non-exclusive unless the licensor agrees to extend exclusivity. In order to maintain the exclusive rights under the license through 2006, we are required to make minimum sales of products and services using such technology. We are also required to pay royalties on sales of products and services using such technology and on such licenses of such technology.

     In addition, we have filed patent applications in the areas of automated solid-state biological storage devices and methods, methods of retrieving solid-state biological samples and methods for manufacturing microarrays and for performing room temperature hybridization chemistries. We have also filed patent applications relating to scanning microarray fabrication technology, and have received a notice from the United States Patent and Trademark Office that the first of these applications has been allowed.

     In addition to pursuing intellectual property rights in the United States, we and our licensors routinely pursue patent protection in other countries, including Japan and countries in Europe. One patent related to our licensed DNA chip technology, EP 0543550 B1, was granted by the European Patent Office on January 27, 1999. An opposition to this European patent grant was filed by Clinical Micro Sensors, Inc. on October 27, 1999. A reply defending the European grant must be filed by June 17, 2000.

     We intend to continue to file patent applications as we develop new products and technologies. We believe our patent and licensing rights give us a competitive position in the area of high throughput applied genomic services.

     Our commercial success may also depend on obtaining patent protection for discoveries mined from our DNA repository and on products, methods and services based on such discoveries. We intend to apply for patent protection for such discoveries, methods and services; however, complex legal and factual
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determinations and evolving laws make patent protection uncertain. As a result, we cannot be sure that patents will issue from these or from any other of our patent applications, or from patent applications licensed to us. Nor can we guarantee that any patents that may issue from these patent applications will have the breadth necessary to create an effective competitive barrier. In addition, our patent rights may be challenged by third parties and, if so, may be found to be invalid or unenforceable. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same degree as does U.S. law.

     By entering into confidentiality agreements with third parties, employees and consultants, we attempt to protect our trade secrets, including bioinformatic algorithms, as well as software and know-how for integrating multiple robotic platforms with microarray technology to form our automated genotyping workstations. Our employees and consultants are contractually obligated to maintain the confidentiality of all company know-how and intellectual property, and to refrain from unfairly competing with us both during their term of employment and for a period of time thereafter, including non-solicitation of our employees and customers. Our employees and consultants are also obliged to assign to us all of their right, title and interest in any discoveries, inventions, patents and copyrights arising from their work for us. We cannot assure you that these agreements will be kept, or that, if challenged, they would be upheld. In addition, we can not guarantee that a third party would be prevented from independently discovering or inventing competing technologies, or that a third party could not reverse engineer our trade secrets. If our intellectual property is not protected from disclosure to or use by third parties, our competitive market position may be adversely affected.

     Although we are not a party to any material legal proceedings, in the future, third parties may file suits asserting that our technologies or products infringe on their intellectual property rights. We cannot predict whether third parties will file suit to assert their intellectual property rights against us or against our licensors, or whether such suits would harm our business. If we are forced to defend against such a suit, whether the claims in suit are with or without merit, or whether the claims in suit are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.

COMPETITION

     The genomics service market is competitive and we expect the intensity of the competition to increase. We currently compete with other companies providing microarray services and access to SNP and expression databases. With the current product mix, our products and services compete with alternative technologies such as gel-based assays, enzymatic tests, mass spectroscopy, bead-based methods, as well as array-based systems.

     In the areas of genotyping and SNP analysis, we compete with a number of companies offering services and/or products with alternative technologies. These companies include Affymetrix Inc., Amersham Pharmacia Biotech Ltd., Hyseq, Inc., Illumina, Inc., Luminex Corporation, Nanogen, Inc., Orchid Biosciences, Inc., PE Biosystems group, Rapigene, Inc., Sequenom, Inc., Qiagen Ltd., Third Wave Technologies, Inc. and Visible Genetics, Inc.

     In the areas of gene expression analysis, our principle competitors include Affymetrix, Inc., Amersham Pharmacia Biotech Ltd., Incyte Pharmaceuticals, Inc., Invitrogen Inc. and PE Biosystems group.

     Our principal competitors in the field of pharmacogenomics include Celera Genomics group, CLONTECH Laboratories, Inc., CuraGen Corporation, Genaissance Pharmaceuticals, Inc., GENSET Corporation, Incyte Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc., Myriad Genetics, Inc. and Variagenics, Inc.

     In many instances, our competitors have, or may have, greater financial, technical, research and other resources, or may have larger or more established marketing, sales, distribution and service organizations than we do. Moreover, competitors may have greater name recognition and may offer discounts as a

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competitive tactic. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective, commercially attractive or technologically advanced than ours. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our technologies.

GOVERNMENT REGULATION

     As with any research involving humans, we are subject to laws and regulations pertaining to the protection of human subjects and to genetic privacy. For example, we are subject to the Policy for the Protection of Human Subjects (45 CFR, Part 46), a body of regulations enforced by The Office for Protection from Research Risks (OPRR) of the U.S. Department of Health and Human Services (HHS), which applies to all federally funded research on humans.

     There are several currently enacted federal statutes that seek to prevent unauthorized or discriminatory use of individually identifiable DNA. The Genetic Discrimination Act of 1995 prevents insurers from requiring applicants to submit to genetic testing and provides that failure to submit to such tests cannot be the basis for a denial of coverage.

     Similarly, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) (P.L. 104-191) prohibits discrimination in health insurance on the basis of existing conditions, including genetic disorders. HIPAA protects individually identifiable health information that is electronically maintained or transmitted by a covered entity. Thus, a health plan cannot transmit to Genometrix any patient information that, among other restrictions, is created or received by a provider or health plan, that relates to the patient's past, present or future health and that identifies the individual or could identify the individual. Pursuant to HIPAA, the Secretary of HHS has promulgated proposed standards for the confidentiality of individually identifiable health information. The proposed rules create limitations to the disclosure and use of protected health information and create rights for the subjects of that information. A key component of our VistaClinic DNA Repository is the attendant clinical records that we receive. Although researchers are not considered "covered entities" to whom the proposed regulations directly apply, the regulations do specifically address the use and disclosure of protected health information for both federally- and privately-funded research purposes.

     A "covered entity" can use and disclose protected health information for research without individual authorization, provided that the covered entity receives documentation that the researcher's protocol has been reviewed by an Institutional Review Board or equivalent body such as a privacy board. The board must conclude that the researcher's protocol meets specified criteria designed to protect the subject's privacy. Absent such a conclusion, protected information may not be used for research purposes unless the covered entity has obtained the individual's prior authorization. The required use of an IRB or privacy board under HIPAA will place additional administrative and cost burdens on Genometrix and will affect our ability to obtain individual health information from covered entities. Such entities may not agree to disclose such information to us without first obtaining assurances that the researcher has complied fully with the requirements of the proposed regulations.

     In addition to the above noted federal legislation, there is a variety of genetic privacy and protection legislation currently pending in various stages of review by congressional committees, as well as in the legislatures of several states. Much of this legislation seeks to impose the same restraints on employers nationwide that President Clinton's recent executive order imposes on the federal government. The executive order limits the use of genetic test results in deciding whether to hire, promote or extend particular benefits to federal employees.

     Although our services are not regulated by governmental agencies such as the United States Food and Drug Administration, the FDA has announced its interest in collaborating with academia, industry and government in the development of microarray technologies to better define the biomarkers of toxic response for susceptible populations. In particular, the FDA is interested in working with other organizations to develop the capacity to utilize DNA-, RNA- and bioinformatic-based technologies to better understand toxin-induced responses in in vitro and in vivo model systems and to improve

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extrapolation of these systems to humans. The interest of the FDA or other governmental organizations in our services may increase as the number of pharmaceutical and biotechnology companies utilizing our technology increases.

     Because our DNA testing laboratory is designed for research purposes only at this point, we are not currently regulated under the Clinical Laboratory Improvement Act (CLIA). As we develop clinical testing, however, we will apply for CLIA laboratory certification. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests, (i) "waived," (ii) "moderately complex," and (iii) "highly complex," and the standards applicable to a clinical laboratory depend on the level of the tests it performs. Although the levels of CLIA diagnostic tests are not directly overlapping with genetic marker testing, we cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a materially adverse impact on us by limiting the potential market for our DNA testing services.

     In addition to laws regulating human subjects and genetic material, we are subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials and to state health and safety laws and regulations pertaining to medical research. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and operations.

     Finally, while most of the initial commercialization of our business has been within the United States, we anticipate that we will expand our services to other countries. Laws and regulations pertaining to our genomic services are in effect in many of the foreign countries in which we may do business. We cannot assure you that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining foreign regulatory approvals.

EMPLOYEES


     As of May 19, 2000, we employed a total of 106 persons in the following areas, 23 of whom hold Ph.D degrees and 27 of whom hold other advanced degrees:
44 in research and development; 11 in sales and marketing; 31 in operations; and 20 in finance and administration. To support our anticipated future growth, we expect to hire additional employees, particularly in the areas of sales and marketing. None of our employees are represented by unions and we believe our relations with our employees are good.


FACILITIES

     We currently lease approximately 47,000 square feet of newly constructed space at 2700 Research Forest Drive, The Woodlands, Texas. All of our genomics services, research and development, DNA storage and retrieval are performed at this site. Our facility includes a 1,000 square foot fireproof vault for the automated storage and retrieval of DNA samples. We believe our current facility, which was developed to our specifications, will be adequate to meet our near-term space requirements. We also have an option to expand our occupancy in our current facility to 70,000 square feet on commercially reasonable terms.

LEGAL PROCEEDINGS

     We have licensed rights under a European patent that was granted on January 27, 1999 to Massachusetts Institute of Technology, Baylor College of Medicine and Houston Advanced Research Center. The subject matter of this European patent grant corresponds to the subject matter in three of the five U.S. patents relating to DNA chip technology discussed under "Intellectual Property," above. Clinical Micro Sensors, Inc. filed an opposition to this European patent grant on October 27, 1999, and a reply defending the European grant must be filed by June 17, 2000. We are not a party to this action, and we can not assure you that our licensed rights to certain aspects of this DNA chip technology will not be adversely affected by this European opposition proceeding.

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age, position and committee membership of each of our directors and executive officers:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Mitchell D. Eggers...................  42     Chief Executive Officer, Director and Chairman of the
                                              Board
Robert H. Ellis(1)...................  53     President, Director
Michael Hogan(1).....................  48     Chief Scientific Officer, Director
David E. Jorden......................  37     Vice President and Chief Financial Officer
Deval Lashkari.......................  33     Vice President of Business Development and Marketing
Aleksandar Milosavljevic.............  38     Vice President of Bioinformatics
Stephen Das..........................  53     Vice President of Operations
Robert D. Touslee....................  41     Vice President and Chief Intellectual Property Officer
C. Thomas Caskey(2)(3)...............  61     Director
Nicholas J. Naclerio.................  38     Director
Bruce Peacock(2)(3)..................  48     Director
J. Evans Attwell(1)(2)(3)............  68     Director

---------------
(1) will be elected concurrently with the completion of the offering

(2) will serve on our Audit Committee upon completion of this offering

(3) will serve on our Compensation Committee upon completion of this offering

     Mitchell D. Eggers founded Genometrix in 1993. Mr. Eggers has served as Chief Executive Officer, Director and Chairman of the Board since the Company's inception. He also served as our President from May 1993 to July 1998. Prior to founding Genometrix, he was on the staff of the Lincoln Laboratory at MIT where he founded and directed a multidisciplinary biochip development program. He was subsequently the founder and program manager of the first DNA chip consortium, assembled in 1991. Mr. Eggers received a B.S., M.S. and Ph.D. in electrical engineering from Texas A&M University and is currently completing an M.B.A. from Rice University.

     Robert H. Ellis has served as our President since July 1998 and will join our board of directors concurrently with the completion of this offering. From 1986 until joining us, Mr. Ellis served as product manager and then as president and general manager of Applied Biosystems Japan, a division of Perkin Elmer, a manufacturer of biotechnology equipment. During his twelve year career at Perkin Elmer, Mr. Ellis was promoted to business unit manager of Applied Markets and Nucleic Acids. Prior to his joining Perkin Elmer, Mr. Ellis was a section manager at Hewlett Packard where he led product development for analytical chemistry systems. Mr. Ellis received a B.A. in chemistry from Hartwick College and attended graduate school at Rensselaer Polytechnic Institute.

     Michael Hogan has served as our Chief Scientific Officer since May 1998 and has worked extensively with us since 1991 on joint research programs. Mr. Hogan will join our board of directors concurrently with the completion of this offering. From 1987 until joining us, Mr. Hogan was a tenured professor at Baylor College of Medicine in Houston where he developed pioneering surface chemistries that enhanced the rate and specificity of nucleic acid hybridization on solid supports. Prior to his professorship at Baylor, Mr. Hogan was an assistant professor at Princeton University and completed his post-doctoral studies at Stanford University. Mr. Hogan received a B.A. in biology from Dartmouth College and a Ph.D. in biophysics from Yale University.

     David E. Jorden has served as our Vice President and Chief Financial Officer since March 2000. From 1989 through 1996 and from 1998 until joining us, Mr. Jorden was a principal at Fayez Sarofim & Co., an investment management company, where he was engaged in equity security analysis and portfolio management. From 1996 until 1998, Mr. Jorden co-founded and was a principal at Cypress Asset Management, Inc., an independent investment advisory firm. Mr. Jorden received a B.B.A. from the University of Texas and an M.M. from Kellogg Graduate School of Management at Northwestern University. Mr. Jorden is a Chartered Financial Analyst and Certified Public Accountant.

     Deval Lashkari has served as our Vice President of Business Development and Marketing since May 1999. From 1998 until joining us, Mr. Lashkari was director of product development for Incyte Pharmaceuticals in its business development and marketing groups where he developed new microarray-based genomic programs for pharmaceutical customers. In 1996, he was an early employee and founding scientist of Synteni, a microarray company later acquired by Incyte, where he was a research director. Mr. Lashkari received a B.A. in genetics from the University of California, Berkeley and a Ph.D. in genetics from Stanford University.

     Aleksandar Milosavljevic has served as Vice President of Bioinformatics since November 1998 and directs our bioinformatics and database development efforts. From 1995 until joining us, Mr. Milosavljevic led the bioinformatics activities of CuraGen Corporation, a biotechology company. Mr. Milosavljevic was also a member of the genomics group at Argonne National Laboratory from 1992 until 1995, managed the group from 1994 until 1995 and was responsible for processing and cataloging the results of one million experiments on DNA chips daily. Mr. Milosavljevic received a Dipl. Ing. in electrical engineering from the University of Belgrade, Yugoslavia, an M.S. in computer science and engineering from Santa Clara University and a Ph.D. in computer and information sciences from the University of California, Santa Cruz.

     Stephen Das has served as our Vice President of Operations since December 1999. From November 1998 until joining us, Mr. Das was vice president of operations for MRG, a manufacturer of implantable drug delivery systems in California. From 1994 to 1998, Mr. Das was vice president of manufacturing for Sulzer Intermedics, a biotechnology company, where he was responsible for U.S. manufacturing operations for implantable cardiac pacemakers. Mr. Das received a B.S. in physics from the University of Central Florida.

     Robert D. Touslee has served as our Vice President and Chief Intellectual Property Officer since March 2000. Prior to joining us, Mr. Touslee was associate general counsel to the Johns Manville Corporation from 1997 to March 2000. Prior to that, Mr. Touslee was patent counsel to Air Liquide, S.A. from 1993 to 1997. Mr. Touslee received a B.S. in chemical engineering from Auburn University, an M.B.A. from University of Colorado and a J.D. from the University of Denver.

     C. Thomas Caskey joined our board of directors in February 2000. Mr. Caskey served as senior vice president of human genetics and vaccines discovery at Merck Research Laboratories from 1995 until March 2000 and was also a trustee and president of the Merck Genome Research Institute, Inc. He is also an adjunct professor in the department of molecular and human genetics, biochemistry and cell biology at Baylor College of Medicine in Houston and in the department of molecular genetics and microbiology at the University of Medicine and Dentistry of New Jersey. Mr. Caskey received an M.D. degree from Duke University.

     Nicholas J. Naclerio joined our board of directors in February 1999. Mr. Naclerio has served as vice president and general manager of the BioChip Systems business unit at Motorola, Inc. since June 1999. Mr. Naclerio joined Motorola in November 1997, where he served as director of strategy for new enterprises including biochip systems. From January 1990 until joining Motorola, Mr. Naclerio held various positions at the Defense Advanced Research Projects Agency including his last position as assistant director of the electronics technology office. Mr. Naclerio received a Ph.D. in electrical engineering from the University of Maryland.

     Bruce A. Peacock served on our board of directors from June 1998 to June 1999 and rejoined our board of directors in February 2000. Mr. Peacock has served as president, chief operating officer and director of Orthovita, Inc., a biomaterials corporation since June 1999. From 1992 to 1999, Mr. Peacock was chief operating officer at Cephalon, Inc., a biopharmaceutical company engaged in drug discovery.

Previously, Mr. Peacock was the chief financial officer for Centocor, a biopharmaceutical company. Mr. Peacock received a B.A. degree in business administration from Villanova University.

     J. Evans Attwell will join our board of directors concurrently with the completion of this offering. Mr. Attwell is currently of counsel to Vinson & Elkins, L.L.P., a law firm headquartered in Houston, Texas; from 1965 to 1995, Mr. Attwell was a partner at such firm, and its managing partner from 1981 to 1991. Mr. Attwell is currently a director of American General Corporation, Dain Rauscher Incorporated, one of the underwriters of this offering, and Ocean Energy, Inc. and a trustee of The Robert A. Welch Foundation. Mr. Attwell received a B.A. in history from Rice University and an L.L.B. from the University of Texas.

     Our executive officers are appointed by the board of directors and serve at the discretion of the board. There are no family relationships between any director or executive officer. Mr. Naclerio has a contractual right to serve on the board of directors as the designated representative of Motorola, and although Mr. Naclerio will continue to serve as a director after the offering, such contractual right will terminate following the conversion of preferred stock upon completion of this offering.

SCIENTIFIC ADVISORY BOARD

     We have established a scientific advisory board made up of leaders in fields related to genomics, proteomics and bioinformatics. These advisors assist us in formulating our research, development and commercialization strategies. Members are reimbursed for the reasonable expenses of attending meetings of the scientific advisory board. We have also granted each member of our scientific advisory board the option to purchase 6,000 shares of our common stock.

ADVISOR                                                        INSTITUTION
-------                                                        -----------
David S. Alberts, M.D. ..............  Professor of Medicine and Pharmacology, Arizona Cancer
                                       Center
Christopher Amos, Ph.D. .............  Professor of Epidemiology, M.D. Anderson Cancer Center
Nicholas P. Lang, M.D. ..............  Professor of Internal Medicine, University of Arkansas
                                       Medical Center
Yasufumi Murakami, Ph.D. ............  Professor of Genomics, Science University of Tokyo
Teruhisa Noguchi, Ph.D. .............  President and CEO, Tenox Institute, Japan

BOARD COMPOSITION

     We currently have four directors. Upon completion of this offering, our board of directors will consist of seven members divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates are as follows:

     - The Class I directors will be C. Thomas Caskey and Michael Hogan and their term will expire at the annual meeting of stockholders to be held in 2001.

     - The Class II directors will be Bruce Peacock, Robert H. Ellis and J. Evans Attwell and their term will expire at the annual meeting of stockholders to be held in 2002.

     - The Class III directors will be Nicholas J. Naclerio and Mitchell D. Eggers and their term will expire at the annual meeting of stockholders to be held in 2003.

     At each annual meeting of stockholders after the initial classification, the successors to directors whose terms expire at the meeting, will be elected to serve from the time of election by the stockholders until the third annual meeting following election. In addition, the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be evenly distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. Upon completion of this offering, our board of directors will have a compensation committee composed of Bruce Peacock, C. Thomas Caskey and J. Evans Attwell, which will make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for our executive officers and administer our stock plans.

     Audit Committee. Upon completion of this offering, our board of directors will have an audit committee composed of Bruce Peacock, C. Thomas Caskey and J. Evans Attwell, which will review the result and scope of audits, the independence of our auditors and other services provided by our independent public accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the compensation committee has at any time been one of our officers or employees; however, Bruce Peacock had a consulting arrangement with us until February 2000, which arrangement has terminated and has not been renewed. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

COMPENSATION OF DIRECTORS

     We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending board of director meetings. Our non-employee directors are eligible to receive nonqualified stock option grants under our 1994 Stock Plan and 2000 Employee, Director and Consultant Stock Option Plan. In February 2000, C. Thomas Caskey and Bruce Peacock received non-qualified stock options under our 1994 Stock Plan to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share. Options for 10,000 of these shares were immediately exercisable and the remaining portion of these options shall become exercisable in February 2001 provided that the directors are still serving on the board of directors on such date.

LIMITATIONS OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and limits the liability of our directors to the fullest extent permitted by Delaware law. Our certificate of incorporation and By-Laws also provide that we will indemnify and advance expenses to any of our directors who by reason of his or her service as an officer or director, is involved in legal proceedings of any nature.

     We will repay expenses incurred by a director or an officer in connection with any civil or criminal proceeding, specifically including actions by us or in our name (derivative suits). Such expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses. A director or officer will not receive indemnification if the director or officer is found not to have acted in good faith and in a manner the director or officer reasonably believed to be in the company's best interest.

     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table presents summary information for the fiscal year ended September 30, 1999 regarding the compensation of each of our Chief Executive Officer and other four most highly-compensated individuals whose salary and bonus for Fiscal Year 1999 were in excess of $100,000.

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1999

                                                  ANNUAL                            LONG-TERM
                                               COMPENSATION                        COMPENSATION
                                   -------------------------------------    --------------------------
                                                               OTHER        SECURITIES        ALL
                                    ANNUAL COMPENSATION        ANNUAL       UNDERLYING       OTHER
                                   ---------------------    COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION        SALARY($)    BONUS($)        ($)            (#)            ($)
---------------------------        ---------    --------    ------------    ----------    ------------
Mitchell D. Eggers...............  $213,684     $55,000       $12,000(1)          --          --
  Chief Executive Officer
William Balch....................  $236,642(2)       --            --             --          --
  Vice President of Marketing and
     Sales
Robert H. Ellis..................  $182,268     $50,000            --             --          --
  President
Michael Hogan....................  $159,421     $42,500            --             --          --
  Chief Scientific Officer
Aleksandar Milosavljevic.........  $116,711     $27,393            --        100,000          --
  Vice President of
     Bioinformatics

---------------
(1) Represents payment of tuition for an MBA program in which Mr. Eggers is enrolled.

(2) Includes a lump sum severance of $99,382 in connection with Mr. Balch's voluntary termination of employment on September 17, 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

     The following table presents the only stock options granted during the fiscal year ended September 30, 1999 to an individual listed in the Summary Compensation Table. The option was granted under our 1994 Stock Plan.

     The potential realizable value is calculated based on the ten year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the SEC and does not represent our estimate of future stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock under the option by the deemed fair market value on the date of grant;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

     -     subtracting from the result the aggregate option exercise price.

     The percentage shown under "Percent of Total Options Granted to Employees in Fiscal Year 1999" is based on an aggregate of 618,900 options granted to our employees under our 1994 Stock Plan in Fiscal Year 1999.

                                                                                                   POTENTIAL REALIZATION
                                                                                                     VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                                          NUMBER OF      PERCENT OF                                     STOCK PRICE
                                          SECURITIES    TOTAL OPTIONS                                APPRECIATION FOR
                                          UNDERLYING     GRANTED TO      EXERCISE                       OPTION TERM
                                           OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION   ---------------------
NAME                                       GRANTED       FISCAL YEAR    (PER SHARE)      DATE         5%          10%
----                                      ----------    -------------   -----------   ----------   ---------   ---------
Aleksandar Milosavljevic................   100,000(1)       16.2%          $2.36      11/1/2008    $148,419    $376,123
  Vice President of Bioinformatics

---------------
(1) The option was 20% exercisable upon grant. The remaining 80,000 vests annually over four years from November 1, 1998.

     In addition to the information presented above, we granted the following executive officers fully-exercisable options to purchase shares of common stock at an exercise price of $3.00 per share in the month of December 1999: Mitchell
D. Eggers, Chief Executive Officer and Chairman of the Board, 15,000 shares; Robert H. Ellis, President, 20,000 shares; Michael Hogan, Chief Scientific Officer, 15,000 shares; and Aleksandar Milosavljevic, Vice President of Bioinformatics, 15,583 shares. Further, we also granted the following executive officers options to purchase shares of common stock at $3.00 per share on March 9, 2000: David E. Jorden, Vice President and Chief Financial Officer, 500,000 shares, vesting over four years; and Deval Lashkari, Vice President of Business Development and Marketing, 125,000 shares, vesting over 27 months.

                               1999 OPTION VALUES

     The following table presents the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of September 30, 1999.

     Amounts shown in the column "Value of Unexercised In-the-Money Options at September 30, 1999" are based on an assumed initial public offering price of $11.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                     OPTIONS AT                      OPTIONS AT
                                                 SEPTEMBER 30, 1999              SEPTEMBER 30, 1999
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Mitchell D. Eggers........................         --              --               --              --
William Balch.............................    283,333(1)           --       $2,971,500              --
Robert H. Ellis...........................    220,000         600,000       $2,310,000      $6,300,000
Michael Hogan.............................    283,333         566,667       $2,971,500      $5,950,004
Aleksandar Milosavljevic..................     20,000          80,000       $  172,800      $  691,200

---------------

(1) In March 2000, Mr. Balch exercised 40,000 of these options and the balance of 243,333 expired.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL ARRANGEMENTS

     We have not entered into employment agreements with any of our executive officers. We have entered into consulting agreements with each member of the scientific advisory board which continue unless terminated on thirty days' notice of either party or for reasonable cause by us. We also entered into a consulting agreement with Bruce Peacock, a member of our board of directors, which expired on February 1, 2000, and have issued 21,186 shares of our common stock under this agreement for services he provided in exploring sources of funding for our business.

     We entered into a severance agreement with William Balch, our former Vice President of Sales and Marketing, on the date of his voluntary termination, September 17, 1999. Pursuant to this agreement,

Mr. Balch received a lump sum severance of $99,382 including a payment for unused vacation time and a payment for the exercise price of his vested options.

EMPLOYEE BENEFIT PLANS

  1994 Stock Plan and 2000 Employee, Director and Consultant Stock Option Plan

     Our 1994 Stock Plan and 2000 Stock Plan were approved by our board of directors and by our stockholders in 1995 and 2000, respectively. Under both plans, we may grant incentive stock options and nonqualified stock options. Options to purchase common stock under both plans generally vest over a period of three years. A total of 8,300,000 and 5,000,000 shares of common stock have been reserved for issuance under the 1994 Stock Plan and the 2000 Stock Plan, respectively. As of March 31, 2000, 3,608,583 shares have been issued upon exercise of options granted under the 1994 Stock Plan, 3,906,530 shares may be issued upon the exercise of options outstanding and 784,887 shares are available for future issuance under the 1994 Stock Plan. No options have been granted under the 2000 Stock Plan. Shares subject to stock options that expire or otherwise terminate without having been exercised in full again become available for grant of awards under both plans.

     Upon completion of this offering, both the 1994 Stock Plan and the 2000 Stock Plan will be administered by our Compensation Committee. The Compensation Committee will determine the terms of options granted pursuant to these plans, including:

     -     the exercise price and the number of shares subject to each option;

     -     the vesting schedule for options;

     -     the termination or cancellation provisions applicable to options; and

     - the conditions relating to our right to reacquire shares subject to options.

     The maximum term of options granted under each plan is ten years.

  401(k) Plan

     We maintain a retirement and deferred savings plan for our employees that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute up to 15% of the employee's pre-tax compensation to the savings plan, subject to applicable limitations under the law. We match 25% of every dollar contributed by an employee up to a total contribution of 0.75% of the employee's monthly salary.

                              RELATED TRANSACTIONS

     Stock Purchases. The following executive officers, directors or holders of more than 5% of our voting securities purchased or received securities with a value of $60,000 or more on the dates set forth below within the last three years:

                                                  SHARES OF CONVERTIBLE PREFERRED STOCK
                                           ----------------------------------------------------
PURCHASER                                  SERIES C      SERIES D      SERIES E       SERIES F
---------                                  --------      --------      ---------      ---------
DIRECTORS AND OFFICERS
David E. Jorden..........................   50,000                                       85,000
Nicholas J. Naclerio.....................                 706,714(1)   2,666,667(1)
FIVE PERCENT STOCKHOLDERS
Motorola, Inc. ..........................                 706,714      2,666,667
  1303 East Algonquin Road
  11th Floor
  Schaumburg, IL 60196
Fayez Sarofim............................  106,000                                      886,550(2)
  2907 Two Houston Center
  Houston, TX 77010
Price Per Share..........................    $2.36          $2.83          $3.00          $3.00
Date(s) of Purchase......................   9/3/98       12/28/98         7/6/99-       8/31/99-
                                                                         1/13/00        1/31/00

---------------
(1) Represents 706,714 shares of Series D Convertible Preferred Stock and 2,666,667 shares of Series E Convertible Preferred Stock held by Motorola, a more than 5% stockholder. Mr. Naclerio is the designated representative of Motorola on our board of directors. Mr. Naclerio disclaims beneficial ownership of all such shares.

(2) Includes 443,275 shares held by FSI No. 2 Corporation. Fayez Sarofim is the controlling stockholder of The Sarofim Group, Inc. which indirectly owns more than 80% of the outstanding capital stock of FSI No. 2 Corporation. Until February 29, 2000, David E. Jorden, our Vice President and Chief Financial Officer, was a principal of Fayez Sarofim & Co.

     Warrants. In addition to the stock purchases listed above, on August 31 and December 29, 1999, respectively, David E. Jorden, our Vice President and Chief Financial Officer, purchased common stock warrants for 12,000 and 5,000 shares, respectively. These warrants were included in the units he purchased in the first and second rounds of the Series F financing, respectively, for an aggregate consideration of $255,000. Mr. Jorden also holds an immediately exercisable call option for 7,500 of Mr. Egger's shares issued in connection with his investment in the Series F financing. Mr. Fayez Sarofim, a more than 5% stockholder, purchased 66,433 and 22,222 of such common stock warrants as part of units in the first and second rounds of the Series F financing for an aggregate consideration of $1,329,825. FSI No. 2 Corporation, an affiliate of Mr. Sarofim, also purchased 66,433 and 22,222 common stock warrants as part of the Series F units for an aggregate consideration of $1,329,825. In addition, Mr. Sarofim and FSI No. 2 Corporation each hold an immediately exercisable call option for 33,333 shares issued in connection with their investments in the Series F financing. Fayez Sarofim is the controlling stockholder of The Sarofim Group, Inc. which indirectly owns more than 80% of the outstanding capital stock of FSI No. 2 Corporation.

  Agreements and Transactions.

     We have entered into the following related-party agreements and transactions with our executive officers, directors and more than 5% stockholders during the last three fiscal years.

     1. The following eight agreements relate to transactions with Motorola, Inc., a more than 5% stockholder. Nicholas J. Naclerio, one of our directors, is also an officer of Motorola, Inc.

     - On December 28, 1998, we entered into a Stock Purchase Agreement with Motorola, Inc., pursuant to which Motorola purchased 706,714 shares of our Series D Convertible Preferred Stock for an aggregate purchase price of $2,000,000.

     - On December 28, 1998, we entered into a License and Option Agreement with Motorola pursuant to which we licensed intellectual property relating to electrical DNA chip technology and hybridization chemistries for Motorola's evaluation purposes with the option to license the technology for commercial purposes in exchange for royalties and a license option fee.

     - On December 28, 1998, we entered into a Voting and Right of First Refusal Agreement with Motorola pursuant to which Motorola has first refusal rights on common stock owned by Mitchell D. Eggers, our Chief Executive Officer, director and Chairman of the Board.

     - On July 6, 1999, we entered into a Stock Purchase Agreement with Motorola pursuant to which Motorola purchased 1,666,667 shares of our Series E Convertible Preferred Stock on July 6, 1999 and 1,000,000 shares of our Series E Convertible Preferred Stock on January 13, 2000 for an aggregate purchase price of $8,000,000.

     - On July 6, 1999, we entered into a License and Research Agreement with Motorola pursuant to which Motorola licensed intellectual property relating to electrical DNA chip technology and hybridization chemistries for commercial purposes in exchange for royalties and a licensing fee.

     - On July 6, 1999, we entered into an Amended and Restated Registration Rights Agreement with Motorola, pursuant to which Motorola has demand, piggy-back and shelf-registration rights.

     - On March 20, 2000, we entered into a First Amendment to our License and Research Agreement with Motorola pursuant to which Motorola named Genometrix as a preferred provider of genomic services and agreed to offer high-density chips to Genometrix at preferred prices.


     - On March 27, 2000, we entered into a Stock Purchase Agreement, pursuant to which Motorola agreed to purchase 909,090 shares of common stock, based on an assumed offering of 7,000,000 shares at an assumed offering price of $11 per share, in a private placement concurrent with the closing of this offering.


     2. On September 3, 1998, we entered into an Amended and Restated Registration Rights Agreement with our founders (including Mitchell D. Eggers and Michael Hogan, each an executive officer and a director) and the holders of Series A, Series B and Series C Preferred Stock, as well as the purchasers of convertible notes issued in 1994 and 1996 and subsequent purchasers of Series F Preferred Stock. Fayez Sarofim and Kenneth Nill, both more than 5% stockholders, are parties to this agreement.

     3. On July 5, 1994, we entered into a Stockholders' Agreement with Mitchell
D. Eggers, our Chief Executive Officer, Chairman of the Board and director, Kenneth Nill, a more than 5% stockholder, and Daniel J. Erhlich, a founder. This agreement was amended in August 1997 and September 1998 and provides for rights of first refusal and for their election to the Board of Directors. This agreement will terminate upon completion of the offering except for a 180-day market-standoff provision.

     4. On July 1, 1998, we entered into a consulting agreement with Bruce Peacock, one of our directors, pursuant to which Mr. Peacock has been issued 21,186 shares for services rendered in connection with his consulting agreement. This agreement terminated on February 1, 2000 and has not been renewed.

     5. On September 17, 1999 we entered into a Severance Agreement with William Balch pursuant to which Mr. Balch received a lump sum severance due to his voluntary resignation as our Vice President of Marketing and Sales in the amount of $99,382 including a payment for unused vacation time and a payment for the exercise price of his vested options.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of the 7,000,000 shares of common stock in this offering and the purchase by Motorola of 909,090 shares of common stock in a private placement concurrent with the closing of this offering, by:

     -     each executive officer named in the Summary Compensation Table;

     -     each of our directors;

     -     all of our current directors and executive officers as a group; and

     - each person or group of affiliated persons known by us to own beneficially more than five percent of our common stock.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2000 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 20,885,793 shares of common stock outstanding on March 31, 2000, which assumes the conversion of all outstanding shares of preferred stock into common stock and 30,068,437 shares of common stock outstanding after the completion of this offering.

     Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Genometrix Incorporated, 2700 Research Forest Drive, The Woodlands, TX 77381.

      AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED AS OF MARCH 31, 2000


                                                SHARES ISSUABLE
                                                 UNDER OPTIONS
                                                  OR WARRANTS                                    PERCENTAGE OF
                                                  EXERCISABLE                                    COMMON STOCK
                            NUMBER OF               WITHIN                                    BENEFICIALLY OWNED
                              SHARES              60 DAYS OF                                  -------------------
                           BENEFICIALLY            MARCH 31,                                   BEFORE     AFTER
BENEFICIAL OWNER              OWNED                  2000                 TOTAL               OFFERING   OFFERING
----------------           ------------         ---------------         ----------            --------   --------
DIRECTORS AND EXECUTIVE
  OFFICERS
Mitchell D. Eggers.......    5,912,300(1)(2)         16,000(3)           5,928,300(1)(2)(3)     28.4%      19.7%
Robert H. Ellis..........        1,000(4)           219,000                220,000(4)            1.0%       *
William Balch............      540,000                                     540,000               2.6%       1.8%
Michael Hogan............      975,000(5)(6)        581,666              1,556,666(5)(6)         7.3%       5.1%
Aleksandar
  Milosavljevic..........       55,583                                      55,583               *          *
C. Thomas Caskey.........           --               10,000                 10,000               *          *
Bruce Peacock............       18,436               10,000                 28,436               *          *
Nicholas J. Naclerio.....    3,373,381(7)                --              3,373,381(7)           16.2%      14.2%(8)
J. Evans Attwell.........       88,895               17,779(9)             106,674(9)            *          *
All current directors and
  executive officers as a
  group (14 persons).....   11,099,595              963,111             12,062,706              55.2%      41.8%
                            ----------              -------             ----------              ====       ====
FIVE PERCENT OR MORE
  STOCKHOLDERS
Motorola, Inc. ..........    3,373,381                   --              3,373,381              16.2%      14.2%(8)
  1303 East Algonquin
  Road
  Schaumburg, IL 60196
Kenneth Nill.............    1,292,700(10)               --              1,292,700(10)           6.2%       4.3%
  16 Bennington Road
  Lexington, MA 02173
Fayez Sarofim............      992,550(11)          177,310(12)(13)      1,169,860(11)(12)(13)    5.6%      3.9%
  2907 Two Houston Center
  Houston, TX 77010


---------------
  *  Represents beneficial ownership of less than 1% of our outstanding shares.

 (1) Includes 5,000 shares held by Mr. Eggers' spouse. Mr. Eggers disclaims beneficial ownership of such shares.

 (2) Includes 100,000 shares subject to immediately exercisable call options held by seven investors in the second round of the Series F financing.

 (3) Includes a warrant, held by Mr. Eggers' spouse, to purchase 1,000 shares of common stock. Mr. Eggers' disclaims beneficial ownership of the shares underlying such warrant.

 (4) Includes 250 shares owned by each of Mr. Ellis' three children and 250 owned by his spouse. Mr. Ellis disclaims beneficial ownership of all such shares.

 (5) Includes 75,000 shares held by Mr. Hogan's daughter.

 (6) Includes 13,336 shares subject to an immediately exercisable call options held by two investors in the second round of the Series F financing.

 (7) Represents 706,714 shares of Series D Convertible Preferred Stock and 2,666,667 shares of Series E Convertible Preferred Stock held by Motorola, a more than 5% stockholder. Mr. Naclerio is the designated representative of Motorola on our board of directors. Mr. Naclerio disclaims beneficial ownership of all such shares.

 (8) Reflects 4,282,471 shares held by Motorola after the offering adjusted for the purchase by Motorola of 909,090 shares of common stock in a private placement concurrent with the closing of this offering.

 (9) Does not include an immediately exercisable call option to purchase 6,668 of common stock from Mr. Hogan.

(10) Includes 19,153 shares subject to an immediately exercisable call option held by one investor in the second round of the Series F financing. Includes 1,100,000 shares held by the Kenneth W. Nill Qualified Annuity Trust 2000 and 7,000 shares held by Mr. Nill's sister. Mr. Nill disclaims beneficial ownership of all shares held by the trust and his sister.

(11) Includes 443,275 shares held by FSI No. 2 Corporation. Fayez Sarofim is the controlling stockholder of The Sarofim Group, Inc. which indirectly owns more than 80% of the outstanding capital stock of FSI No. 2 Corporation.

(12) Includes warrants to purchase 88,655 shares of common stock held by FSI No. 2 Corporation. Fayez Sarofim is the controlling stockholder of The Sarofim Group, Inc. which indirectly owns more than 80% of the outstanding capital stock of FSI No. 2 Corporation.

(13) Does not include an immediately exercisable call option to purchase 33,333 shares from Mr. Eggers held by each of Fayez Sarofim and FSI No. 2 Corporation.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $.01 par value per share, and 6,000,000 shares of preferred stock, $.01 par value per share, and there will be 30,068,437 shares of common stock and no shares of preferred stock outstanding. As of March 31, 2000, we had 22,159,347 shares of common stock outstanding held of record by 35 stockholders, 8,973,274 shares of preferred stock outstanding held of record by 89 stockholders and there were outstanding options to purchase 3,906,530 shares of common stock and outstanding warrants to purchase 870,274 shares of common stock and warrants to purchase 241,970 shares of Series B Convertible preferred stock which will be automatically converted into warrants to purchase an equivalent number of common shares at the same exercise price upon completion of the offering.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption.

PREFERRED STOCK

     The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change in control of Genometrix or an unsolicited acquisition proposal.

OPTIONS

     As of March 31, 2000, options to purchase a total of 3,906,530 shares of common stock were outstanding at a weighted average exercise price of $2.06 per share under our 1994 Stock Plan. No options have been granted under our 2000 Stock Plan. Options to purchase an additional 784,887 shares of common stock may be granted under the 1994 Stock Plan and options to purchase 5,000,000 shares of common stock may be granted under the 2000 Stock Plan.

WARRANTS

     We have outstanding warrants to purchase a total of 870,274 shares of our common stock at a weighted average exercise price of $2.63 per share which may be exercised prior to the completion of this offering. If not exercised on or prior to the completion of this offering, these warrants will expire. In addition, we have outstanding warrants to purchase a total of 241,970 shares of our Series B Convertible Preferred Stock at an exercise price of $1.10 per share issued in connection with notes issued in a 1996 financing, and that are exercisable for one year after completion of the offering. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of recapitalization events, including any reclassification, stock dividend, stock split, stock combination or similar transactions. All of the warrants are currently exercisable.

REGISTRATION RIGHTS

     The holders of the following shares of our common stock are entitled to the registration rights described below with respect to those shares. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in any such registration by the terms of each agreement. All expenses incurred in connection with registrations effected in connection with the following rights will be borne by us, except underwriters' discounts and commissions in connection with an underwritten offering.

     Demand Rights. Beginning 180 days after completion of this offering, the holders of at least 50% of the 3,373,381 shares of common stock to be issued upon the conversion of the Series D and Series E Convertible Preferred Stock with anticipated net proceeds to the holders of at least five million dollars may request that we effect a registration statement of such stock. Upon such request, we are obligated to use our best efforts to register such shares. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

     Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, the holders of 9,376,534 shares of common stock and 1,112,294 shares of common stock issuable upon the exercise of outstanding warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

     Shelf Registration Rights. In addition, holders of at least 30% of the 3,373,381 shares of common stock to be issued upon conversion of the Series D and Series E Convertible Preferred may request that we register such shares on Form S-3, provided that we are eligible to use this form. There is no limit to the number of registrations on Form S-3 that we may be required to effect, except that we will not be required to effect such a registration unless the aggregate offering price of the shares to be registered, based on the then current market price, is at least one million dollars. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The provisions of Delaware law and of our certificate of incorporation and By-Laws to be effective upon completion of the offering discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Genometrix.

     Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to the exceptions therein, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Classified Board of Directors. Upon completion of this offering, our board of directors will be divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our By-Laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the By-Laws. If it is determined that business was not properly brought before a meeting in accordance with our By-Law provisions, such business will not be conducted at the meeting.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

     No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation to be effective upon completion of the offering does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

     Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Certain Charter and By-law Provisions" or to reduce the number of authorized shares of common stock or preferred stock. This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote is also required for any amendment to, or repeal of, our By-Laws by the stockholders. Our By-Laws may be amended or repealed by a simple majority vote of the board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have 30,068,437 shares of common stock outstanding, assuming no exercise of options or the warrants to purchase Series B Convertible Preferred Stock outstanding as of March 31, 2000 and the conversion of all outstanding shares of preferred stock, the conversion of notes payable and related accrued interest as of that date, the assumed exercise of all common stock purchase warrants and the purchase by Motorola of 909,090 shares of common stock in a private placement concurrent with the closing of the offering. Of these shares, only the shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 23,068,437 shares of common stock existing are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

 APPROXIMATE NUMBER OF SHARES                  DAYS AFTER THE EFFECTIVE DATE
 ----------------------------                  -----------------------------
                 --             On Effectiveness.
             3,448,678........  90 days.
            19,020,480........  180 days (subject, in some cases, to volume limitations).
            30,068,437........  At various times after 180 days (subject, in some cases, to volume limitations).

     Lock-Up Agreements. Motorola and our directors and executive officers and the majority of our stockholders and option holders have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers subject to limited exceptions. Lehman Brothers, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

     Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately 300,684 shares immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Rule 701. Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers or consultants prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

     Stock Options. As of March 31, 2000, options to purchase a total of 3,906,530 shares of common stock under our 1994 Stock Plan were outstanding. 3,764,947 of the shares subject to options are subject to lock-up agreements. No options have been granted under our 2000 Stock Plan. An additional 784,887 shares of common stock were available for future option grants under the 1994 Stock Plan and options to purchase 5,000,000 shares of common stock may be granted under the 2000 Stock Plan.

     Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 1994 Stock Plan and our 2000 Stock Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

                                  UNDERWRITING

     Under the underwriting agreement, which was filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Chase Securities Inc., Dain Rauscher Incorporated and Thomas Weisel Partners LLC are acting as representatives, have agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Lehman Brothers Inc. .......................................
Chase Securities Inc. ......................................
Dain Rauscher Incorporated..................................
Thomas Weisel Partners LLC..................................
Fidelity Capital Markets, a division of National Financial
  Services Corporation......................................
                                                              --------
  Total.....................................................  7,000,000
                                                              ========

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true and that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,050,000 additional shares.

                                                                               FULL
PAID BY GENOMETRIX INCORPORATED                               NO EXERCISE    EXERCISE
-------------------------------                               -----------    --------
Per Share...................................................
Total.......................................................

     The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers, who may include the underwriters, at the public offering price less a selling commission not in
excess of $     per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $     per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

     We have granted the underwriters an option to purchase up to an aggregate of 1,050,000 additional shares of common stock, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

     Motorola, all of our executive officers and directors and holders of the majority of our capital stock have agreed under lock-up agreements that, without the prior consent of Lehman Brothers, they will not, directly or indirectly, offer, sell, or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. Please see "Shares Eligible for Future Sale."

     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

     -     our historical performance and capital structure;

     -     estimates of our business potential and earning prospects;

     -     an overall assessment of our management; and

     - the consideration of the above factors in relation to market valuation of companies in related businesses.

     We have applied to the Nasdaq National Market for listing approval under the symbol "GNMX".

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 138 filed public offerings of equity securities, of which 102 have been completed, and has acted as a syndicate member in an additional 75 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.


     Mr. J. Evans Attwell, who has consented to be a director upon completion of this offering, is also a director of Dain Rauscher Incorporated, one of the representatives of the underwriters. Mr. J. Evans Attwell owns preferred stock of Genometrix and also owns stock of Dain Rauscher which he purchased in the open market and restricted stock and options which he received as part of his compensation as a director of Dain Rauscher. In accordance with Rule 2710(c)(7)(A) of the NASD Conduct Rules, Mr. Attwell will not sell, transfer, assign, or hypothecate shares of Genometrix Series F Preferred Stock purchased by him on December 29, 1999 and the shares acquired by him upon exercise of the warrants and call options issued on December 29, 1999 for a period of one year from the effective date of the offering except to officers or partners (not directors) of the underwriters and members of the selling group and/or their officers or partners.


     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

     We estimate that the total expenses of the offering excluding underwriting
discounts and commissions, will be approximately                .

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     At our request, the underwriters have reserved up to 500,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees, consultants and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. The consultants that may participate in this directed share program provide us with a variety of services, including engineering, programming, finance and administration, recruiting, production and sales and marketing services. These persons must commit to purchase no later than the close of business on the date following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

     Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering and will be facilitating electronic distribution of information through the Internet, intranet and other proprietary electronic technology.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Bingham Dana LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Genometrix Incorporated as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999 and for the period from May 28, 1993 (inception) through September 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The statements in this prospectus under the captions "Risk Factors -- we may become involved in lawsuits to protect or enforce our patents . . .," "Risk Factors -- the rights we rely upon to protect our intellectual property may not be adequate . . .," "Risk Factors -- our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others . . .," and "Business -- Intellectual Property," insofar as they constitute summaries of patent law, have been included in this prospectus in reliance on the review of Fish & Richardson, P.C. of San Diego, California, given the authority of such firm as experts in patent and intellectual property law.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. In each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

     You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's Web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-7
Notes to Financial Statements...............................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Genometrix Incorporated:

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Genometrix Incorporated (a development stage company) at September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 and for the period from May 28, 1993 (inception) through September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Houston, Texas
November 19, 1999

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                  SEPTEMBER 30,                          PRO FORMA
                                            -------------------------    MARCH 31,       MARCH 31,
                                               1998          1999           2000           2000
                                            -----------   -----------   ------------   -------------
                                                                        (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 1,683,715   $ 7,369,452   $  8,164,995
  Accounts receivable.....................      409,527       250,179        955,606
  Unbilled revenue........................      191,911       133,334             --
  Other current assets....................       11,731       106,941        195,574
                                            -----------   -----------   ------------
     Total current assets.................    2,296,884     7,859,906      9,316,175
Property and equipment, net...............      972,774     2,492,253      3,922,390
Intangible assets, net....................           --       262,736        313,662
Other assets..............................        9,206       105,900        640,338
                                            -----------   -----------   ------------
     Total assets.........................  $ 3,278,864   $10,720,795   $ 14,192,565
                                            ===========   ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Convertible notes payable...............  $        --   $   300,000   $    300,000    $        --
  Accounts payable........................      484,680       322,626      1,021,165
  Accrued liabilities.....................       96,728       788,882        875,322
  Accrued interest payable................           --       121,864        143,608             --
                                            -----------   -----------   ------------
     Total current liabilities............      581,408     1,533,372      2,340,095
Convertible notes payable.................      300,000            --             --
Accrued interest payable..................       81,295            --             --
Other liabilities.........................       73,557        18,337         18,337
Commitments and contingencies
Stockholders' equity:
  Preferred stock.........................        1,297         5,204          7,545             --
  Common stock, $.0001 par value,
     36,000,000 shares authorized;
     11,952,880, 12,463,473, 12,712,539
     (unaudited) and 22,959,347
     (unaudited) shares issued at
     September 30, 1998 and 1999, March
     31, 2000 and pro forma March 31,
     2000, respectively and 11,152,880,
     11,663,473, 11,912,539 (unaudited)
     and 22,159,347 (unaudited) shares
     outstanding at September 30, 1998 and
     1999, March 31, 2000 and pro forma
     March 31, 2000, respectively.........        1,195         1,246          1,271          2,295
  Additional paid-in capital..............    5,505,262    16,797,794     35,892,597     38,635,495
  Deficit accumulated during the
     development stage....................   (3,265,070)   (7,635,078)   (16,861,194)   (16,861,194)
  Deferred stock-based compensation.......           --            --     (7,206,006)    (7,206,006)
  Treasury stock, 800,000 shares at
     cost.................................          (80)          (80)           (80)           (80)
                                            -----------   -----------   ------------    -----------
     Total stockholders' equity...........    2,242,604     9,169,086     11,834,133    $14,570,510
                                            -----------   -----------   ------------    -----------
     Total liabilities and stockholders'
       equity.............................  $ 3,278,864   $10,720,795   $ 14,192,565
                                            ===========   ===========   ============


    The accompanying notes are an integral part of the financial statements.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                           MAY 28, 1993
                                                     YEAR ENDED SEPTEMBER 30,             (INCEPTION) TO
                                             -----------------------------------------    SEPTEMBER 30,
                                                1997           1998           1999             1999
                                             -----------    -----------    -----------    --------------

Revenues:
  Grant and contract research revenue......  $   969,869    $ 1,467,291    $ 1,637,259     $ 5,626,715
  Service revenue..........................       34,398         76,750         13,890         208,371
  License and royalty revenue..............           --             --             --              --
                                             -----------    -----------    -----------     -----------
           Total Revenues..................    1,004,267      1,544,041      1,651,149       5,835,086
                                             -----------    -----------    -----------     -----------
Costs and Expenses:
  General and administrative (exclusive of
    $443,997 related to amortization of
    deferred stock-based compensation for
    the six months ended March 31, 2000)...      533,442      1,412,162      3,513,953       6,937,780
  Research and development (exclusive of
    $554,424 related to amortization of
    deferred stock-based compensation and
    $3,709,205 of expense related to
    beneficial conversion feature of
    preferred stock for the six months
    ended March 31, 2000)..................      634,852      1,434,505      2,603,101       5,958,379
  Amortization of deferred stock-based
    compensation expense...................           --             --             --              --
  Expense related to beneficial conversion
    feature of preferred stock.............           --             --             --              --
                                             -----------    -----------    -----------     -----------
           Total costs and expenses........    1,168,294      2,846,667      6,117,054      12,896,159
                                             -----------    -----------    -----------     -----------
Net operating loss.........................     (164,027)    (1,302,626)    (4,465,905)     (7,061,073)
Interest expense...........................     (139,873)      (417,237)            --        (675,918)
Interest income............................           35          5,204         95,897         101,913
                                             -----------    -----------    -----------     -----------
Net loss...................................     (303,865)    (1,714,659)    (4,370,008)     (7,635,078)
Dividend related to beneficial conversion
  feature of preferred stock...............           --             --             --              --
                                             -----------    -----------    -----------     -----------
Net loss attributable to common
  stockholders.............................  $  (303,865)   $(1,714,659)   $(4,370,008)    $(7,635,078)
                                             ===========    ===========    ===========     ===========
Net loss per common share, basic and
  diluted..................................  $     (0.03)   $     (0.16)   $     (0.39)
                                             ===========    ===========    ===========
Weighted-average common shares outstanding,
  basic and diluted........................   10,416,175     10,629,145     11,109,262
                                             ===========    ===========    ===========
Pro forma net loss per common share
  (unaudited)..............................                                $     (0.21)
                                                                           ===========
Pro forma weighted-average common shares
  outstanding (unaudited)..................                                 21,147,636
                                                                           ===========

                                                  SIX MONTHS ENDED           MAY 28, 1993
                                                      MARCH 31,             (INCEPTION) TO
                                             ---------------------------      MARCH 31,
                                                1999            2000             2000
                                             -----------    ------------    --------------
                                                     (UNAUDITED)             (UNAUDITED)
Revenues:
  Grant and contract research revenue......  $   757,089    $    778,750     $  6,405,465
  Service revenue..........................           --         380,000          588,371
  License and royalty revenue..............           --         125,000          125,000
                                             -----------    ------------     ------------
           Total Revenues..................      757,089       1,283,750        7,118,836
                                             -----------    ------------     ------------
Costs and Expenses:
  General and administrative (exclusive of
    $443,997 related to amortization of
    deferred stock-based compensation for
    the six months ended March 31, 2000)...    1,359,281       3,245,192       10,182,972
  Research and development (exclusive of
    $554,424 related to amortization of
    deferred stock-based compensation and
    $3,709,205 of expense related to
    beneficial conversion feature of
    preferred stock for the six months
    ended March 31, 2000)..................    1,089,828       2,676,073        8,634,452
  Amortization of deferred stock-based
    compensation expense...................           --         998,421          998,421
  Expense related to beneficial conversion
    feature of preferred stock.............           --       3,709,205        3,709,205
                                             -----------    ------------     ------------
           Total costs and expenses........    2,449,109      10,628,891       23,525,050
                                             -----------    ------------     ------------
Net operating loss.........................   (1,692,020)     (9,345,141)     (16,406,214)
Interest expense...........................      (19,272)        (46,110)        (722,028)
Interest income............................       16,718         165,135          267,048
                                             -----------    ------------     ------------
Net loss...................................   (1,694,574)     (9,226,116)     (16,861,194)
Dividend related to beneficial conversion
  feature of preferred stock...............           --      (3,179,878)      (3,179,878)
                                             -----------    ------------     ------------
Net loss attributable to common
  stockholders.............................  $(1,694,574)   $(12,405,994)    $(20,041,072)
                                             ===========    ============     ============
Net loss per common share, basic and
  diluted..................................  $      (.15)   $      (1.06)
                                             ===========    ============
Weighted-average common shares outstanding,
  basic and diluted........................   11,026,918      11,697,280
                                             ===========    ============
Pro forma net loss per common share
  (unaudited)..............................                 $       (.57)
                                                            ============
Pro forma weighted-average common shares
  outstanding (unaudited)..................                   21,735,654
                                                            ============


    The accompanying notes are an integral part of the financial statements.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                DEFICIT
                                                                                              ACCUMULATED
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL     DURING THE
                                     ------------------   -------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                      SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL        STAGE       COMPENSATION
                                     ---------   ------   ----------   ------   -----------   ------------   ------------
Issuance of common stock at $.00025
 per share.........................         --   $   --    8,000,000   $  800   $     1,200   $         --   $        --
Net loss for the year ended
 September 30, 1993................         --       --           --       --            --         (1,368)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1993......         --       --    8,000,000      800         1,200         (1,368)           --
Issuance of common stock
 warrants..........................         --       --           --       --           100             --            --
Net loss for the year ended
 September 30, 1994................         --       --           --       --            --       (163,144)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1994......         --       --    8,000,000      800         1,300       (164,512)           --
Exercise of stock options..........         --       --    2,300,000      230           345             --            --
Net loss for the year ended
 September 30, 1995................         --       --           --       --            --       (393,570)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1995......         --       --   10,300,000    1,030         1,645       (558,082)           --
Net loss for the year ended
 September 30, 1996................         --       --           --       --            --       (688,464)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1996......         --       --   10,300,000    1,030         1,645     (1,246,546)           --
Issuance of Series A Preferred
 Stock at $15 per share, net of
 issuance costs....................     39,868       40           --       --       541,851             --            --
Issuance of Series A Preferred
 Stock at $15 per share upon
 conversion of notes payable and
 accrued interest..................     67,193       67           --       --     1,007,828             --            --
Exercise of stock options..........         --       --      482,360       48         4,775             --            --
Issuance of common stock in
 connection with license
 agreement.........................         --       --      950,000       95            --             --            --
Issuance of common stock
 warrants..........................         --       --           --       --           300             --            --
Gift of treasury stock.............         --       --           --       --            80             --            --
Net loss for the year ended
 September 30, 1997................         --       --           --       --            --       (303,865)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1997......    107,061      107   11,732,360    1,173     1,556,479     (1,550,411)           --
Issuance of Series B Preferred
 Stock at $22 per share, net of
 issuance costs....................     50,943       51           --       --     1,029,043             --            --
Issuance of Series B Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............        701        1           --       --            (1)            --            --
Issuance of Series C Preferred
 Stock at $2.36 per share, net of
 issuance costs....................  1,129,247    1,129           --       --     2,536,792             --            --
Issuance of Series C Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............      8,564        9           --       --            (9)            --            --
Interest related to convertible
 notes payable to be paid in
 preferred stock...................         --       --           --       --       381,285             --            --


                                      TREASURY STOCK
                                     -----------------
                                      SHARES    AMOUNT      TOTAL
                                     --------   ------   -----------
Issuance of common stock at $.00025
 per share.........................        --    $ --    $     2,000
Net loss for the year ended
 September 30, 1993................        --      --         (1,368)
                                     --------    ----    -----------
Balance at September 30, 1993......        --      --            632
Issuance of common stock
 warrants..........................        --      --            100
Net loss for the year ended
 September 30, 1994................        --      --       (163,144)
                                     --------    ----    -----------
Balance at September 30, 1994......        --      --       (162,412)
Exercise of stock options..........        --      --            575
Net loss for the year ended
 September 30, 1995................        --      --       (393,570)
                                     --------    ----    -----------
Balance at September 30, 1995......        --      --       (555,407)
Net loss for the year ended
 September 30, 1996................        --      --       (688,464)
                                     --------    ----    -----------
Balance at September 30, 1996......        --      --     (1,243,871)
Issuance of Series A Preferred
 Stock at $15 per share, net of
 issuance costs....................        --      --        541,891
Issuance of Series A Preferred
 Stock at $15 per share upon
 conversion of notes payable and
 accrued interest..................        --      --      1,007,895
Exercise of stock options..........        --      --          4,823
Issuance of common stock in
 connection with license
 agreement.........................        --      --             95
Issuance of common stock
 warrants..........................        --      --            300
Gift of treasury stock.............  (800,000)    (80)            --
Net loss for the year ended
 September 30, 1997................        --      --       (303,865)
                                     --------    ----    -----------
Balance at September 30, 1997......  (800,000)    (80)         7,268
Issuance of Series B Preferred
 Stock at $22 per share, net of
 issuance costs....................        --      --      1,029,094
Issuance of Series B Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............        --      --             --
Issuance of Series C Preferred
 Stock at $2.36 per share, net of
 issuance costs....................        --      --      2,537,921
Issuance of Series C Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............        --      --             --
Interest related to convertible
 notes payable to be paid in
 preferred stock...................        --      --        381,285

    The accompanying notes are an integral part of the financial statements.

                                                                                                DEFICIT
                                                                                              ACCUMULATED
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL     DURING THE
                                     ------------------   -------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                      SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL        STAGE       COMPENSATION
                                     ---------   ------   ----------   ------   -----------   ------------   ------------
Exercise of stock options..........         --       --      169,520       17         1,678             --            --
Issuance of common stock for
 financial advisory services in
 connection with the issuance of
 Series C Preferred Stock..........         --       --       51,000        5            (5)            --            --
Net loss for the year ended
 September 30, 1998................         --       --           --       --            --     (1,714,659)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1998......  1,296,516    1,297   11,952,880    1,195     5,505,262     (3,265,070)           --
Issuance of Series C Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............     36,000       36           --       --           (36)            --            --
Issuance of Series D Preferred
 Stock at $2.83 per share, net of
 issuance costs....................    706,714      707           --       --     1,965,186             --            --
Issuance of Series E Preferred
 Stock at $3.00 per share, net of
 issuance costs....................  1,666,667    1,666           --       --     4,966,573             --            --
Issuance of Series F Preferred
 Stock and common stock warrants at
 $3.00 per share, net of issuance
 costs.............................  1,481,670    1,481           --       --     4,283,006             --            --
Interest related to convertible
 notes payable to be paid in
 preferred stock...................         --       --           --       --        40,536             --            --
Exercise of stock options..........         --       --      500,000       50         4,950             --            --
Issuance of common stock in
 connection with a consulting
 agreement.........................         --       --       10,593        1        25,848             --            --
Issuance of options to scientific
 advisors..........................         --       --           --       --         6,486             --            --
Net loss for the year ended
 September 30, 1999................         --       --           --       --            --     (4,370,008)           --
Issuance of Series F Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............     16,667       17           --       --           (17)            --            --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at September 30, 1999......  5,204,234    5,204   12,463,473    1,246    16,797,794     (7,635,078)           --
Issuance of Series F Preferred
 Stock and common stock warrants at
 $3.00 per share, net of issuance
 costs (unaudited).................  1,309,095    1,309           --       --     3,924,328             --            --
Issuance of Series E Preferred
 Stock at $3.00 per share
 (unaudited).......................  1,000,000    1,000           --       --     2,999,000             --            --
Beneficial conversion feature
 related to issuance of Series E
 and F Convertible Preferred Stock
 (unaudited).......................         --       --           --       --     6,889,083             --            --
Amortization of beneficial
 conversion feature of Series F
 Convertible Preferred Stock
 (unaudited).......................         --       --           --       --    (3,179,878)            --            --
Exercise of stock options
 (unaudited).......................         --       --      156,703       16       162,234             --            --
Exercise of common stock warrants
 (unaudited).......................         --       --       49,270        5        73,900             --            --
Issuance of common stock in
 connection with a consulting
 agreement (unaudited).............         --       --       10,593        1            --             --            --
Interest related to convertible
 notes payable to be paid in
 preferred stock (unaudited).......         --       --           --       --        21,744             --            --
Deferred stock-based compensation
 (unaudited).......................         --       --           --       --     8,204,427             --    (8,204,427)
Amortization of deferred
 stock-based compensation
 (unaudited).......................         --       --           --       --            --             --       998,421
Issuance of common stock and Series
 F Preferred Stock for financial
 advisory services in connection
 with the sale of preferred stock
 (unaudited).......................     31,580       32       32,500        3           (35)            --            --
Net loss for the six months ended
 March 31, 2000 (unaudited)........         --       --           --       --            --     (9,226,116)           --
                                     ---------   ------   ----------   ------   -----------   ------------   -----------
Balance at March 31, 2000
 (unaudited).......................  7,544,909   $7,545   12,712,539   $1,271   $35,892,597   $(16,861,194)  $(7,206,006)
                                     =========   ======   ==========   ======   ===========   ============   ===========


                                      TREASURY STOCK
                                     -----------------
                                      SHARES    AMOUNT      TOTAL
                                     --------   ------   -----------
Exercise of stock options..........        --      --          1,695
Issuance of common stock for
 financial advisory services in
 connection with the issuance of
 Series C Preferred Stock..........        --      --             --
Net loss for the year ended
 September 30, 1998................        --      --     (1,714,659)
                                     --------    ----    -----------
Balance at September 30, 1998......  (800,000)    (80)     2,242,604
Issuance of Series C Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............        --      --             --
Issuance of Series D Preferred
 Stock at $2.83 per share, net of
 issuance costs....................        --      --      1,965,893
Issuance of Series E Preferred
 Stock at $3.00 per share, net of
 issuance costs....................        --      --      4,968,239
Issuance of Series F Preferred
 Stock and common stock warrants at
 $3.00 per share, net of issuance
 costs.............................        --      --      4,284,487
Interest related to convertible
 notes payable to be paid in
 preferred stock...................        --      --         40,536
Exercise of stock options..........        --      --          5,000
Issuance of common stock in
 connection with a consulting
 agreement.........................        --      --         25,849
Issuance of options to scientific
 advisors..........................        --      --          6,486
Net loss for the year ended
 September 30, 1999................        --      --     (4,370,008)
Issuance of Series F Preferred
 Stock for financial advisory
 services in connection with the
 sale of related stock.............        --      --             --
                                     --------    ----    -----------
Balance at September 30, 1999......  (800,000)    (80)     9,169,086
Issuance of Series F Preferred
 Stock and common stock warrants at
 $3.00 per share, net of issuance
 costs (unaudited).................        --      --      3,925,637
Issuance of Series E Preferred
 Stock at $3.00 per share
 (unaudited).......................        --      --      3,000,000
Beneficial conversion feature
 related to issuance of Series E
 and F Convertible Preferred Stock
 (unaudited).......................        --      --      6,889,083
Amortization of beneficial
 conversion feature of Series F
 Convertible Preferred Stock
 (unaudited).......................        --      --     (3,179,878)
Exercise of stock options
 (unaudited).......................        --      --        162,250
Exercise of common stock warrants
 (unaudited).......................        --      --         73,905
Issuance of common stock in
 connection with a consulting
 agreement (unaudited).............        --      --              1
Interest related to convertible
 notes payable to be paid in
 preferred stock (unaudited).......        --      --         21,744
Deferred stock-based compensation
 (unaudited).......................        --      --             --
Amortization of deferred
 stock-based compensation
 (unaudited).......................        --      --        998,421
Issuance of common stock and Series
 F Preferred Stock for financial
 advisory services in connection
 with the sale of preferred stock
 (unaudited).......................        --      --             --
Net loss for the six months ended
 March 31, 2000 (unaudited)........        --      --     (9,226,116)
                                     --------    ----    -----------
Balance at March 31, 2000
 (unaudited).......................  (800,000)   $(80)   $11,834,133
                                     ========    ====    ===========


    The accompanying notes are an integral part of the financial statements.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                       MAY 28, 1993        SIX MONTHS ENDED         MAY 28, 1993
                                    YEAR ENDED SEPTEMBER 30,          (INCEPTION) TO           MARCH 31,           (INCEPTION) TO
                              -------------------------------------   SEPTEMBER 30,    -------------------------     MARCH 31,
                                1997         1998          1999            1999           1999          2000            2000
                              ---------   -----------   -----------   --------------   -----------   -----------   --------------
                                                                                              (UNAUDITED)           (UNAUDITED)
Cash flows from operating
  activities:
Net loss....................  $(303,865)  $(1,714,659)  $(4,370,008)   $(7,635,078)    $(1,694,574)  $(9,226,116)   $(16,861,194)
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
    amortization............     29,394        49,588       127,552        247,029          53,091       216,753         463,782
  Issuance of common stock
    in connection with
    license agreement.......         95            --            --             95              --            --              95
  Expense related to
    beneficial conversion
    feature of preferred
    stock...................         --            --            --             --              --     3,709,205       3,709,205
  Amortization of deferred
    stock-based
    compensation............         --            --            --             --              --       998,421         998,421
  Non cash interest
    expense.................         --       381,285        40,536        421,821                        21,783         443,604
  Issuance of common stock
    for consulting
    services................         --            --        25,849         25,849              --            --          25,849
  Issuance of options to
    scientific advisors.....         --            --         6,486          6,486              --            --           6,486
  Increase (decrease) in
    cash relating to change
    in:
    Accounts receivable.....   (172,129)     (143,423)      159,348       (250,179)        318,851      (705,427)       (955,606)
    Unbilled revenue........         --      (191,911)       58,577       (133,334)       (237,883)      133,334              --
    Other current assets....        480        (1,812)      (95,210)      (106,941)        (11,072)      (88,633)       (195,574)
    Other assets............      3,352            --       (96,694)      (105,900)        (16,540)     (534,438)       (640,338)
    Accounts payable........     56,982       347,452      (162,054)       322,626          79,802       698,539       1,021,165
    Accrued liabilities.....    (11,181)       64,517       692,154        788,882        (106,283)       86,440         875,322
    Accrued interest
      payable...............    134,867        35,618        40,569        329,759          16,319        21,744         351,503
    Other liabilities.......         --       (33,851)      (55,220)        18,337         (55,222)           --          18,337
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
    Total adjustments.......     41,860       507,463       741,893      1,564,530          41,063     4,557,721       6,122,251
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
    Net cash used in
      operating
      activities............   (262,005)   (1,207,196)   (3,628,115)    (6,070,548)     (1,653,511)   (4,668,395)    (10,738,943)
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
Cash flows from investing
  activities:
  Additions to patents and
  license agreements........         --            --      (266,070)      (266,070)             --       (76,009)       (342,079)
  Capital expenditures......    (20,550)     (976,084)   (1,643,697)    (2,735,948)     (1,070,075)   (1,621,805)     (4,357,753)
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
    Net cash used in
      investing
      activities............    (20,550)     (976,084)   (1,909,767)    (3,002,018)     (1,070,075)   (1,697,814)     (4,699,832)
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
Cash flows from financing
  activities:
  Proceeds from short-term
    borrowing...............     76,050            --            --         76,050              --            --          76,050
  Payment of short-term
    borrowing...............    (76,050)           --            --        (76,050)             --            --         (76,050)
  Proceeds from issuance of
    long-term debt..........         --            --            --      1,100,000              --            --       1,100,000
  Proceeds from issuance of
    preferred stock, net of
    issuance costs..........    541,891     3,567,015    11,218,619     15,327,525       1,969,399     6,925,097      22,252,622
  Proceeds from issuance of
    common stock............      4,823         1,695         5,000         14,093              --       162,750         176,843
  Proceeds from exercise of
    common stock warrants...                                                                              73,905          73,905
  Proceeds from issuance of
    common stock warrants...        300            --            --            400              --            --             400
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
    Net cash provided by
      financing
      activities............    547,014     3,568,710    11,223,619     16,442,018       1,969,399     7,161,752      23,603,770
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
Net increase (decrease) in
  cash and cash
  equivalents...............    264,459     1,385,430     5,685,737      7,369,452        (754,187)      795,543       8,164,995
Cash and cash equivalents at
  beginning of period.......     33,826       298,285     1,683,715             --       1,683,715     7,369,452              --
                              ---------   -----------   -----------    -----------     -----------   -----------    ------------
Cash and cash equivalents at
  end of period.............  $ 298,285   $ 1,683,715   $ 7,369,452    $ 7,369,452     $   929,528   $ 8,164,995    $  8,164,995
                              =========   ===========   ===========    ===========     ===========   ===========    ============


    The accompanying notes are an integral part of the financial statements.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Genometrix Incorporated (the "Company") was founded in 1993 to provide on-line, high throughput genomic services to assist pharmaceutical and biotechnology companies in their efforts to develop safer, personalized therapeutic drugs. The Company has operated as a development stage company since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development and commercializing its offered services. As discussed in Note 11, the Company changed its name on March 10, 2000 to Genometrix Genomics Incorporated.

     Following is a summary of the Company's significant accounting policies.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments purchased with a maturity date of three months or less.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the depreciable assets, which range from three years for office and computer equipment to seven years for furniture and lab equipment. Additions or improvements that increase the value or extend the life of an asset are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. Disposals are removed from the accounts at cost less accumulated depreciation, and any gain or loss from disposition is reflected in operations.

     Interest costs related to construction of assets for internal use are capitalized. Capitalized interest is amortized over the estimated useful lives of the related assets.

  Intangible Assets

     Intangible assets include patents and patent license agreements and are amortized using the straight-line method over their estimated useful lives of five years.

  Impairment of Long-Lived Assets

     The Company periodically assesses the carrying value of its long-lived assets and certain identifiable intangible assets when events or circumstances indicate that the carrying value of such assets may not be recoverable. Recoverability is assessed by comparison of an asset's carrying value to the undiscounted future cash flows expected to be generated by that asset. In the event that the Company determines that an asset's carrying value is not recoverable, the amount of impairment is measured based on the fair value of the asset as determined by market comparables or discounted future cash flows when no market comparables are available. No impairment losses have been recorded through September 30, 1999.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities at September 30, 1998 and 1999 approximated their fair values due to their short maturities. The fair value of the Company's convertible notes payable and accrued interest at September 30, 1998 and 1999 was approximately $1,570,000 and $1,841,000, respectively, based on the underlying fair value of the stock into which the notes and related accrued interest are convertible.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year end. A valuation allowance is provided, if necessary, to reduce any resulting deferred tax assets to their net realizable value.

  Segment Reporting

     Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" requires that segments be identified based on a management approach. Accordingly, management of the Company has determined that the Company operates in one business segment. All long-lived assets are located in the United States.

  Revenue Recognition


     Research grant revenue for the reimbursement of time and materials is recognized as the related costs are incurred and realization is assured. Contract research revenue is recognized as the related work is performed and costs are incurred or upon the achievement of pre-determined benchmarks and when realization is assured. Grant and contract research revenue recognized in the accompanying financial statements is not subject to repayment. Fee-for-service revenue is recognized as services are performed in accordance with the terms of each agreement and realization is assured. Payments received in advance of performance are deferred and recognized systematically as the related services are rendered. License revenues include amounts earned from third parties under the Company's licensed intellectual property and are recognized when earned under the terms of the related agreement and when realization is assured. Royalty revenues are recognized when earned under terms of the related royalty agreement and when realization is assured. The Company does not currently have an allowance for potential credit losses at September 30, 1998 or 1999 as all receivables at those dates are considered fully recoverable due to the quality of the underlying customers.


  Research and Development


     Costs of research and development for government and Company-sponsored projects are expensed as incurred. These costs consist of direct costs associated with specific projects. Costs associated with the internal development of computer software to be provided with the Company's current and future services are expensed as incurred until technological feasibility has been established. Costs incurred for the internal development of computer software used in conjunction with the Company's research and development activities that have no alternative future uses are expensed as incurred.


  Stock-Based Compensation

     The Company accounts for stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." Compensation expense is recorded to the extent that the fair value of the underlying stock exceeds the purchase or exercise price on the date of grant. Any deferred compensation expense is recognized over the applicable vesting period.

     Transactions with non-employees in which equity instruments are issued in consideration for goods or services are accounted for in accordance with the fair value basis set forth by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation."

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Net Loss per Share

     Net loss per share is calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Because of their anti-dilutive effect, securities consisting of common shares issuable upon the exercise of stock options and warrants and shares issuable upon the conversion of convertible debt and convertible preferred stock have been excluded from the calculation of historical diluted net loss per share.

     Net loss attributable to common stockholders reflects dividends deemed to have been recognized as a result of the beneficial conversion feature derived from the Series F Convertible Preferred Stock issued during the six months ended March 31, 2000 (Note 11).

     The following outstanding options and warrants (prior to the application of the treasury stock method), convertible preferred stock (on an as-if converted basis) and convertible notes payable and accrued interest (on an as-if converted basis) were excluded from the computation of diluted net loss per share because they have an antidilutive effect:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Options and warrants........................................    837,045   3,785,291   3,409,078
Convertible preferred stock.................................  1,070,610   2,760,861   6,632,579
Convertible notes payable and accrued interest..............    502,803     554,611     613,574

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts in the 1997 and 1998 and from May 28, 1993 (inception) to September 30, 1999 financial statements have been reclassified to conform to the current year presentation.

  Interim Financial Information

     The interim financial statements as of March 31, 2000, for the six months ended March 31, 1999 and 2000 and for the period from May 28, 1993 (inception) to March 31, 2000 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, all of which are of a normal recurring nature, that are considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Unaudited Pro Forma Information

     If the Company's initial public offering as described in Note 11 is consummated, all preferred stock outstanding, convertible notes payable and accrued interest will automatically convert into common stock.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


The pro forma balance sheet at March 31, 2000 has been adjusted for the assumed conversion of preferred stock outstanding as of March 31, 2000 into 8,973,254 shares of common stock, the conversion of notes payable and accrued interest into 403,280 shares of common stock and the assumed exercise under binding subscription agreements with the warrant holders of 870,274 common stock warrants outstanding as of March 31, 2000. The common stock warrants would have otherwise expired upon completion of the initial public offering.


     The calculation of pro forma net loss per share includes shares issuable upon the conversion of convertible preferred stock and notes payable and the exercise of common stock warrants using the as-if converted method from the beginning of each period presented. The interest expense on convertible notes payable has also been removed for purposes of calculating pro forma net loss attributable to common stockholders for the six months ended March 31, 2000. There was no pro-forma interest expense adjustment made for the year ended September 30, 1999 because all interest incurred during that period was capitalized. A reconciliation of pro forma net loss and pro forma shares used in the calculations is as follows:


                                                                                          SIX
                                                                  YEAR ENDED         MONTHS ENDED
                                                              SEPTEMBER 30, 1999    MARCH 31, 2000
                                                              ------------------   -----------------
Net loss attributable to common stockholders................     $(4,370,008)        $(12,405,994)
Interest related to convertible notes payable and accrued
  interest..................................................              --               21,744
                                                                 -----------         ------------
Pro forma net loss attributable to common stockholders......     $(4,370,008)        $(12,384,250)
                                                                 ===========         ============
Weighted-average shares used in calculating basic and
  diluted net loss per share................................      11,109,262           11,697,280
Adjustment to reflect the weighted-average effect of assumed conversion of preferred stock and convertible notes and
  the exercise of warrants (unaudited)......................      10,038,374           10,038,374
                                                                 -----------         ------------
Weighted-average shares used in pro forma basic and diluted
  net loss per share (unaudited)............................      21,147,636           21,735,654
                                                                 ===========         ============


  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. The Company, to date, has not engaged in derivative or hedging activities.

     In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company's revenue recognition policy is in compliance with the provisions of SAB 101.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1998          1999
                                                              ---------    ----------
Office and computer equipment...............................  $ 139,493    $  377,793
Lab equipment...............................................    262,172       344,083
Office furniture............................................     61,044       102,529
                                                              ---------    ----------
                                                                462,709       824,405
Less accumulated depreciation...............................   (119,477)     (243,695)
Equipment work in process...................................    629,542     1,911,543
                                                              ---------    ----------
                                                              $ 972,774    $2,492,253
                                                              =========    ==========

     The Company constructed one major array imaging instrument for use in its operations during fiscal year 1999 and is in the process of constructing two others. Costs estimated to complete the equipment work in process totalled approximately $100,000 at September 30, 1999. There was no interest capitalized during fiscal years 1997 and 1998. In 1999, approximately $104,000 of interest cost was capitalized.

3. ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Bonus.......................................................  $    --    $344,734
Payroll.....................................................   51,370     161,560
Commissions.................................................       --     150,000
Vacation....................................................   27,337      78,882
Other.......................................................   18,021      53,706
                                                              -------    --------
                                                              $96,728    $788,882
                                                              =======    ========

4. CONVERTIBLE NOTES AND ACCRUED INTEREST PAYABLE:

     Long-term debt consists of uncollateralized convertible notes payable bearing interest at prime (8.49% and 8.25% at September 30, 1998 and 1999, respectively) plus 2%. The notes and related interest are payable in a single installment on July 6, 2001. Under the terms of the note agreements, the notes and any interest accrued thereon were to become convertible into convertible preferred stock at the option of the note holders only upon the closing of a financing transaction with aggregate gross proceeds of at least $750,000 (the "Financing"). Upon the occurrence of the Financing, the note agreements provided for the notes and accrued interest to be convertible into convertible preferred stock at a price per share equal to 50% of the price per share paid by the purchasers in the Financing.

     Upon the issuance of the Series B Convertible Preferred Stock in February 1998, the notes and accrued interest became convertible into Series B Convertible Preferred Stock at a price per share of $11. The Company recognized additional interest expense related to the beneficial conversion feature of the notes totaling approximately $381,000 and $41,000 for the years ended September 30, 1998 and 1999, respectively. This resulted in an effective annual interest rate of 115% and 20% for the years ended

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

September 30, 1998 and 1999, respectively. The notes will automatically convert to shares of common stock upon the completion of an initial public offering as described in Note 11.

     Among other provisions, the note agreements contain a covenant that requires the Company to submit audited financial statements to the note holders within 120 days of year-end. The Company is currently not in compliance with this requirement, and the note holders have not granted a waiver. The note agreements provide that the note holders may call the notes in the event of a covenant violation; accordingly, the notes payable and related accrued interest have been classified as current in the September 30, 1999 and March 31, 2000 balance sheets.

5. FEDERAL INCOME TAXES:

     Due to the Company's loss position, there was no provision for income taxes for the years ended September 30, 1997, 1998 or 1999.

     The tax effects of temporary differences and loss carryforwards that give rise to deferred tax assets and liabilities and the valuation allowance were as follows:

                                                                  SEPTEMBER 30,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Property and equipment....................................  $    16,376    $        --
Organization costs........................................      266,887        207,579
Net operating losses......................................      805,940      2,366,743
                                                            -----------    -----------
  Total deferred tax assets...............................    1,089,203      2,574,322
Property and equipment....................................           --         (2,402)
                                                            -----------    -----------
  Total deferred tax liabilities..........................           --         (2,402)
Net deferred tax asset....................................    1,089,203      2,571,920
Valuation allowance.......................................   (1,089,203)    (2,571,920)
                                                            -----------    -----------
                                                            $        --    $        --
                                                            ===========    ===========

     Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets because the Company does not consider it more likely than not that the deferred tax asset will be realized. The valuation allowance increased by $102,519, $581,979 and $1,482,717 during 1997, 1998 and 1999, respectively.

     The Company has federal net operating loss carryforwards which, if not utilized, will expire as follows:

2009.....................................................  $   39,553
2010.....................................................     379,182
2011.....................................................     307,835
2012.....................................................     235,882
2018.....................................................   1,407,959
2019.....................................................   4,590,597
                                                           ----------
                                                           $6,961,008
                                                           ==========

     Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses before utilization.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. STOCKHOLDERS' EQUITY:

  Common Stock

     In February 1997, the Board of Directors authorized a stock split whereby each share of the then outstanding common stock was exchanged for 10,000 shares of common stock. The Board of Directors authorized an additional stock split in May 1998 whereby each share of outstanding common stock was exchanged for 10 shares of common stock. Common stock, additional paid-in capital and all options and warrants to convert to common stock have been retroactively restated for all periods presented to reflect these changes in the capital structure. Common stock reserved for warrants outstanding and the conversion of preferred stock totaled 657,725 shares and 6,632,578 shares, respectively, at September 30, 1999.

  Preferred Stock

     The Company is authorized to issue 13,000,000 shares of Preferred Stock. The following table summarizes information regarding the various designations of Preferred Stock at September 30, 1998 and 1999:

                                                                        SHARES ISSUED AND
                                                                           OUTSTANDING
                                                                          SEPTEMBER 30,
                                                 PAR       SHARES     ---------------------   LIQUIDATION
                                                VALUE    AUTHORIZED     1998        1999      PREFERENCE
                                                ------   ----------   ---------   ---------   -----------
Series A Convertible Preferred Stock..........  $0.001      125,000     107,061     107,061   $ 1,806,654
Series B Convertible Preferred Stock..........   0.001      200,000      51,644      51,644     1,238,423
Series C Convertible Preferred Stock..........   0.001    1,200,000   1,137,811   1,173,811     2,950,257
Series D Convertible Preferred Stock..........   0.001      706,714          --     706,714     2,090,001
Series E Convertible Preferred Stock..........   0.001    2,666,667          --   1,666,667     5,075,001
Series F Convertible Preferred Stock..........   0.001    4,000,000          --   1,498,337     4,517,486
Preferred Stock (undesignated)................   0.001    4,101,619          --          --            --
                                                         ----------   ---------   ---------   -----------
                                                         13,000,000   1,296,516   5,204,234   $17,677,822
                                                         ==========   =========   =========   ===========

     Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is convertible into ten shares of common stock. Each share of Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock is convertible into one share of common stock. All Preferred Stock is non-cumulative and voting. No cash dividends were paid for the fiscal years ended September 30, 1997, 1998 and 1999.

     All shares of preferred stock will automatically convert to common stock upon completion of an initial public offering as discussed in Note 11.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Stock Purchase Warrants

     The Company issued warrants for the purchase of common stock in connection with the issuance of various series of preferred stock, the conversion of certain convertible notes payable and in connection with related financial advisory agreements. The following table summarizes warrants outstanding as of September 30, 1999:

                                          NUMBER OF     EXERCISE       FAIR
                           STOCK           SHARES         PRICE        VALUE        EXPIRATION
GRANT DATE             CLASSIFICATION    EXERCISABLE    PER SHARE    PER SHARE        DATES
----------             --------------    -----------    ---------    ---------    --------------
August 1997..........      Common          234,040        $1.50        $ .01       August 2000
March 1998...........      Common           26,210        $2.20        $ .24       August 2002
September 1998.......      Common           31,141        $2.36        $ .25      September 2002
August 1999..........      Common          299,667        $3.00        $ .32       August 2001
August 1999..........      Common           66,667        $3.00        $ .32       August 2003
                                           -------
                                           657,725
                                           =======


     The weighted-average exercise price of warrants outstanding as of September 30, 1999 was $2.40. Warrants issued pursuant to financial advisory agreements in connection with sales of preferred stock were recorded based on their fair values as determined using the Black-Scholes option pricing model and reflected as stock issuance costs. Warrants issued to investors concurrently with the sale of preferred stock were assigned fair values as determined by the Black-Scholes model and recorded as additional paid-in capital based on their estimated fair values relative to the fair values of the preferred stock with which they were issued. Warrants valued using the Black-Scholes model assumed an exercise date 3 years after the grant date, the declaration of no dividends, the utilization of a risk free interest rate of 6.8% and a volatility rate of 34%. All of the above warrants will expire upon the dates noted above or upon the completion of an initial public offering as described in Note 11. During the year ended September 30, 1999, 84,000 preferred stock warrants and 16,800 common stock warrants expired.


  Stock Plan

     In February 1995, the Company established the 1994 Stock Plan, which provides for the issuance of up to 6,500,000 shares of common stock to employees, directors and consultants of the Company. Shares may be issued as incentive stock options, non-qualified stock options or purchase opportunities. The exercise price of incentive stock options granted under the plan is to be greater than or equal to the fair value of the common stock at the date of grant. The incentive stock options are exercisable over a period not to exceed ten years from the date of grant. The option price and purchase price of non-qualified stock options and purchase opportunities are to be not less than the par value of the common stock at the date of grant. The non-qualified stock options and purchase opportunities are exercisable as determined by each stock option agreement. Options granted under the 1994 Stock Plan vest over periods up to five years.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          All options issued through September 30, 1999 had exercise prices that were equal to the estimated fair market value of the Company's common stock on the date of grant. A summary of changes in common stock options is as follows:

                                                STOCK       SHARES ISSUABLE       WEIGHTED
                                               OPTIONS           UNDER            AVERAGE
                                              AVAILABLE       OUTSTANDING      EXERCISE PRICE
                                              FOR ISSUE         OPTIONS          PER SHARE
                                              ----------    ---------------    --------------
Balance at Inception, May 28, 1993 and at
  September 30, 1993
  Options authorized........................   2,800,000              --          $    --
  Options granted...........................    (500,000)        500,000           .00025
                                              ----------      ----------          -------
Balance at September 30, 1994...............   2,300,000         500,000           .00025
  Options granted...........................  (1,800,000)      1,800,000           .00025
  Options exercised.........................          --      (2,300,000)          .00025
                                              ----------      ----------          -------
Balance at September 30, 1995 and 1996......     500,000              --               --
  Options granted...........................  (1,212,000)      1,212,000              .01
  Options exercised.........................          --        (482,360)             .01
  Shares reacquired.........................     800,000              --              .01
                                              ----------      ----------          -------
Balance at September 30, 1997...............      88,000         729,640              .01
  Options authorized........................   3,700,000
  Options granted...........................  (2,625,000)      2,625,000              .50
  Options exercised.........................          --        (169,520)             .01
                                              ----------      ----------          -------
Balance at September 30, 1998...............   1,163,000       3,185,120              .41
  Options granted...........................    (646,900)        646,900             2.75
  Options exercised.........................          --        (500,000)             .01
  Options expired and forfeited.............     580,667        (580,667)             .54
                                              ----------      ----------          -------
Balance at September 30, 1999...............   1,096,767       2,751,353          $  1.01
                                              ==========      ==========          =======

          Outstanding options that were fully vested and exercisable totaled 60,467, 852,088 and 909,453 at September 30, 1997, 1998 and 1999,
     respectively. Total shares issuable under outstanding options vest as follows:

                                                      TOTAL
                                                     OPTIONS
SEPTEMBER 30,                                        VESTED
-------------                                       ---------
2000..............................................  1,623,753
2001..............................................  2,338,053
2002..............................................  2,726,353
2003..............................................  2,751,353
2004..............................................  2,751,353

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of options outstanding at September 30, 1999 is as follows:

                                                           WEIGHTED
                                                            AVERAGE
    SHARES           EXERCISE          NUMBER              REMAINING
  OUTSTANDING         PRICE          EXERCISABLE             TERM
  -----------        --------        -----------        ---------------
      60,120          $0.01             60,120            Less than 8
   2,055,333          $0.50            807,733          8.0 - 8.9 years
     155,000          $2.36             40,000          9.0 - 9.9 years
     326,900          $2.83              2,000          9.0 - 9.9 years
     154,000          $3.00                 --            10.0 years


     During the six months ended March 31, 2000, the Company issued 1,564,880 common stock options with exercise prices per share of $3.00 and $10.00 to certain employees and directors. Because these options were issued with exercise prices below the fair value of the common stock at the grant dates, the Company recorded deferred compensation of approximately $8.2 million which is being amortized ratably over the vesting period of each option.


     The pro forma disclosures as if the Company had used the fair value method of accounting as required by SFAS No. 123 are presented below:


                                      NET LOSS ATTRIBUTABLE          BASIC AND DILUTED
                                      TO COMMON STOCKHOLDERS         NET LOSS PER SHARE
                                    --------------------------    ------------------------
                                    AS REPORTED     PRO FORMA     AS REPORTED    PRO FORMA
                                    -----------    -----------    -----------    ---------
1997..............................  $  (303,865)   $  (306,380)     $(0.03)       $(0.03)
1998..............................  $(1,714,659)   $(1,715,055)     $(0.16)       $(0.16)
1999..............................  $(4,370,008)   $(4,495,026)     $(0.39)       $(0.40)



     Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. The fair value of the options granted was estimated at the date granted using the Black-Scholes option pricing model assuming the options will be exercised approximately 5 years after the grant date, the declaration of no dividends and utilizing a risk free interest rate of 5.27% and a volatility rate of 34%.



     The weighted-average fair value of options granted during the fiscal years ended September 30, 1997, 1998 and 1999 was $.002, $.12 and $1.06 respectively, which would have resulted in compensation expense of $2,515, $396 and $125,018, respectively.


     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future effects because it does not apply to awards prior to 1995 and additional stock option awards in future years are anticipated.

7. LICENSE AND RESEARCH AGREEMENTS:

     In May 1994, the Company entered into a license agreement (the "MIT License Agreement") with the Massachusetts Institute of Technology (the "Licensor") for the purpose of undertaking development to manufacture, use and sell licensed products. Under the terms of the agreement, the Company shall pay the Licensor royalties on the net sales of the licensed products and processes utilizing electrical and optical DNA chip technology. If the Company elects to sublicense this patent technology to a non-affiliated entity, the Company must pay to the Licensor a percentage of any sublicense fees or royalty fees received. This agreement is effective until May 2004, unless the Company ceases to be a party to a certain collaboration agreement or is unable to achieve certain required net sales, as described in the agreement,

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

in which event the exclusive licenses in the agreement shall become nonexclusive. In January 1997, the Company issued 950,000 shares of common stock at par value, which approximated fair value, to the Licensor in accordance with royalty terms included in the agreement. Royalty expense totaled $95, $4,407 and $11,688 in fiscal years 1997, 1998 and 1999, respectively.

     In July 1999, in connection with the issuance of Series E Convertible Preferred Stock to Motorola, Inc. ("Motorola"), the Company entered into a License and Research Agreement with Motorola. Pursuant to the agreement, the Company granted Motorola a perpetual, royalty-bearing, worldwide license to some of its intellectual property relating to electrical DNA chip technology and hybridization chemistries primarily for Motorola's commercialization of portable DNA-based clinical diagnostic systems. Under the terms of the MIT License Agreement the Company pays the Licensor a percentage of any license fees generated under the License and Research Agreement. The agreement requires Motorola to pay a royalty on sales of certain products that are derived under this license agreement. There was no royalty income for the year ended September 30, 1999. In addition, Motorola agreed to provide $250,000 of funding to the Company in return for research and development work as defined in the agreement. The Company recognized $83,333 in revenue from this agreement during the fiscal year ended September 30, 1999. Included in accounts receivable at March 31, 2000 is $175,000 due from Motorola. There were no amounts either payable to or due from Motorola as of September 30, 1998 and 1999.

8. CONCENTRATION OF CREDIT RISK:

     The Company maintains its cash & cash equivalents with several financial institutions. Periodically, cash balances may exceed the federally insured limit. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. Cash equivalents are invested in money market funds consisting primarily of commercial paper and various other short-term corporate obligations.

     The Company has historically derived most of its revenue from several domestic federal granting authorities. The percentage of grant revenue derived from grant proceeds for the periods ended September 30, 1997, 1998, 1999 and since inception were as follows:

                                                                        MAY 28, 1993,
                                                                        (INCEPTION) TO
                                                                        SEPTEMBER 30,
                                                1997    1998    1999         1999
                                                ----    ----    ----    --------------
Department of Commerce........................   65%     34%      2%          38%
National Cancer Institute.....................    5      42      56           29
National Aeronautics and Space
  Administration..............................   23      10      --           16
National Institute of Environmental Health
  Sciences....................................   --       9      26           10
Massachusetts Institute of Technology.........   --      --      16            4
Other.........................................    7       5      --            3
                                                ---     ---     ---          ---
                                                100%    100%    100%         100%
                                                ===     ===     ===          ===

     Grant revenue totalled approximately 97%, 95%, and 94% of the total revenue for the fiscal years ended September 30, 1997, 1998 and 1999, respectively.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES:

  Employee Benefit Plan

     In October 1995, the Company adopted a defined contribution profit sharing 401(k) plan covering substantially all full time employees who have attained the age of twenty-one. Under the terms of the plan, employees who have completed at least one month of service may contribute up to 15% of their annual salary to the plan, subject to certain IRS limitations. The Company will match 25% of such contributions up to 0.75% of each employee's monthly salary. The Company contributed $2,617, $3,112 and $13,853 in matching contributions to the plan for the fiscal years ended September 30, 1997, 1998 and 1999, respectively.

  Operating Lease Commitments

     The Company leases its facility in The Woodlands, Texas, and office equipment under operating leases with terms ranging from two to eight years. Future minimum lease payments under noncancelable operating leases having an initial term in excess of one year as of September 30, 1999, were as follows:

2000.....................................................  $  614,000
2001.....................................................     765,000
2002.....................................................     775,000
2003.....................................................     780,000
2004.....................................................     792,000
Thereafter...............................................   2,668,000
                                                           ----------
Total minimum lease payments.............................  $6,394,000
                                                           ==========

     Rental expense totaled approximately $134,000, $188,000 and $198,000 in fiscal years 1997, 1998 and 1999, respectively.

  Government Grants

     The Company is subject to review by governmental agencies to assure compliance with various laws and regulations and the provisions of certain contracts and grants. In February 1997, the Department of Commerce ("DOC") reviewed the Company's compliance with the "Genosensor Technology Development" project. In connection with this review, the Company has recorded other liabilities totaling approximately $74,000 and $18,000 as of September 30, 1998 and 1999, respectively. These amounts represent federal funds passed through from the DOC in excess of allowable costs. Other potential contingencies may be identified as a result of future reviews.

  License Agreement

     In August 1999, the Company entered into a license agreement with Xenometrix, Inc. to gain access to intellectual property for the examination of gene expression following the transfection of a cell with a known compound. Under the terms of the agreement, the Company shall pay Xenometrix a royalty on the net sales of its products and services incorporating this licensed intellectual property. The agreement is effective, unless earlier terminated, until the expiration or disallowance of the last claim of a patent or patent application included in the license agreement in September 2016. No royalties have been paid under the agreement as of September 30, 1999.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10. SUPPLEMENTAL INFORMATION FOR STATEMENT OF CASH FLOWS:

                                                                                    MAY 28, 1993
                                                   YEAR ENDED SEPTEMBER 30,        (INCEPTION) TO
                                                -------------------------------    SEPTEMBER 30,
                                                  1997       1998        1999           1999
                                                --------    -------    --------    --------------
Interest paid.................................  $  5,006    $    --    $  3,391       $  8,397
Noncash operating activities:
  Conversion of accrued interest to Series A
     Convertible Preferred Stock..............  $207,895    $    --    $     --       $207,895
Noncash investing activities:
  Interest capitalized on equipment
     work-in-process..........................  $     --    $    --    $103,719       $103,719
Noncash financing activities:
  Conversion of long-term debt to Series A
     Convertible Preferred Stock..............  $800,000    $    --    $     --       $800,000
  Gift of treasury stock......................  $     80    $    --    $     --       $     80

11. SUBSEQUENT EVENTS (UNAUDITED):

  Sales of Preferred Stock and Common Stock Warrants

     On December 29, 1999, the Company issued 597,000 shares of Series F Convertible Preferred Stock and 119,400 common stock warrants for aggregate proceeds of $1,791,000. In connection with the December 29, 1999 issuance of Preferred Stock, founding common stockholders of the Company, Mitchell D. Eggers, Michael Hogan, Kenneth Nill and Daniel Ehrlich, issued 150,000 call options on their personal common stock of the Company at an exercise price of $3.00 per share to eleven purchasers of the Series F Convertible Preferred Stock. On January 31, 2000, the Company issued an additional 712,095 shares of Series F Convertible Preferred Stock and 142,419 common stock warrants for aggregate proceeds of $2,136,285.

     In connection with the December 1999 and January 2000 Preferred Stock issuances, the Company recognized dividends relating to the beneficial conversion features of the Series F Convertible Preferred Stock of approximately $1,344,000 and $1,836,000 in December 1999 and January 2000, respectively. The dividend recognized on the beneficial conversion feature was calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features," as the difference between the fair value of the Company's common stock on the dates of issue and the conversion price, but limited by the gross proceeds received from the issuance of the convertible preferred stock.

     Pursuant to the July 1999 Stock Purchase Agreement with Motorola and as a result of the Company raising in excess of $6,000,000 by December 31, 1999, on January 13, 2000, Motorola purchased the remaining 1,000,000 shares of Series E Convertible Preferred Stock for an aggregate purchase price of $3,000,000. The Company recognized an expense of approximately $3,709,000 attributable to the beneficial conversion feature of the Series E Convertible Preferred Stock. Because of the Company's strategic licensing and research and development agreement with Motorola, the beneficial conversion feature was calculated at fair value in accordance with Emerging Issues Task Force No. 96-18: "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services," and was not limited by the proceeds from the Series E issuance.

                            GENOMETRIX INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Issuance of Stock Options


     During the six months ended March 31, 2000 the Company granted a total of 1,564,880 options for the purchase of common stock to certain employees and directors of the Company at exercise prices of $3.00 and $10.00 per share. The Company recorded deferred compensation of approximately $7.1 million upon the granting of these options, approximately $998,000 of which was recognized as compensation expense during the six months ended March 31, 2000.


     On March 9, 2000, the Board of Directors and stockholders adopted the 2000 Employee, Director and Consultant Stock Option Plan with authority to grant options to purchase an aggregate of 5,000,000 shares of common stock.

  Reorganization and Initial Public Offering

     On March 10, 2000, the Company changed its name to Genometrix Genomics Incorporated and formed a wholly-owned subsidiary, Genometrix Incorporated, which in turn formed a wholly-owned subsidiary, Genometrix Merger Corp. Immediately thereafter, the Company executed a merger with Genometrix Incorporated and Genometrix Merger Corp., which resulted in Genometrix Genomics Incorporated becoming a wholly-owned subsidiary of Genometrix Incorporated.

     Effective March 10, 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the initial sale of common stock to the public. If the offering is completed under the terms presently contemplated, all shares of outstanding convertible preferred stock will convert to shares of common stock under the terms described in Note 6. In addition, all convertible notes and related accrued interest payable will convert to shares of common stock under the terms described in Note 4.


     The Company has binding subscription agreements with the warrant holders covering the 870,274 common stock purchase warrants outstanding at March 31, 2000 indicating the warrant holders' desire to exercise their warrants upon the closing of the initial public offering. The warrants would otherwise expire upon the closing of the offering.



  New Agreements


     On March 20, 2000, the Company entered into a First Amendment to the License and Research Agreement with Motorola pursuant to which Motorola named Genometrix as a preferred provider of genomic services and agreed to offer high-density chips to Genometrix at preferred prices. The Company and Motorola also agreed to extend the existing research and development program until December 31, 2000 and Motorola will pay the Company $750,000 for the extension. The extension payment of $750,000 is subject to completion by the Company of milestones as set forth in the amended agreement.

     On March 27, 2000, the Company and Motorola entered into a Common Stock Purchase Agreement (the "Agreement") under which Motorola has agreed to purchase from the Company, contemporaneously with the closing of the initial public offering as discussed above, a number of common shares at a price per share equal to the per share offering price to the public. The number of shares to be purchased will be the lesser of (a) $10,000,000 divided by the per share offering price to the public; or (b) 15% of the total number of shares of common stock issued in the first closing of the initial public offering. If the closing of the initial public offering does not occur by September 30, 2000, Motorola may terminate the Agreement.

                                7,000,000 Shares

                         [GENOMETRIX INCORPORATED LOGO]

                                  Common Stock

                          ---------------------------

                                   PROSPECTUS
                                            , 2000

                          ---------------------------

                                LEHMAN BROTHERS
                                   CHASE H&Q

                             DAIN RAUSCHER WESSELS
                           THOMAS WEISEL PARTNERS LLC

                            FIDELITY CAPITAL MARKETS
             a division of National Financial Services Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee........................................  $25,503
Nasdaq National Market Listing Fee..........................  $95,000
NASD Filing Fee.............................................  $12,500
Printing and Engraving Fees.................................        *
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Blue Sky Fees and Expenses..................................   10,000
Transfer Agent and Registrar Fees...........................   10,000
Miscellaneous...............................................   20,000
                                                              -------
  Total.....................................................  $     *
                                                              =======

---------------
* to be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Genometrix, or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our By-Laws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our By-Laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

     - from any breach of the director's duty of loyalty to us or our stockholders;

     - from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -     under Section 174 of the Delaware General Corporation Law; and

     - from any transaction from which the director derived an improper personal benefit.

     We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Genometrix, our directors and officers who sign the Registration Statement and persons who control Genometrix, under the terms of the agreement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

  (a) Issuances of Capital Stock and Warrants

     The sale and issuance of the securities described in paragraphs (1) through
(21) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder and the issuances in paragraph (22) were deemed exempt pursuant to Rule 701 under the Securities Act. Items (1) through (10) have been adjusted for a 10 for 1 stock split of our common stock on May 25, 1998.

           (1) On August 29, 1997, we sold a total of 398,680 shares of Series A Convertible Preferred Stock and issued warrants to purchase 79,730 shares of our common stock at an exercise price of $1.50 per share to eleven purchasers for an aggregate consideration of $598,020.

           (2) On August 29, 1997, we issued two warrants to purchase a total of 84,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.50 per share to two persons in consideration for conversion of outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994 and which expired in July 1999.

           (3) On August 29, 1997, we issued four warrants to purchase a total of 71,540 shares of our common stock at an exercise price of $1.50 per share to two persons in consideration for conversion of outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994 of which 16,800 warrants expired in July 1999.

           (4) On August 29, 1997, we issued a total of 273,710 shares of Series A Convertible Preferred Stock to two persons in consideration for conversion of outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994.

           (5) On August 29, 1997, we issued 398,220 shares of our Series A Convertible Preferred Stock to one person in consideration for conversion of outstanding notes issued by us pursuant to a Note Purchase Agreement dated May 17, 1995.

           (6) On August 29, 1997, we issued one warrant to purchase 79,640 shares of our common stock at an exercise price of $1.50 per share to one person in consideration for conversion of outstanding notes issued by us pursuant to a Note Purchase Agreement dated May 17, 1995.

           (7) On August 29, 1997, we issued a warrant to purchase 19,930 shares of our common stock at an exercise price of $1.50 per share to one person as compensation for services under an Investment Agreement dated August 29, 1997.

           (8) On March 26, 1998, we sold a total of 509,430 shares of our Series B Convertible Preferred Stock to 28 purchasers for an aggregate consideration of $1,120,746.

           (9) On March 26, 1998, we issued a total of 7,010 shares of our Series B Convertible Preferred Stock to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (10) On March 26, 1998, we issued warrants to purchase a total of 26,210 shares of our common stock at an exercise price of $2.20 per share to three persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (11) On September 3, 1998, we sold 1,129,247 shares of our Series C Convertible Preferred Stock to forty-one purchasers for an aggregate consideration of $2,665,023.

          (12) On September 3, 1998, we issued a total of 44,564 shares of our Series C Convertible Preferred Stock to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (13) On September 3, 1998, we issued warrants for a total of 31,141 shares of our common stock at an exercise price of $2.36 per share to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (14) On December 28, 1998, we sold 706,714 shares of our Series D Convertible Preferred Stock to one purchaser for an aggregate consideration of $2,000,000.

          (15) On July 6, 1999, we sold 1,666,667 shares of our Series E Convertible Preferred Stock to one purchaser for an aggregate consideration of $5,000,000.

          (16) On August 31, 1999, we sold a total of 1,481,670 shares our Series F Convertible Preferred Stock and issued warrants to purchase a total of 296,334 shares of our common stock at an exercise price of $3.00 per share to twelve purchasers for an aggregate consideration of $4,445,010.

          (17) On August 31, 1999 we issued warrants to purchase a total of 70,000 shares of our common stock at an exercise price of $3.00 per share to one person as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (18) On August 31, 1999, we issued 16,667 shares of our Series F Convertible Preferred Stock to one person as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (19) On December 29, 1999, we sold a total of 597,000 shares of our Series F Convertible Preferred Stock and issued warrants to purchase a total of 119,400 shares of our common stock to fourteen purchasers for an aggregate consideration of $1,791,000.

          (20) On January 13, 2000 we sold 1,000,000 shares of our Series E Convertible Preferred Stock to one purchaser for an aggregate consideration of $3,000,000.

          (21) On January 31, 2000, we sold a total of 712,095 shares of our Series F Convertible Preferred Stock and issued warrants to purchase a total of 142,419 shares of our common stock at an exercise price of $3.00 per share to twenty-five purchasers for an aggregate consideration of $2,136,285.

          (22) The following table sets forth information regarding grants of stock options under the 1994 Stock Plan:

                                                        NUMBER OF         RANGE OF
DATES                                                    SHARES       EXERCISE PRICES
-----                                                   ---------    ------------------
October 1, 1996 through September 30, 1997............  1,212,000      $         .01
October 1, 1997 through September 30, 1998............  2,625,000      $         .50
October 1, 1998 through September 30, 1999............    646,900      $2.36 - $3.00

  (b) Certain Grants and Exercises of Stock Options

     The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

     Pursuant to our 1994 Stock Plan, as of March 31, 2000 we have issued options to purchase an aggregate of 8,348,780 shares of common stock. Of these options:

     - options to purchase 833,667 shares of common stock have been canceled or lapsed without being exercised;

     - options to purchase 3,608,583 shares of common stock have been exercised; and

     - options to purchase a total of 3,906,530 shares of common stock are currently outstanding, at a weighted-average exercise price of $2.06 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  +1.1    Form of Underwriting Agreement
  +3.1    Certificate of Incorporation of the Registrant
  +3.2    Amended and Restated Certificate of Incorporation of the
          Registrant to be effective upon completion of this offering
  +3.3    By-Laws of the Registrant
  +3.4    Amended and Restated By-Laws of the Registrant to be
          effective upon completion of this offering
  *4.1    Form of Common Stock Certificate
  +4.2    Form of Warrant issued pursuant to a Note and Warrant
          Purchase Agreement dated January 24, 1996 and list of
          holders
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered
 +10.1    The Registrant's 1994 Stock Plan
 +10.2    The Registrant's 2000 Employee, Director and Consultant
          Stock Option Plan
+-10.3    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated May 27, 1994
+-10.4    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated April 1, 1996
+-10.5    Exclusive License Agreement between the Registrant and
          Baylor College of Medicine dated May 31, 1998

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
+-10.6    License Agreement between the Registrant and Xenometrix,
          Inc. dated August 27, 1999
+-10.7    License and Option Agreement between the Registrant and
          Motorola, Inc. dated December 28, 1998
+-10.8    License and Research Agreement between the Registrant and
          Motorola, Inc. dated July 6, 1999
+-10.9    Genomic Services Agreement between the Registrant and the
          Procter & Gamble Company dated March 3, 2000
 +10.10   First Amended and Restated Registration Rights Agreement
          between the Registrant and Motorola, Inc. dated July 6, 1999
 +10.11   Amended and Restated Registration Rights Agreement among the
          Registrant, Investors and list of additional signatories
          dated September 3, 1998
 +10.12   Note and Warrant Purchase Agreement between the Registrant and Palmetto Partners, Ltd. dated January 24, 1996
 +10.13   Note and Warrant Purchase Agreement between the Registrant and Donald and Dianne Kendall dated January 24, 1996
 +10.14   Lease Agreement between the Registrant and Technology Center
          I Building dated September 17, 1999
+-10.15   First Amendment to the License and Research Agreement
          between the Registrant and Motorola, Inc. dated March 20,
          2000
 +10.16   Common Stock Purchase Agreement between the Registrant and
          Motorola, Inc. dated March 27, 2000
  23.1    Consent of PricewaterhouseCoopers LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)
 +23.3    Consent of Fish & Richardson P.C.
 +23.4    Consent of Robert H. Ellis
 +23.5    Consent of Michael Hogan
 +23.6    Consent of J. Evans Attwell
  24.1    Powers of Attorney (See page II-6)
 *27.1    Financial Data Schedule

---------------
* To be filed by amendment.

- Portions of this Exhibit have been omitted and filed separately with the Commission pending a request for confidential treatment.

+     Previously filed with the SEC.

(b) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under

Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas on May 19, 2000.


                                          GENOMETRIX INCORPORATED

                                          By: /s/ MITCHELL D. EGGERS
                                            ------------------------------------
                                              Mitchell D. Eggers
                                              Chief Executive Officer, Director
                                              and
                                              Chairman of the Board

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Genometrix Incorporated, hereby severally constitute and appoint Mitchell D. Eggers and Robert H. Ellis, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
/s/ MITCHELL D. EGGERS                               Chief Executive Officer and          May 19, 2000
---------------------------------------------------    Director (principal executive
Mitchell D. Eggers                                     officer)

/s/ ROBERT H. ELLIS                                  President                            May 19, 2000
---------------------------------------------------
Robert H. Ellis

/s/ DAVID E. JORDEN                                  Vice President and Chief Financial   May 19, 2000
---------------------------------------------------    Officer (principal financial and
David E. Jorden                                        accounting officer)

*                                                    Director                             May 19, 2000
---------------------------------------------------
C. Thomas Caskey

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
*                                                    Director                             May 19, 2000
---------------------------------------------------
Nicholas J. Naclerio

*                                                    Director                             May 19, 2000
---------------------------------------------------
Bruce Peacock



* By executing his name hereto on May 19, 2000, Mitchell D. Eggers is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.


  By:    /s/ MITCHELL D. EGGERS
     ---------------------------------
            Mitchell D. Eggers
             Attorney-in-fact

                                    APPENDIX


Title of Page: "Genometrix Technology"

Graphics: Rendition of 96-well format VistaArray microarray with exploded view of one microarray to show details and image data.

Text: Summary description of Genometrix' GenoVista Partnership Program and the VistaArray microarray technology.

Tag line: "we take genomics personally"

Title of Page: "Genometrix Vision of Personalized Medicine"

Graphics: Photographs and images to represent the overall process for utilizing Genometrix technology. Images are linked by arrows and flow from a list of types of collaborators through our VistaClinic DNA Repository and into our GenoVista Partnership Program and out to our current and future customers.

Text: Description of the applications for the GenoVista Partnership Program, including list of components within each category of sample sources, program modules and market segments.

Title of Page: "GenoVista Partnership Program"

Graphics: Pictures and images are attached to the three broad application areas for our technology (VistaMorph, VistaClinic, VistaExpress, and VistaPro). All three are connected via arrows to a common VistaArray microarray and lead into the VistaLogic Information System.

Text: Description of the universal platform represented by Genometrix' technology including the service programs offered by Genometrix and the utility of the VistaLogic Information System.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  +1.1    Form of Underwriting Agreement
  +3.1    Certificate of Incorporation of the Registrant
  +3.2    Amended and Restated Certificate of Incorporation of the
          Registrant to be effective upon completion of this offering
  +3.3    By-Laws of the Registrant
  +3.4    Amended and Restated By-Laws of the Registrant to be
          effective upon completion of this offering
  *4.1    Form of Common Stock Certificate
  +4.2    Form of Warrant issued pursuant to a Note and Warrant
          Purchase Agreement dated January 24, 1996 and list of
          holders
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered
 +10.1    The Registrant's 1994 Stock Plan
 +10.2    The Registrant's 2000 Employee, Director and Consultant
          Stock Option Plan
+-10.3    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated May 27,1994
+-10.4    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated April 1, 1996
+-10.5    Exclusive License Agreement between the Registrant and
          Baylor College of Medicine dated May 31, 1998
+-10.6    License Agreement between the Registrant and Xenometrix,
          Inc. dated August 27, 1999
+-10.7    License and Option Agreement between the Registrant and
          Motorola, Inc. dated December 28, 1998
+-10.8    License and Research Agreement between the Registrant and
          Motorola, Inc. dated July 6, 1999
+-10.9    Genomic Services Agreement between the Registrant and the
          Procter & Gamble Company dated March 3, 2000
 +10.10   First Amended and Restated Registration Rights Agreement
          between the Registrant and Motorola, Inc. dated July 6, 1999
 +10.11   Amended and Restated Registration Rights Agreement among the
          Registrant and Investors dated September 3, 1998
 +10.12   Note and Warrant Purchase Agreement between the Registrant and Palmetto Partners, Ltd. dated January 24, 1996
 +10.13   Note and Warrant Purchase Agreement between the Registrant and Donald and Dianne Kendall dated January 24, 1996
 +10.14   Lease Agreement between the Registrant and Technology Center
          I Building dated September 17, 1999
+-10.15   First Amendment to the License and Research Agreement
          between the Registrant and Motorola, Inc. dated March 20,
          2000
 +10.16   Common Stock Purchase Agreement between the Registrant and
          Motorola, Inc. dated March 27, 2000
  23.1    Consent of PricewaterhouseCoopers LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 +23.3    Consent of Fish & Richardson P.C.
 +23.4    Consent of Robert H. Ellis
 +23.5    Consent of Michael Hogan
 +23.6    Consent of J. Evans Attwell
  24.1    Powers of Attorney (See page II-6)
 *27.1    Financial Data Schedule

---------------
* To be filed by amendment.

- Portions of this Exhibit have been omitted and filed separately with the Commission pending a request for confidential treatment.

+     Previously filed with the SEC.